Exhibit (a)-(1)

Charm Communications Inc.

                , 2014

Shareholders of Charm Communications Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Charm Communications Inc. (the “Company”) to be held on                 , 2014 at     a.m. (Hong Kong time). The meeting will be held at the offices of Simpson Thacher & Bartlett, 35/F, ICBC Tower, 3 Garden Road, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated May 19, 2014 (as amended, the “merger agreement”), among the Company, Engadin Parent Limited (“Parent”) and Engadin Merger Limited (“Merger Sub”), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company (the “merger”). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company which is and, at the effective time of the merger (the “effective time”), will be beneficially owned by He Dang, the chairman of our board of directors (the “Founder”) and certain of his affiliates including Merry Circle Trading Limited, a British Virgin Islands company controlled by the Founder (“Merry Circle”) and Honour Idea Limited, a British Virgin Islands company owned by the Founder (“Honour Idea” and, collectively with Merry Circle and the Founder, the “Founder Shareholders”), and CMC Capital Partners, L.P. (the “Sponsor” and, collectively with the Founder Shareholders, the “Consortium”). As of April 30, 2014, the Consortium collectively beneficially owns approximately 57.9% of the Company’s outstanding ordinary shares (consisting of Class A ordinary shares and Class B ordinary shares, and excluding outstanding options of the Company, the “Shares”) representing 68.7% of the votes attaching to the outstanding Shares. If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Consortium. As a result of the merger, the Company’s American depositary shares (“ADSs”), each representing two Class A ordinary shares, will no longer be listed on the Nasdaq Global Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger agreement and the plan of merger are authorized and approved by the requisite vote of the Company’s shareholders and the merger is completed, each Share issued and outstanding immediately prior to the effective time, other than (a) the Shares and ADSs beneficially owned by Parent, Merger Sub and the Founder Shareholders, except with respect to 1,075,000 ADSs beneficially owned by the Founder (the “Consortium Shares”, and such holders holding the Consortium Shares collectively, the “Consortium Holders”), (b) the Shares that are beneficially owned by the Company or any direct or indirect wholly owned subsidiary of the Company (the “Treasury Shares”) and (c) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law Cap. 22 (law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”) (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $2.35 and each ADS, each representing two Class A ordinary shares, will represent the right to receive $4.70 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes. The Consortium Shares and Treasury Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law as described in more detail below.

Each option to purchase Shares pursuant to the Company’s 2008 Share Incentive Plan and 2011 Share Incentive Plan (the “Company Option Plans”) that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess, if any, of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes. Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

A special committee of the board of directors of the Company, composed solely of independent directors unrelated to the Consortium or management of the Company (the “special committee”), has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously recommended that our board of directors adopt resolutions that (a) determine that it is fair to and in the best interests of the Company, and declare it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger, (b) approve the execution, delivery and performance by the Company of the merger agreement and the plan of merger and the completion of the transactions contemplated thereby, including the merger, and (c) direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommend that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, by a three-to-one vote, (a) determined that it is fair to and in the best interests of the Company, and declared it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger, (b) approved the execution, delivery and performance by the Company of the merger agreement and the plan of merger and the completion of the transactions contemplated thereby, including the merger, and (c) directed that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommended that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

The Company’s board of directors recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the

Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website www.sec.gov.

The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by a special resolution of the shareholders of the Company, being a resolution passed by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the votes attaching to the outstanding Shares. Accordingly, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                 , 2014 at     a.m. (Hong Kong time). In accordance with the articles of association of the Company, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company. The Consortium will demand poll at the meeting. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                 , 2014, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                 , 2014.

Under the deposit agreement for the ADSs, the depositary will give the Company a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders’ meetings if the holders of ADSs do not vote, unless:

•	the Company has failed to timely provide the depositary with the notice of meeting and related voting materials;

•	the Company has instructed the depositary that the Company does not wish a discretionary proxy to be given;

•	the Company has informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on             , 2014, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                 , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call                 , the firm assisting us with this proxy solicitation, toll free at                 (or                 outside of the United States).

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Zhan Wang	He Dang
On behalf of the special committee	Chairman of the Board

The proxy statement is dated                 , 2014, and is first being mailed to the shareholders and to ADS holders on or about                 , 2014.

CHARM COMMUNICATIONS INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

                , 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of Charm Communications Inc. (the “Company”) will be held on                 , 2014 at         a.m. (Hong Kong time) at the offices of Simpson Thacher & Bartlett, 35/F, ICBC Tower, 3 Garden Road, Hong Kong.

Only registered holders of ordinary shares of the Company (consisting of Class A and Class B ordinary shares) (the “Shares”) at the close of business on                 , 2014 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger dated May 19, 2014 (the “merger agreement”), among Engadin Parent Limited (“Parent”), Engadin Merger Limited (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and the transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved;

THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary.

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company (“ADSs”), each representing two Class A Ordinary Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                 , 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on                 , 2014, and become a holder of Shares by the close of business in the Cayman Islands on                 , 2014. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

Under the deposit agreement for the ADSs, the depositary will give the Company a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders’ meetings if the holders of ADSs do not vote, unless:

•	the Company has failed to timely provide the depositary with the notice of meeting and related voting materials;

•	the Company has instructed the depositary that the Company does not wish a discretionary proxy to be given;

•	the Company has informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of independent directors unrelated to any of the management members of the Company, the Consortium (as defined in the accompanying proxy statement), Parent or Merger Sub, the Company’s board of directors approved the merger agreement by a three-to-one vote, and recommended that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by a special resolution of the shareholders of the Company, being a resolution passed by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares. Since each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote, based on the number of Shares expected to be outstanding on                 , 2014, Shares owned by the Consortium will represent approximately 68.7% of the votes attaching to the outstanding Shares. Accordingly, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                 , 2014 at         a.m. (Hong Kong time). The proxy card is the “instrument appointing a proxy” as referred to in the Company’s articles of association. In accordance with the articles of association of the Company, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company. The Consortium will demand poll at the meeting. Each shareholder has one (1) vote for each Class A ordinary share and five (5) votes for each Class B ordinary share held as of the close of business on                 , 2014.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted provided that the Company has informed the ADS depositary that, pursuant to the deposit agreement, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on                 , 2014. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, FOR the authorization of the directors to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you elect to dissent from the merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                 , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call                 , the firm assisting us with this proxy solicitation, toll free at                 (or                 outside the United States).

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2. The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Zhan Wang
Director

, 2014

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 112. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Charm Communications Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

The Company is a leading advertising agency in China. We (i) offer a broad range of advertising agency services from planning and managing advertising campaigns to creating and placing advertisements and (ii) engage in media investment management through identifying, securing and selling advertising resources. We believe we are also the leading domestic television advertising agency in China, as measured by the total value of successful bids of the prime-time advertising time for 2013 on CCTV, which is generally regarded as the most coveted television advertising time in China. In addition, we believe that we have established a leading media investment management business in China. For 2013, we have exclusive agency arrangements with Nanfang Satellite TV, BTV sports TV, and certain CCTV programs for TV resources. We also have exclusive agency agreements with Shanghai New Media Information Broadcasting Co. Ltd., Beijing Gehua Cable Network, and Guangzhou Zhujiang Online Multimedia Co., Ltd. to operate digital media advertising on interactive HDTV digital cable platforms in Shanghai, Beijing, and Guangzhou.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025 China. Our telephone number is (86-10)8556-2666. As of the date of this proxy statement, we have an aggregate of             ordinary shares, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”) issued and outstanding, including             Class A ordinary shares and             Class B ordinary shares.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2014, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 112 for a description of how to obtain a copy of our Annual Report.

Mr. He Dang

Mr. He Dang is the founder and chief executive officer of our company and the chairman of our board of directors. Mr. He Dang is a PRC citizen.

Holdco

Engadin Holdings Limited (“Holdco”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Holdco was formed for the purpose of consummating certain transactions in connection with the merger. The registered office of Holdco is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Holdco is owned by Merry Circle, Honour Idea and CMC Mayfair (as defined below).

Parent

Engadin Parent Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Holdco. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. The registered office of Parent is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Merger Sub

Engadin Merger Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The registered office of Merger Sub is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Merry Circle Trading Limited

Merry Circle Trading Limited (“Merry Circle”) is a company organized under the laws of the British Virgin Islands with its business address at c/o PricewaterhouseCoopers Limited, 21st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. Merry Circle is wholly owned by Full Quantum and is controlled by the Founder. Merry Circle holds 44,016,250 Class B ordinary shares, representing approximately 54.0% of the total outstanding Shares.

Honour Idea Limited

Honour Idea Limited (“Honour Idea”) is a company organized under the laws of the British Virgin Islands with its business address at c/o Charm Communications Inc. CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC. Honour Idea is wholly owned by the Founder. Honour Idea holds 1,093,750 Class B ordinary shares, representing approximately 1.3% of the total outstanding Shares.

Full Quantum Investments Limited

Full Quantum Investments Limited (“Full Quantum”) is a company organized under the laws of the Bahamas with its business address at c/o Credit Suisse Trust Limited as Trustee of Dang Family Trust, 1 Raffles Link #05-02, 039393, Singapore. Full Quantum is a holding company formed solely for the purpose of holding the equity interest in Merry Circle and is a wholly-owned subsidiary of the Dang Family Trust.

Dang Family Trust

The Dang Family Trust is a discretionary trust constituted under the laws of Singapore with its business address at c/o Credit Suisse Trust Limited as Trustee of Dang Family Trust, 1 Raffles Link #05-02, 039393, Singapore. Credit Suisse Trust Limited is the trustee of the Dang Family Trust, with Mr. He Dang as settlor and Mr. He Dang and certain of his family members as beneficiaries.

CMC Mayfair Holdings Limited

CMC Mayfair Holdings Limited (“CMC Mayfair”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. CMC Mayfair was formed for the purpose of holding interests in Holdco and consummating certain transactions in connection with the merger. The registered address of CMC Mayfair is Sertus Chambers, P.O. Box 2547, 69 Dr. Roy’s Drive, George Town, Grand Cayman, KY1-1104, Cayman Islands.

CMC Capital Partners, L.P.

CMC Capital Partners, L.P. (the “Sponsor”) is an exempted limited partnership organized under the laws of the Cayman Islands. The Sponsor owns 100% of the issued share capital of CMC Mayfair. Its principal business is investment holding and its registered address is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

CMC Capital Partners GP, Ltd.

CMC Capital Partners GP, Ltd. (“CMC GP”), a company incorporated under the laws of the Cayman Islands, is the general partner of the Sponsor. Its principal business is managing investments for the Sponsor and its registered address is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Throughout this proxy statement, Mr. He Dang, Merry Circle and Honour Idea are collectively referred to as the “Founder Shareholders;” Merry Circle and Honour Idea are collectively referred to as the “Rollover Shareholders” and the Founder Shareholders, CMC Mayfair, the Sponsor, CMC GP, Merger Sub, Parent and Holdco (as they were formed and joined the Consortium) are collectively referred to as the “Consortium.”

The Merger (Page 83)

You are being asked to vote to authorize and approve the merger and the agreement and plan of merger dated May 19, 2014 (the “merger agreement”), among the Company, Parent and Merger Sub, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) pursuant to which, once the merger agreement and the plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “merger”). The Company, as the surviving company, will continue to do business under the name “Charm Communications Inc.” following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in its entirety because they, and not this proxy statement, are the legal document that governs the merger.

Merger Consideration (Page 83)

Under the terms of the merger agreement, at the effective time of the merger (the “effective time”), each issued and outstanding Share, other than (a) the Shares and ADSs beneficially owned by any member of the Consortium prior to the effective time other than 1,075,000 ADSs beneficially owned by Mr. He Dang (the “Consortium Shares”), (b) Shares that are beneficially owned by the Company or any direct or indirect wholly owned subsidiary of the Company (the “Treasury Shares”) and (c) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $2.35 and each issued and outstanding ADS, other than Consortium Shares and Treasury Shares, will represent the right to receive $4.70 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes.

Each outstanding Consortium Share and each Treasury Share will be cancelled without payment of any consideration.

At the effective time, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. Such ordinary share will be the only issued share capital of the surviving company at the effective time.

Each outstanding Dissenting Share will be cancelled for the fair value determined in accordance with the Cayman Islands Companies Law.

Treatment of Share Options (Page 84)

As of the date of this proxy statement, there are outstanding and unexercised options granted pursuant to the Company’s 2008 Share Incentive Plan and 2011 Share Incentive Plan (the “Company Option Plans”) for purchases of an aggregate of                 Shares. At the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

Record Date and Voting (Page 78)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on                 , 2014. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                 , 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting.

Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on                 , 2014 and becoming a holder of Shares prior to the close of business in the Cayman Islands on                 , 2014, the Share record date. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote. We expect that, as of the Share record date, there would be             Shares entitled to be voted at the extraordinary general meeting, including             Class A ordinary shares and             Class B ordinary shares. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                 , 2014 at         a.m. (Hong Kong time). See “Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement (Page 79)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by an affirmative vote of shareholders of the Company, representing two-thirds or more of the voting power of the Shares present and voting in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote.

The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the votes attaching to the outstanding Shares. Accordingly, the

Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 79)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                 , 2014 at         a.m. (Hong Kong time). If you hold ADSs, please complete, sign, date and return the ADS voting instructions card to the ADS depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

If you own ADSs as of the close of business in New York City on                 , 2014, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                 , 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on                 , 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on                 , 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders (page 81)

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                 , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                 , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (page 60)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders and ADS holders will be cashed out in exchange for $2.35 per Share (or $4.70 per ADS). Please see “Special Factors—Purposes of and Reasons for the Merger” beginning on page 60 for additional information.

ADSs representing the Shares are currently listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “CHRM.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Parent. Following the completion of the merger, our ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. Please see “Special Factors—Effects of the Merger for the Company” beginning on page 61 for additional information.

Plans for the Company after the Merger (Page 64)

Following the completion of the merger, the Consortium anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. The Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

The Consortium has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Consortium does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Please see “Special Factors—Plans for the Company after the Merger” beginning on page 64 for additional information.

Recommendations of the Special Committee and Our Board of Directors (Page 43)

The special committee unanimously recommended that our board of directors adopt resolutions that (a) determine that it is fair to and in the best interests of the Company, and declare it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger, (b) approve the execution, delivery and performance by the Company of the merger agreement and the plan of merger and the completion of the transactions contemplated thereby, including the merger, and (c) direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommend that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. Based in part on the unanimous recommendation of the special committee, our board of directors determined by a three-to-one vote (with Messrs. Zhan Wang, Gang Chen and He Dang voting for and Mr. Nick Waters voting against), that it is fair to and in the best interests of the Company, and declared it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger, and approved the execution, delivery and performance by the Company of the merger agreement and the plan of merger and the completion of the transactions contemplated thereby, including the merger, and resolved that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommended that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. At the meeting of the board of directors, Mr. Waters expressed his view that he was surprised by the special committee’s recommendation and that the per share merger consideration and the per ADS merger consideration undervalued the Company’s securities and fail to take into account the Company’s future prospects. Mr. Waters also stated that in his view the special committee has failed to perform its duties to protect the Company’s external shareholders. The chairman of the meeting, Mr. Zhan Wang, opened the floor for discussion, and there being no further comments or discussions, all directors except Mr. Waters voted in favor of the resolutions recommended by the special committee. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION AND APPROVAL OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER. The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the $4.70 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represents a 17.2% premium over the Company’s closing price of $4.01 per ADS as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, and the fact that the merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a premium of 14.1% and 13.3%, respectively, over the Company’s 1-month and 3-month volume-weighted average price of $4.12 and $4.15, respectively, as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal.

•	the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders.

•	the inability to participate in any potential future sale of part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger.

•	the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.

•	the potential taxability of a merger transaction to our unaffiliated shareholders and ADS holders who are PRC residents or non PRC residents (as collectively defined under “Material PRC Income Tax Considerations”) but regarded by PRC tax regulations as receiving PRC-source incomes for PRC individual income tax or enterprise income tax purpose.

The foregoing summary of information and factors considered by the special committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement and in determining that it is fair to and in the best interests of the Company that the Company should approve and, as the case may be, enter into the merger agreement and the merger, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 43 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 62 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Consortium as to Fairness (Page 49)

Each member of the Consortium believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Consortium as to the Fairness of the Merger” beginning on page 49.

Each member of the Consortium is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Consortium as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 66)

The Company and the Consortium estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $         million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Consortium do not consider the value of the Consortium Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount is expected to be funded through one or a combination of the following: (a) debt financing of up to $60 million to be funded by Bank of China Limited (“BOC”), acting through its London branch, pursuant to a facility agreement executed on

May 19, 2014 by Merger Sub and BOC, as lender; and (b) a combination of cash from the resources of the Company, its subsidiaries and the Consortium. The Consortium Shares will be cancelled for no consideration pursuant to the merger agreement. See “Special Factors—Financing” beginning on page 66 and “Special Factors-Equity Commitment Letter” beginning on page 67 for additional information.

Equity Commitment Letter (Page 67)

In connection with the transactions contemplated by the merger agreement, on May 19, 2014, the Sponsor entered into an equity commitment letter (the “equity commitment letter”) with Holdco. Pursuant to the equity commitment letter, the Sponsor committed, subject to the terms and conditions set forth in the equity commitment letter, to subscribe for (or cause to be subscribed for), at or immediately prior to the closing of the merger, equity interests of Holdco and to pay (or cause to be paid) to Holdco in immediately available funds an aggregate purchase price in cash equal to $28,000,000, subject to adjustment set forth in the equity commitment letter, which will be applied to fund (or cause to be funded through Parent or Merger Sub) a portion of the aggregate merger consideration required to be paid by Parent to consummate the merger pursuant to and in accordance with the merger agreement together with related fees and expenses. See “Special Factors—Equity Commitment Letter” beginning on page 67 for additional information.

Rollover Agreement (Page 68)

Pursuant to a rollover and support agreement entered into by and among Holdco, Parent and the Founder Shareholders, dated May 19, 2014 (the “rollover agreement”), at the closing of the merger, all Consortium Shares owned by the Rollover Shareholders (the “Rollover Shares”) will be cancelled pursuant to the merger agreement. Immediately prior to the closing of the merger, each Rollover Shareholder shall subscribe, or shall cause certain of its affiliates to subscribe, and Holdco shall issue to such Rollover Shareholder or its affiliate, as the case may be, for consideration of par value per share in cash, the number of ordinary shares of Holdco set forth in the rollover agreement.

Limited Guaranties (Page 69)

The Rollover Shareholders and the Sponsor have agreed to guarantee the obligations of Parent to pay the termination fee to the Company and reimburse certain expenses of the Company under certain circumstances in which the merger agreement is terminated. See “Special Factors—Limited Guaranties” beginning on page 69 for additional information.

Share Ownership of the Company’s Directors and Executive Officers and Voting Commitments (Page 105)

As of the record date, Mr. He Dang, the chairman of the board of directors and the chief executive officer of the Company, will beneficially own approximately     % of the total outstanding Shares, representing approximately     % of the total voting power of the outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

Pursuant to the rollover agreement, each of Founder Shareholders has agreed to vote (or cause to be voted) all of the Shares that it or he beneficially owns to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has agreed to vote against any competing transaction or any other transaction, proposal, agreement or action made in opposition, or in competition or inconsistent with the merger or that is intended to or could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or any other transactions contemplated by the merger agreement. See “Special Factors—Rollover Agreement” beginning on page 68 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 55)

On May 16, 2014, China Renaissance delivered its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of May 16, 2014, the merger consideration to be received by the holders (other than the Consortium Holders) of the Company ordinary shares (including Company ADSs) was fair, from a financial point of view, to such holders.

The full text of the written opinion of China Renaissance, dated May 16, 2014, is attached as Annex B and is incorporated by reference into this proxy statement. Holders of the Company ordinary shares are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by China Renaissance. The summary of the written opinion of China Renaissance set forth herein is qualified in its entirety by reference to the full text of such opinion. China Renaissance’s analyses and opinion were prepared for and addressed to the special committee and are directed only to the fairness, from a financial point of view, of the merger consideration as of the date of the opinion and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder as to how to vote or act with respect to the merger. The merger consideration was determined through arm’s-length negotiations between the special committee and the Consortium and was approved by the Company’s board of directors, and China Renaissance did not recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 71)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. He Dang;

•	the potential enhancement or decline of share value for Parent, of which Mr. He Dang is one of the beneficial owners, as a result of the merger and future performance of the surviving company;

•	the compensation of members of the special committee in exchange for their services in such capacity at a rate of US$20,000 per month, not to exceed US$120,000 in the aggregate (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger);

•	cash-out of certain in-the-money options to purchase Shares and granted under the Company Option Plans held by certain of the Company’s directors and executive officers, as described in this proxy statement;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

At the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105, excluding Mr. He Dang), as a group, beneficially own an aggregate of 754,250 Shares, consisting of 408,333 issued and outstanding Shares and outstanding and unexercised options to purchase 345,917 Shares. Together, these securities represent approximately 0.9% of the total Shares (including the Shares which the holders of outstanding and unexercised options are entitled to purchase under the Company Option Plans) that will be purchased as part of the merger. The maximum amount of cash payments that our directors and executive officers (excluding Mr. He Dang) may receive in respect of their Shares and options if the merger is consummated is approximately $1.6 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 71 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 71 for additional information.

Go Shop (Page 91)

During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of the merger agreement (the “Go Shop Period”), the Company, its subsidiaries and their respective representatives had the right, acting under the direction of the special committee) to, directly or indirectly:

•	solicit, initiate and encourage a written bona fide proposal or offer for a competing transaction from any third party, including by way of providing access to information pursuant to one or more executed confidentiality agreements in reasonable and customary form and in any event containing customary standstill provisions and other terms that are at least as stringent in all material respects as those contained in the confidentiality agreement in effect between the Company and certain members of the Consortium, provided that any material non-public information concerning the Company or its subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent as promptly as reasonably practicable after it is provided to such third party; and

•	enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to any proposal or offer for a competing transaction or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any proposal or offer for a competing transaction.

Limitation on Solicitation of Competing Transactions and Change of Recommendation (Page 91)

The merger agreement restricts our ability, until the effective time of the merger or, if earlier, the termination of the merger agreement, to solicit or engage in discussions or negotiations with third parties regarding competing transactions (except as permitted by the terms of the merger agreement described under the caption “The Merger Agreement—Go Shop), to effect a change in the Company recommendation or to enter into an alternative acquisition agreement (the terms of “competing transaction”, “change in the Company recommendation” and “alternative acquisition agreement” are defined under the caption “The Merger Agreement—Limitations on Solicitation of Competing Transactions and Change of Recommendation”).

However, subject to specified conditions and prior to obtaining the required shareholder approval of the merger agreement, the Company may provide information to a third party in response to an unsolicited proposal or offer regarding a competing transaction from a third party if the special committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the proposal constitutes, or could be reasonably expected to result in, a superior proposal (as defined under the caption “The Merger Agreement—Limitations on Solicitation of Competing Transactions and Change of Recommendation”), and, in light of such superior proposal, failure to do so would be inconsistent with the fiduciary duties of the board of directors. Subject to specified conditions and prior to obtaining the required shareholder approval of the merger agreement, the Company may also effect a change of Company recommendation or terminate the merger agreement to enter into an alternative acquisition agreement if the board of directors (upon the recommendation of the special committee) determines, in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel) that the proposal constitutes a superior proposal and, in light of such superior proposal, failure to do so would be inconsistent with the fiduciary duties of the board of directors (after having received the written advice of outside legal counsel experienced in the corporate law of the Cayman Islands). See and read carefully “The Merger Agreement—Limitations on Solicitation of Competing Transactions and Change of Recommendation” beginning on page 91 for additional information.

Termination of the Merger Agreement (Page 98)

The merger agreement may be terminated at any time, whether before or after shareholder approval has been obtained, under the following circumstances:

•	by mutual written consent of Parent and the Company (upon approval of the board upon the recommendation of the special committee);

•	by either Parent or the Company, if:

•	the merger has not been completed on or before November 19, 2014, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a primary cause of the failure to complete the merger by that date;

•	any law, rule, order or injunction which enjoins, restrains, or otherwise prevents the consummation of the merger shall be in effect and shall have become final and non-appealable, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a primary cause of the issuance of such law, rule or order; or

•	our shareholders do not approve the merger agreement or the merger or other transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof;

•	by the Company, if:

•	Parent or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger, and subject to specified notice and cure rights. This termination right will not be available to the Company if it is then in material breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger;

•	all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is willing to consummate the closing and Parent and Merger Sub fail to complete the closing within three (3) business days following the date the closing should have occurred pursuant to the merger agreement; or

•	prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination;

•	by Parent, if:

•	(i) the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights, or (ii) the Company has materially breached its obligations under the competing transactions provisions under the merger agreement which breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights. This termination right will not be available to Parent if it is then in material breach of any of its representations, warranties or covenants contained in the merger agreement that would result in the failure of a condition to the Company’s obligation to complete the merger; or

•	(i) the board or any committee thereof (including the special committee) shall have effected a change of recommendation; (ii) the board or any committee thereof (including the special committee) shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal or competing transaction; (iii) the Company shall have entered into an alternative acquisition agreement; (iv) the Company or the board (or any committee thereof, including the special committee) shall have publicly announced its intention to do any of the foregoing; or (v) the Company shall have failed to include the company recommendation in the proxy statement, or failed to hold the Company shareholders meeting pursuant to the merger agreement.

Termination Fees and Reimbursement of Expenses (Page 99)

The Company is required to pay Parent a termination fee of $2.9 million in the event that the merger agreement is terminated (a) by the Company, after the board of directors of the Company authorizes termination of the merger agreement and enters into an alternative acquisition agreement with respect to a superior proposal, (b) by Parent, due to the Company’s breach of the merger agreement that results in the failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, or (c) by Parent, if (i) the board or any committee thereof (including the special committee) shall have effected a change of recommendation; (ii) the board or any committee thereof (including the special committee) shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal or competing transaction; (iii) the Company shall have entered into an alternative acquisition agreement; (iv) the Company or the board (or any committee thereof, including the special committee) shall have publicly announced its intention to do any of the foregoing; or (v) the Company shall have failed to include the company recommendation in the proxy statement, or failed to hold the Company shareholders meeting pursuant to the merger agreement.

Parent is required to pay the Company a termination fee of $2.9 million in the event that the merger agreement is terminated (a) by the Company, due to breach of the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company’s obligation to complete the merger, or (b) by the Company, if Parent and Merger Sub fail to complete the merger when all conditions to their obligations have been satisfied and the Company is willing to complete the merger.

Material U.S. Federal Income Tax Considerations (Page 107)

The receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Material U.S. Federal Income Tax Considerations” beginning on page 107 for additional information. The tax consequences of the merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Considerations (Page 109)

If our unaffiliated shareholders and ADS holders who are PRC residents, gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC income tax at a rate of 20% in the case of individuals or 25% in the case of corporations. In addition, gain recognized by individuals, who are PRC residents or non PRC residents but receiving benefits for cancelling options due to his/her employment or service to the Company or our affiliates in China, should be subject to PRC individual income tax at a progressive tax rate.

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters’ rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief).

The Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”), provided such shares or ADSs were purchased through open market. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief), even if the Company is not regarded as a PRC tax resident.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information.

Material Cayman Islands Tax Considerations (Page 110)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Cayman Islands Registrar of Companies to register the plan of merger. Please see “Material Cayman Islands Tax Considerations” beginning on page 110 for additional information.

Regulatory Matters (Page 75)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Gazette.

Litigation Related to the Merger (Page 74)

On or about June 2, 2014, the Company became aware that the Company, the members of the Company’s board of directors, Parent and Merger Sub are named as defendants in a putative class action lawsuit brought by an alleged holder of the Company’s ADSs. The lawsuit is pending in the United States District Court for the Southern District of New York, and challenges the transactions contemplated under the merger agreement and seeks, among other things, injunctive relief to enjoin the defendants from completing the transactions on the agreed-upon terms. Please see “Special Factors—Litigation Related to the Merger” beginning on page 74 for additional information.

One of the conditions to the closing of the merger is that no order by a court or another governmental entity shall be in effect that prohibits the consummation of the merger. As such, if the representative plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company.

Accounting Treatment of the Merger (Page 75)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Conditions to the Merger (Page 96)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must have been duly authorized and approved by a special resolution passed by the affirmative vote of shareholders holding two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company;

•	there shall not be in effect any law, rule or order of any court or another governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by merger agreement and no governmental entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such law, rule or order; and

•	all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the merger agreement and the performance of the obligations thereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined under the caption “The Merger Agreement- Representations and Warranties”), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company set forth in the merger agreement (a) with respect to the organization and qualification; subsidiaries; authority relative to the merger agreement; absence of changes; consents and approvals; no violations; secured creditors and brokers, being true and correct in all respects, (b) with respect to capitalization of the company and its subsidiaries, being true and correct in all respects (except for de minimis inaccuracies), and (c) with respect to all other representations and warranties, being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”), except where the failure of such representations and warranties in the case of clause (c) to be true and correct would not constitute a material adverse effect, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time;

•	Parent having received a certificate of an executive officer of the Company certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of the Company under the merger agreement described above;

•	there having not occurred a material adverse effect since the date of the merger agreement;

•	the Company shall have delivered to Parent and Merger Sub, copies of bank statements or alternatively, other written evidence, in form and substance reasonably satisfactory to Parent, showing that, as of the effective time, (i) the aggregate RMB amounts standing to the credit of the onshore lender designated account is not less than the onshore balance required by the debt financing, and (ii) the aggregate amounts standing to the credit of the offshore lender designated account is not less than the offshore balance required by the debt financing, which written evidence shall be certified as of the effective time as true and correct by the chief financial officer of the Company;

•	the Shares held by shareholders who have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law shall represent no more than 10% of the voting power of the outstanding Shares; and

•	the Company shall have delivered to Parent, on a date that is no less than three business days prior to the effective time, a copy of the minutes of the Company shareholders meeting containing the shareholder resolution approving the merger.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct (without giving effect to any limitation as to “materiality”), except where the failure of such representations and warranties to be true and correct have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•	Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the effective time; and

•	each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the closing, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions described above.

Market Price of the ADSs (Page 76)

The closing price of the Shares on NASDAQ on September 27, 2013, the last trading date immediately prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, was $4.01 per ADS. The merger consideration of $4.70 per ADS to be paid in the merger represents a premium of approximately 17.2% over that closing price and a premium of 14.1% and 13.3%, respectively, over the Company’s 1-month and 3-month volume-weighted average price of $4.12 and $4.15, respectively, on September 27, 2013.

Fees and Expenses (Page 74)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement and the plan of merger are authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $2.35 in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the effective time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share determined pursuant to the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $4.70 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on             , 2014 and become a holder of Shares by the close of business in the Cayman Islands on             , 2014 and (b) comply with the procedures and requirements for exercising dissenters’ rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Material U.S. Federal Income Tax Considerations,” “Material PRC Income Tax Considerations” and “Material Cayman Islands Tax Considerations” beginning on page 107 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:

If the merger is completed, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time (in any event within five (5) business days after the effective time), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $2.35 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your share certificates after completion of the merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee only if the share certificates (if any) which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the cash for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time), the ADS depositary will send you a check for the per ADS merger consideration of $4.70 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2014, at a.m. (Hong Kong time) at .

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	to authorize the directors to do all things necessary to give effect to the merger agreement; and, if necessary; and

•	to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The merger agreement and the plan of merger must be authorized and approved by a special resolution of the shareholders of the Company, being a resolution passed by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote. At the close of business on , 2014, the record date for the extraordinary general meeting, Class A ordinary shares and Class B ordinary shares are expected to be outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the rollover agreement, each of Founder Shareholders has agreed to vote (or cause to be voted) all of the Shares that it or he beneficially owns to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has agreed to vote against any competing transaction or any other transaction, proposal, agreement or action made in opposition, or in competition or inconsistent with the merger or that is intended to or could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or any other transactions contemplated by the merger agreement. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the total voting power of the Company. Accordingly, assuming that each member complies with its obligations, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors, by a three-to-one vote (with Messrs. Zhan Wang, Gang Chen and He Dang voting for and Mr. Nick Waters voting against), recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement; and

•

FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the meeting of the board of directors, Mr. Waters expressed his view that he was surprised by the special committee’s recommendation and that the per share merger consideration and the per ADS merger consideration undervalued the Company’s securities and failed to take into account the Company’s future prospects. Mr. Waters also stated that in his view the special committee has failed to perform its duties to protect the Company’s external shareholders. The chairman of the meeting opened the floor for discussion, and there being no further comments or discussions, all directors except Mr. Waters voted in favor of the resolutions recommended by the special committee.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 43 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the authorization and approval of the merger agreement and the plan of merger. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 71.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2014. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2014. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2014 and become a holder of Shares by the close of business in the Cayman Islands on , 2014, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Shareholders holding not less than an aggregate of one-half of all voting share capital of the Company in issue present in person or by proxy and entitled to vote will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not authorized and approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any share options receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company with the Consortium holding a majority of the outstanding Shares, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the

ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent a termination fee of $2.9 million and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Consortium) a termination fee of $2.9 million and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 99.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2014, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on , 2014. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Under the deposit agreement for the ADSs, the depositary will give the Company a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders’ meetings if the holders of ADSs do not vote, unless:

•	the Company has failed to timely provide the depositary with the notice of meeting and related voting materials;

•	the Company has instructed the depositary that the Company does not wish a discretionary proxy to be given;

•	the Company has informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on             , 2014 and become a holder of Shares by the close of business in the Cayman Islands on             , 2014, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on             , 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that the Company has informed the ADS depositary that, pursuant to the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on , 2014. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to Charm Communications Inc., Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, Attention: ;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on             , 2014. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Shareholders electing to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on             , 2014, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 101 as well as “Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs at the ADS depositary’s office at . Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on             , 2014.

You must become a registered holder of your shares and lodge a written notice of objection to the merger prior to the vote to approve the merger is taken at the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:

Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Parent by Mr. He Dang; (b) the potential enhancement or decline of share value for Parent, of which Mr. He Dang is one of the beneficial owners, as a result of the merger and future performance of the surviving company; (c) the compensation of members of the special committee in exchange for their services in such capacity at a rate of US$20,000 per month, not to exceed US$120,000 in the aggregate (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); (d) cash-out of certain in-the-money options to purchase Shares and granted under the Company Option Plans held by certain of the Company’s directors and executive officers, as described in this proxy statement; (e) continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; and (f) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 71 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the rollover agreement, each of Founder Shareholders has agreed to vote (or cause to be voted) all of the Shares that it or he beneficially owns to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has agreed to vote against any competing transaction or any other transaction, proposal, agreement or action made in opposition, or in competition or inconsistent with the merger or that is intended to or could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or any other transactions contemplated by the merger agreement. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the votes attaching to the outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact , our proxy solicitor, toll free at (or outside of the United States).

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

From time to time, the Founder has discussed with a number of parties about possible transactions involving the Company. In January 2013, representatives of CMC Capital Partners HK Limited (“CMC”) met with the Founder, in his individual capacity, and discussed various business opportunities between the Company and CMC’s portfolio companies, and the possibility of potential strategic transactions, such as a going-private transaction, involving the Company and its shareholders, on a highly preliminary basis. Since then, representatives of the Founder and CMC held a number of discussions to further explore the feasibility of those business opportunities. In June 2013, CMC entered into a non-disclosure agreement with the Company, pursuant to which CMC conducted certain preliminary due diligence review in respect of the Company and certain of its subsidiaries in order to evaluate potential opportunities for strategic cooperation in the areas of content production and advertising between CMC’s portfolio companies, on the one hand, and certain subsidiaries of the Company, on the other.

In July 2013, representatives of the Founder and CMC discussed with Simpson Thacher & Bartlett (“Simpson”) and Weil, Gotshal & Manges LLP (“Weil”) the going private process and key issues and concerns in a potential going-private transaction. In July 2013, CMC decided to retain Weil as its legal advisor, and in August 2013, the Founder and CMC decided to retain Simpson as the Consortium’s legal advisor in connection with a potential going-private transaction with the Company. From July 2013 to September 2013, representatives of the Founder and CMC held several meetings, with the attendance of Simpson and Weil, to discuss the potential going-private transaction, including consortium arrangements between the Founder and CMC and the potential proposal to be delivered to the board of directors of the Company.

On September 30, 2013, the Founder Shareholders and CMC entered into a consortium agreement (the “consortium agreement”) pursuant to which the Founder Shareholders and CMC agreed to participate, on an exclusive basis for 12 months following the date of the consortium agreement, in a potential going private transaction involving the Company.

On September 30, 2013, the Consortium submitted a preliminary non-binding proposal (the “Proposal”) to the board of directors of the Company proposing a going private transaction involving the acquisition of all Shares not already owned by the Founder Shareholders for cash consideration of $2.35 per Share and $4.70 per ADS (the “Proposed Transaction”). In the Proposal, the Consortium, among other things, stated that the acquisition is intended to be financed by debt and/or equity capital and the Consortium had been in discussions regarding potential debt financing with China Merchants Bank, which had expressed interest in financing the Proposed Transaction.

Also on September 30, 2013, the Company issued a press release regarding its receipt of the Proposal and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

At a telephonic meeting of the Company’s board of directors convened on September 30, 2013, with Messrs. Gang Chen, He Dang, Andrew Rickards and Zhan Wang in attendance, the board of directors (except Mr. Nick Waters) considered the Proposal. Mr. He Dang recused himself from the meeting following his presentation to the board of directors on the Company’s performance and prospects and on the Proposal. The remaining members of the board of directors in attendance, who are all independent directors of the board of directors of the Company, determined that it was in the best interest of the Company to form a special committee (the “special committee”) consisting of the board’s independent directors Messrs. Gang Chen, Andrew J. Rickards and Zhan Wang, to consider and attend to all matters in connection with an acquisition of the Company by one or more third parties (each, a “Potential Acquisition”), including without limitation the Proposal from the

Consortium, received by the Company on September 30, 2013, including to (a) evaluate, negotiate and recommend to the board of directors proposals for any Potential Acquisition; provided, however, that the Company shall not consummate, or enter into any binding agreement with respect to, a Potential Acquisition without the prior approval of the board of directors; (b) retain, at the Company’s expense, such experts and advisors (including without limitation a financial advisor and legal counsel of its choosing) as it shall determine to be necessary or appropriate to carry out its responsibilities, including without limitation market check conducted by the financial advisor; (c) direct officers, agents and employees of the Company to assist the special committee in any and all such manners as may be useful or helpful in the discharge of the special committee’s responsibilities; and (d) take such other action and do all other things, and to execute and deliver any and all such documents, papers and instruments, as may be necessary, proper or advisable to carry out the intent of the foregoing. Representatives from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), the Company’s U.S. securities law compliance counsel, discussed the directors’ duties to the Company and shareholders.

On October 1, 2013, the Company’s board of directors, acting via unanimous written consent, formed the special committee and appointed Messrs. Gang Chen, Andrew Rickards and Zhan Wang, the independent directors of the Company’s board of directors, to serve as members of the special committee, with Mr. Zhan Wang serving as the chairman.

Between October 7, 2013 and October 8, 2013, the special committee contacted and received proposals from two U.S. law firms. On October 10, 2013, at a meeting with the special committee, representatives from Gunderson Dettmer (a) briefly described the duties and responsibilities of a special committee in a going private transaction, (b) advised the special committee of the key issues and best practices with respect to a Rule 13e-3 going private transaction under U.S. securities laws, and (c) answered questions regarding logistical matters from members of the special committee. Later in the day, the special committee formally retained Gunderson Dettmer as its U.S. legal counsel and executed the engagement letters with Gunderson Dettmer. The special committee’s decision was based on, among other factors, Gunderson Dettmer’s qualifications and experience with mergers and acquisitions transactions. Since Gunderson Dettmer also represents the Company on securities law compliance matters, the special committee considered Gunderson Dettmer’s role as U.S. securities law compliance counsel and whether any conflict of interest existed that would impair Gunderson Dettmer’s ability to provide independent advice to the special committee in respect of the proposed going-private transaction or any alternative transaction. The special committee discussed these matters with Gunderson Dettmer, including the special committee’s duties and responsibilities under Cayman Islands law, and considered market practice in similar transactions involving U.S.-listed Cayman Islands companies. The special committee concluded that Gunderson Dettmer’s service to the Company as its U.S. securities law compliance counsel did not impair Gunderson Dettmer’s ability to provide independent advice to the special committee in respect of the Proposed Transaction or any Potential Acquisition and, in fact, provided the benefit of familiarity with the Company and its business. The special committee also discussed with Gunderson Dettmer, among other things, a process for selecting and engaging a financial advisor to assist the special committee. The special committee authorized Gunderson Dettmer to contact potential financial advisors so that the special committee could consider their qualifications, advisory experience and matters related to a potential engagement.

On October 11, 2013, Simpson provided a draft of the confidentiality agreement between the Company and the Consortium. Between October 11, 2013 and October 16, 2013, Simpson and Gunderson Dettmer negotiated the confidentiality agreement and exchanged drafts. On October 21, 2013, the Company entered into the confidentiality agreement with the Consortium, as authorized by the special committee.

On October 22, 2013, representatives from Weil, Simpson and Gunderson Dettmer held a telephonic meeting to discuss, among other matters, the due diligence to be conducted by the Consortium, the arrangement of a data room by the Company and the process and appropriate protocols for the Proposed Transaction. In addition, on October 23, 2013, Weil and Simpson submitted its legal and financial due diligence request lists to the Company and then conducted due diligence on the Company over the next 138 days.

Between October 11, 2013 and October 27, 2013, the special committee contacted and conducted telephone interviews with seven financial institutions that had expressed interest in being considered for the role of independent financial advisor to the special committee and requested that they submit detailed proposals including their qualifications, proposed plan for managing the Proposed Transaction, advisory experience, biographies of core team members and fee proposal for consideration by the special committee.

On October 27, 2013, the special committee conducted a telephonic meeting with three of the seven financial institutions and conducted an in-person meeting with the remaining four financial institutions. After extensive deliberations on the experience, qualifications and reputation of each of the seven financial institutions, the special committee selected China Renaissance Securities (Hong Kong) Limited (“China Renaissance”) as its independent financial advisor. The engagement letter with China Renaissance was later executed on October 30, 2013. On October 31, 2013, the Company issued a press release regarding the special committee’s appointment of China Renaissance as its financial advisor and Gunderson Dettmer as its legal advisor and furnished the press release as an exhibit to its Current Report on Form 6-K.

At the meeting of the special committee on October 27, 2013, the special committee also designated and authorized Mr. Zhan Wang to select, negotiate with and engage Cayman and PRC legal counsels for the special committee as necessary, desirable or appropriate. The special committee also ratified and approved the designation of certain Company personnel to serve at the direction of the special committee as liaisons between the Company and the Consortium for the due diligence process.

On October 30, 2013, at the direction of the special committee, China Renaissance commenced working with the Company in conducting its financial analysis.

On October 31, 2013, representatives from Gunderson Dettmer, Simpson, Weil, the Consortium and the Company held multiple telephonic meetings to discuss, among other things, (a) indicative timetable of the Proposed Transaction, (b) due diligence planning, (c) update on debt financing and (d) preparation of draft merger agreement.

Between November 3, 2013 and November 27, 2013, the special committee and representatives from the Consortium, the Company, Gunderson Dettmer and China Renaissance held a series of telephonic meetings to discuss the scope and timetable regarding the due diligence process.

On November 18, 2013, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the process for evaluating the Proposal. At the meeting, China Renaissance gave the special committee an update on the progress of its financial analysis of the Company.

On November 27, 2013, the special committee retained Maples and Calder (“Maples”) as its independent Cayman Islands legal counsel.

On December 2, 2013, Mr. Wang Zhan held a telephonic meeting with representatives from China Renaissance and Gunderson Dettmer to get an update on China Renaissance’s progress with its due diligence and financial analysis of the Company.

On December 3, 2013, representatives from Weil, Simpson, Gunderson Dettmer and the Company held a telephonic meeting to discuss the due diligence process and timing for a draft of the merger agreement.

On December 12, 2013, Simpson circulated a draft of the merger agreement to the special committee and Gunderson Dettmer.

On December 16, 2013, representatives from Gunderson Dettmer and Simpson held a telephonic meeting to discuss, among other things, (a) Company representations and warranties, post-signing covenants and agreements, closing conditions and termination provisions in the draft merger agreement, (b) the reason why the draft did not provide a mechanism for a post-signing “go shop”, and (c) status on the debt financing of the Consortium.

On December 17, 2013, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the status of the Proposed Transaction, including the review of the draft merger agreement. In the meeting, Gunderson Dettmer gave a presentation on the terms and provisions of the draft merger agreement. Following the presentation, the special committee and its advisors engaged in an extensive discussion regarding, among other things, the offer price, the necessity of having a “go shop” provision or conducting a market check, appropriateness of subjecting the Proposed Transaction to the approval of minority shareholders and limiting conditions to the Consortium’s obligation to close. Following the discussion, the special committee asked Mr. Zhan Wang to explore further with Mr. He Dang whether there was any likely scenario available under which he would sell his shares or otherwise participate in an alternative transaction. On December 19, 2013, Mr. Zhan Wang and representatives from Gunderson Dettmer and China Renaissance held a telephonic meeting with Mr. He Dang. During the call, Mr. He Dang indicated that he has no intention to participate in an alternative transaction to the going private transaction proposed by the Consortium.

On December 20, 2013, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance. Mr. Zhan Wang first updated the special committee on his communication with Mr. He Dang. The special committee and its advisors then had an extensive discussion regarding the terms of the draft merger agreement. After discussion, the special committee authorized Gunderson Dettmer to distribute a revised draft merger agreement to the Consortium, which would include, among other things, a “go-shop” provision that would permit the Company to approach other potential buyers for a specified period after the execution of the merger agreement. Representatives from China Renaissance then orally presented its preliminary market and financial analysis and an overview of its valuation methodologies.

Between December 20, 2013 and May 13, 2014, representatives of the special committee, together with advisors to the special committee held meetings with select shareholders of the Company at such shareholders’ request to receive views and concerns of such shareholders regarding the Proposed Transaction as well as potential suitable alternatives.

On December 21, 2013, Gunderson Dettmer contacted Simpson to notify them that the special committee had reviewed the draft merger agreement and authorized Gunderson Dettmer to provide comments and a revised draft merger agreement to the Consortium for consideration. Gunderson Dettmer indicated that the revised draft merger agreement would contain, among other things, a “go-shop” provision. A revised draft merger agreement was sent by Gunderson Dettmer to Simpson and Weil later that day.

On February 20, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction, including the Consortium’s due diligence process and China Renaissance’s progress on its market analysis and financial analysis of the Company.

On February 26, 2014, representatives from Gunderson Dettmer, Simpson and Weil held a telephonic meeting to discuss the revised draft merger agreement provided by Gunderson Dettmer on behalf of the special committee on December 21, 2013, including, (a) the Company’s representations and warranties, (b) the “go-shop” provision, (c) conditions to the Consortium’s obligation to close, including deletion of the condition that holders of no more than 5% of the voting power of the Shares having validly served a notice of dissent, (d) termination conditions, termination fees and reverse termination fees, and (e) treatment of the Company’s unvested options.

On March 5, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction, including counters to the Consortium’s positions on various terms in the draft merger agreement and China Renaissance’s progress on its market analysis and financial analysis of the Company. Representatives from Gunderson Dettmer reported on correspondence with Maples and reaffirmed prior guidance on the special committee’s duties and responsibilities under Cayman law.

On March 8, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction, including the special committee’s positions on various terms in the draft merger agreement and China Renaissance’s progress on its financial analysis.

On March 10, 2014, representatives from Gunderson Dettmer and Simpson held a telephonic meeting. Simpson indicated that the Consortium was re-evaluating the terms of the Proposal, including the offer price.

On March 12, 2014, on behalf of the Consortium, Simpson submitted a letter to the special committee indicating that the Consortium was re-evaluating the terms of the Proposal, including the offer price, based on the due diligence on the Company conducted by the Consortium, the business and financial condition of the Company, industry outlook, and the special committee’s position on the various terms and conditions in the draft merger agreement, including its insistence on the “go shop” provision.

On March 13, 2014, the special committee held a telephonic meeting with Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction, including the Consortium’s letter on March 12, 2014.

On March 19, 2014, on behalf of the special committee, Gunderson Dettmer submitted a letter to the Consortium requesting the Consortium to deliver a revised draft merger agreement setting forth the price and the Consortium’s current position on all other material terms and conditions and also encouraging the Consortium to elaborate on the factors enumerated in the Consortium’s letter on March 12, 2014 that had caused it to reevaluate the terms of the Proposal.

On March 23, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance. Representatives from China Renaissance provided an update on its progress on its preliminary financial analyses.

On March 25, 2014, the Company delivered management’s financial budget for the fiscal year ending December 31, 2014 to China Renaissance and the Consortium.

On March 29, 2014, Mr. Andrew Rickards informed the Company that he did not intend to renew his independent director agreement at the conclusion of its term on April 9, 2014 due to other business commitments and would be resigning from the board of directors effective April 9, 2014. Upon his resignation, Mr. Rickards also ceased to be a member of each of the Company’s audit committee, compensation committee, corporate governance and nominating committee, and the special committee.

On March 31, 2014, Mr. Zhan Wang held a telephonic meeting with representatives from China Renaissance and Gunderson Dettmer to discuss the pending departure of Mr. Andrew Rickards from the special committee.

On April 2, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction, including China Renaissance’s progress on its financial analysis of the Company. The special committee also heard from Mr. Andrew Rickards on the circumstances surrounding his departure, and Mr. Rickards confirmed that the sole reason for his departure was due to other business commitments and that he had no disagreements with the Company, the board of directors of the Company or the special committee on any matter pertaining to the Company or the Proposed Transaction. Mr. Rickards was excused from the meeting following his presentation. The special committee then engaged in an extensive discussion regarding the independence and qualifications of the remaining members of the special committee following Mr. Rickards’ resignation. Following the discussion, the special committee affirmed its independence and capacity to discharge its duties and responsibilities pertaining to evaluating, negotiating and making a recommendation to the board of directors of the Company with respect to the Proposed Transaction.

On April 2, 2014, the board of directors of the Company held a meeting to discuss, among other things, the composition of the special committee following the resignation of Mr. Andrew Rickards. After discussion, the board of directors of the Company determined that no factors existed that would hinder any remaining members of the special committee from acting in the best interests of the disinterested shareholders of the Company and reaffirmed the special committee’s independence and freedom to take steps that are necessary to fulfill its duties to the shareholders. On April 3, 2014, the Company issued a press release regarding Mr. Andrew Rickards’ pending departure and furnished the press release as an exhibit to its Current Report on Form 6-K.

On April 5, 2014, Simpson circulated a revised draft merger agreement to the special committee and Gunderson Dettmer.

On April 9, 2014, representatives from Gunderson Dettmer and Simpson conducted a telephonic meeting to clarify the Consortium’s positions reflected in the revised draft merger agreement circulated by Simpson on April 5, 2014.

On April 11, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction. In the meeting, Gunderson Dettmer gave a presentation on the terms and provisions of the revised draft merger agreement, including concessions made by the Consortium on the Company’s representations and warranties, certain modifications made to the Company’s covenants and agreements, including the elimination of the requirement that the Company shall declare a special dividend and exchange renminbi funds into U.S. Dollars, conditions to the Consortium’s obligation to close, including an increase to the dissenting holders threshold from 5% to 10% of the voting power of the Shares having validly served a notice of dissent, and a reduction in the situations in which the Company is obligated to pay the Parent a termination fee, including the elimination of a “tail period” during which termination fees are payable by the Company. Following the presentation, the special committee and its advisors engaged in an extensive discussion regarding, among other things, the offer price, treatment of outstanding options to purchase Shares, the necessity of having a “go shop” provision, expanding the Company’s option to terminate the transaction to include intervening events between signing of the merger agreement and the closing and the appropriate range for termination fee and reverse termination fee. After discussion, the special committee authorized Gunderson Dettmer to distribute a revised draft merger agreement to the Consortium, which would include, among other things, a “go-shop” provision that would permit the Company to approach other potential buyers for a specified period after the execution of the merger agreement.

Between April 14, 2014 and April 24, 2014, Gunderson Dettmer and Simpson continued to negotiate with each other with respect to the terms of the merger agreement and exchanged drafts. Gunderson Dettmer reiterated on behalf of the special committee the necessity for a “go shop” provision and the special committee’s position that such provision shall not be included at the expense of a reduction to the offer price.

On April 29, 2014, Simpson circulated the following documents to Gunderson Dettmer: (a) a revised draft of the merger agreement, (b) a draft limited guaranty from the Founder Shareholders, (c) a draft limited guaranty from the Sponsor (the documents referenced in (b) and (c) shall be referred to in this proxy statement as the “limited guaranties”), (d) a draft equity commitment letter (the “equity commitment letter”), (e) a draft facility agreement (the “facility agreement”, together with the equity commitment letter, the “financing agreements”) with Bank of China Limited, London Branch (the “lender”), and (f) a draft rollover agreement (the documents referenced in (b)—(f) shall be referred to in this proxy statement as the “ancillary agreements”).

On May 8, 2014, the special committee held a telephonic meeting with representatives from Gunderson Dettmer and China Renaissance to discuss the Proposed Transaction. In the meeting, Gunderson Dettmer gave a presentation on the terms and provisions of the revised draft merger agreement, including the Consortium’s concession on the inclusion of a 30-day “go shop” provision, as well as the ancillary agreements. Following the presentation, the special committee and its advisors engaged in an extensive discussion regarding, among other things, the offer price and the Company’s ability to terminate the transaction following the signing of the merger agreement. After discussion, the special committee instructed China Renaissance to seek a higher offer price from the Consortium and instructed Gunderson Dettmer to conduct further negotiations with the Consortium on other terms and provisions of the draft merger agreement.

Between May 8, 2014 and May 10, 2014, Gunderson Dettmer and Simpson continued to negotiate with each other with respect to the terms of the merger agreement. On May 8, 2014, Simpson communicated to Gunderson the Consortium’s position that the concept of intervening event shall be removed from the merger agreement, thereby eliminating the Company’s ability to terminate the transaction and the board of directors’ ability to effect a change in Company recommendation following the signing of the merger agreement due to the occurrence of an intervening event.

On May 10, 2014, representatives from the Consortium, China Renaissance, Gunderson Dettmer, Simpson and Weil held a telephonic meeting. China Renaissance asked the Consortium and its advisors to consider increasing the offer price, particularly in light of the continuing impasse between the special committee and the Consortium on intervening event provisions in the draft merger agreement. On behalf of the Consortium, Simpson reaffirmed the offer price of $4.70 per ADS and the Consortium’s stance on the elimination of intervening event provisions and reiterated the Consortium’s belief that the offer price is fair and equitable. A discussion ensued between advisors to the special committee on the one hand and the Consortium and its advisors on the other hand. After discussion, Simpson conveyed the Consortium’s position that the terms of the offer, as discussed, are the Consortium’s best and final offer.

Later that day on May 10, 2014, representatives from China Renaissance and Gunderson Dettmer held a telephonic meeting with Mr. Zhan Wang. Representatives from China Renaissance and Gunderson Dettmer gave Mr. Zhan Wang an update on the discussion with the Consortium and its advisors.

On May 12, 2014, Simpson circulated a draft of the merger agreement to the special committee and Gunderson Dettmer. Between May 12, 2014 and May 15, 2014, Gunderson Dettmer and Simpson had multiple telephonic calls to finalize the terms of the draft merger agreement.

On May 13, 2014, the Company delivered management’s financial projections for the fiscal years ending December 31, 2014 through December 31, 2018 to China Renaissance (which financial projections are set forth under “Special Factors—Certain Financial Projections”) and the Consortium.

Between May 14, 2014 and May 15, 2014, Gunderson Dettmer and Simpson negotiated and exchanged drafts of the ancillary agreements.

On May 15, 2014, Gunderson Dettmer circulated a draft of the merger agreement to Simpson.

On May 16, 2014, a telephonic meeting of the special committee was held with representatives of China Renaissance and Gunderson Dettmer. Representatives of China Renaissance reviewed and discussed with the special committee its financial analyses with respect to the Company and the transaction proposed by the Consortium to acquire the Shares (other than Consortium Shares and Treasury Shares) at a purchase price of $2.35 per Share and $4.70 per ADS, including a historical share price analysis, selected public companies analysis, selected precedent transactions analysis, sum-of-the-parts analysis, discounted cash flow analysis, precedent going-private transaction premiums paid analysis and summary of recently published, publicly available securities research analyst reports. At the request of the special committee, China Renaissance then rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of May 16, 2014, and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the $2.35 per Share and $4.70 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Consortium Holders ) was fair, from a financial point of view, to such holders. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 55 for additional information regarding the financial analyses performed by China Renaissance and the opinion rendered by China Renaissance to the special committee. The full text of the written opinion of China Renaissance to the special committee, dated May 16, 2014, is attached as Annex B to this proxy statement.

Representatives of Gunderson Dettmer then reviewed the terms of the draft merger agreement with the special committee and reported on the resolutions of the open issues previously discussed with the special committee. Following a comprehensive and detailed discussion of the updated terms of the draft merger agreement, as well as China Renaissance’s financial presentation and financial opinion, the special committee unanimously resolved to recommend that the board of directors of the Company approve the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger.

After the conclusion of the meeting of the special committee, on May 16, 2014, a meeting of the board of directors was held with representatives of China Renaissance and Gunderson Dettmer. The special committee reported to the board of directors its unanimous recommendation to approve the terms of the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger. The board of directors discussed the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. At the meeting, Mr. Waters expressed his view that he was surprised by the special committee’s recommendation and that the per share merger consideration and the per ADS merger consideration undervalued the Company’s securities and failed to take into account the Company’s future prospects. Mr. Waters also stated that in his view the special committee has failed to perform its duties to protect the Company’s external shareholders. The chairman of the meeting opened the floor for discussion, and there being no further comments or discussions, the board of directors by a vote of three-to-one (with Messrs. Zhan Wang, Gang Chen and He Dang voting for and Mr. Nick Waters voting against), adopted resolutions approving the terms of the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger, and adopted resolutions recommending that the Company’s shareholders vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Please see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 43 for a description of the resolutions of our board of directors at this meeting.

On May 19, 2014, Parent, Merger Sub and the Company executed the merger agreement (with Mr. Zhan Wang, as chairman of the special committee, executing the merger agreement on behalf of the Company). Simultaneously, the facility agreement was executed by Parent, Merger Sub and the lender, as arranger, original lender, agent and security agent, which provided for a term loan facility of up to $60 million for the partial financing of the merger. On May 19, 2014, the Company issued a press release announcing the execution of the merger agreement and furnished the press release and the merger agreement as exhibits to its Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

The special committee and a majority of the Company’s board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

The special committee and a majority of the Company’s board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the ADS at this time because (a) the offer price of $4.70 per Share represents a premium over recent market prices, (b) there is considerable increased competition as to the Company’s industry and its operations, (c) the limited trading volume of the ADS on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. See “Special Factors—Effects of the Merger on the Company—Private Ownership” for further information on the cost of our Company complying with the United States federal securities laws, and (d) the Company received the merger proposal from the Consortium, which beneficially owned approximately 57.9% of the total outstanding Shares and 68.7% of the total voting power of outstanding Shares as of April 30, 2014.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations and such other factors as more specifically described below, a majority of the Company’s board of directors has concluded that it is more beneficial to the Company to undertake the merger and become a private company as a result of the merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than Mr. He Dang), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on May 16, 2014, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that it is fair to and in the best interests of the Company, and declare it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger;

•	approve the execution, delivery and performance by the Company of the merger agreement and the plan of merger and the completion of the transactions contemplated thereby, including the merger; and

•	direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger be submitted to a vote at an extraordinary general meeting of the shareholders of the Company and recommend that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

At a meeting on May 16, 2014, our board of directors, by a vote of three-to-one (with Messrs. Zhan Wang, Gang Chen and Mr. He Dang voting for and Mr. Nick Waters voting against), approved the resolutions recommended by the special committee. At the meeting of the board of directors, Mr. Waters expressed his view that he was surprised by the special committee’s recommendation and that the per share merger consideration and the per ADS merger consideration undervalued the Company’s securities and failed to take into account the Company’s future prospects. Mr. Waters also stated that in his view the special committee has failed to perform its duties to protect the Company’s external shareholders. The chairman of the meeting opened the floor for discussion, and there being no further comments or discussions, all directors except Mr. Waters voted in favor of the resolutions recommended by the special committee.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and a majority of our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

•	estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the limited trading volume of our Shares via our ADSs on NASDAQ;

•	the financing obtained by and the ability of the Consortium to consummate the merger assuming the availability of such financing;

•	the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the current and historical market prices of our ADSs, including the fact that the $4.70 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represents a 17.2% premium over the Company’s closing price of $4.01 per ADS as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, and the fact that the merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a premium of 14.1% and 13.3%, respectively, over the Company’s 1-month and 3-month volume-weighted average price of $4.12 and $4.15, respectively, as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal;

•	the possibility that it could take a considerable period of time before the trading price of the ADS would reach and sustain at least the per ADS merger consideration of $4.70, as adjusted for present value;

•	the negotiations with respect to the merger consideration and the special committee’s determination that, following extensive negotiations with the Consortium, $4.70 per ADS was the highest price that the Consortium would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	extensive negotiations between the special committee and the Consortium, which resulted in significantly better contractual terms to the Company and its shareholders than initially proposed by the Consortium;

•	the Company’s ability during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. New York City time, on June 18, 2014 (the “Go Shop Period”) to initiate, solicit and encourage any alternative acquisition proposals from third parties, and to provide non-public information to and engage in discussions or negotiations with third parties with respect to alternative acquisition proposals;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that Parent and Merger Sub had obtained the financing for the transaction, the limited number and nature of the conditions to the financing, the reputation of the financing source, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

•	the absence of a financing condition in the merger agreement;

•	the cash position of the Company;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $2.9 million and reimburse the Company’s expenses and that members of the Consortium have provided limited guaranties for such obligations;

•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of China Renaissance and Gunderson Dettmer as its financial and legal advisors, respectively, reporting solely to the special committee;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a superior proposal (as defined in the merger agreement and further explained under the captions “Merger Agreement—Limitation on Solicitation of Competing Transactions and Change of Recommendation” and “Merger Agreement—Termination of the Merger Agreement” beginning on page 91 and 98, respectively.);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to adopt the merger agreement (please see “Merger Agreement—Limitation on Solicitation of Competing Transactions and Change of Recommendation” beginning on page 91 for additional information);

•	since the announcement of the proposed transaction on September 30, 2013, no party other than the members of the Consortium had contacted the Company or the special committee expressing an interest in exploring an alternative transaction with the Company; and

•	the financial analysis reviewed and discussed with the special committee by representatives of China Renaissance, as well as the oral opinion of China Renaissance rendered to the special committee on May 16, 2014 (which was confirmed in writing by delivery of China Renaissance’s written opinion dated the same date) as to the fairness, from a financial point of view, of the $2.35 per Share and the $4.70 per ADS merger consideration to be received by holders of Shares and ADSs (other than the Consortium Holders) in the merger, as of May 16, 2014, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by China Renaissance in preparing its opinion. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 55 for additional information.

In addition, the special committee and a majority of our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and ADS holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists solely of independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority other than that the Company shall not consummate, or enter into any binding agreement with respect to, a Potential Acquisition without the prior approval of the full board of directors;

•	in considering the transaction with the Consortium, the special committee had independent control of the extensive negotiations with the Consortium and their respective legal and financial advisors on behalf of the Company and its shareholders and ADS holders;

•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Consortium. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders and ADS holders other than their receipt of board compensation in the ordinary course, the special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger), their indemnification and liability insurance rights under the merger agreement and their right to receive cash for certain in-the-money Company options held by them after the effective time of the merger as described in this proxy statement;

•	the special committee was assisted in negotiations with the Consortium and in its evaluation of the merger by China Renaissance, Gunderson Dettmer and Maples, its financial and legal advisors, respectively;

•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Consortium and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

•	the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Consortium and its advisors, on the other hand;

•	the special committee was empowered to exercise any power or authority of the board of directors of the Company that the special committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the special committee met regularly to consider and review the terms of the merger agreement;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Consortium or any other transaction;

•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our shareholders vote upon and approve the merger agreement;

•	the ability of the Company to terminate the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement; and

•	the availability of dissenters’ rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ and dissenters’ rights, which allow such shareholders to seek dissenters’ of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•

the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated Shares and, given the express intention of the Consortium, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement at the extraordinary general meeting;

•	the fact that the unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the possibility that the Consortium could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	that the Company will be required to, under certain circumstances, pay Parent a termination fee of $2.9 million, and reimburse Parent’s expenses, in connection with the termination of the merger agreement;

•	the fact that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of $2.9 million and reimbursement of the Company’s expenses, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Consortium’s participation in the merger and the fact that the Consortium may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders; please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 71 for additional information;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes;

•	the potential taxability of a merger transaction to our unaffiliated shareholders and ADS holders who are PRC residents or non PRC residents (as collectively defined under “Material PRC Income Tax Considerations”) but regarded by PRC tax regulations as receiving PRC-source incomes for PRC individual income tax or enterprise income tax purpose; and

•	the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub are unable to obtain sufficient financing to complete the merger despite their compliance with their financing obligations set forth in the merger agreement or if Parent and Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and a majority of the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and a majority of the board of directors believe the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and the board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 76. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and a majority of the board of directors believe that net book value is not a material indicator of the value of the Company as a going concern, as net book value does not take into account the future prospects of the Company, market conditions, trends in the industry we operate or the business risks inherent in competing with larger companies in the industry we operate. The Company’s net book value per Share as of December 31, 2013 was $2.6 (or $5.2 per ADS based on the diluted weighted average number of outstanding Shares during 2013).

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our shareholders and ADS holders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, a majority of our board of directors believe that the merger agreement and the transactions contemplated thereby are substantively and procedurally fair to our shareholders and ADS holders.

Position of the Consortium as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Consortium is required to express his, her or its belief as to the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Consortium does not rely on or adopt the analysis of the special committee or China Renaissance in considering the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. The views of the Consortium as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs of the Company as to how that shareholder or holder of ADSs should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Consortium has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the caption “Special Factors—Interests of Certain Persons in the Merger—Interests of the Consortium” beginning on page 71.

The Consortium believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Consortium attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Consortium did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Furthermore, the members of the Consortium did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Consortium with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the board of directors of the Company discussed under the caption “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 43, the Consortium believes that the merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•	the merger consideration of $4.70 per ADS represents a premium of 14.3% over the Company’s 30 trading day volume-weighted average price of $4.11 per ADS as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal from the Consortium;

•	the current and historical market prices of our ADSs, including the fact that the $4.70 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represents a 17.2% premium over the Company’s closing price of $4.01 per ADS as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, and the fact that the merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a premium of 14.1% over the Company’s 1-month volume-weighted average price of $4.12 as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal;

•	the members of the special committee are not officers or employees of the Company, are not affiliated with the Consortium and do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than their receipt of board compensation in the ordinary course, the special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger), their indemnification and liability insurance rights under the merger agreement and their right to receive cash for certain in-the-money Company options held by them after the effective time of the merger as described in this proxy statement;

•	the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company’s unaffiliated shareholders and ADS holders;

•	notwithstanding that the Consortium may not rely upon the opinion provided by China Renaissance to the special committee, the special committee received an opinion from China Renaissance stating that, as of May 16, 2014, and subject to assumptions made, procedures followed, other matters considered and limits of the review set forth therein, the $2.35 per Share and $4.70 per ADS merger consideration to be received by holders of Shares and ADSs in the merger was fair, from a financial point of view, to such holders (other than the Consortium Holders);

•	the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders;

•	each Guarantor has agreed to guarantee a pro rata share of Parent’s obligations under the merger agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the merger agreement is terminated under certain circumstances; and

•	the consideration to be paid to the Company’s unaffiliated shareholders and ADS holders in the merger is all cash, allowing the Company’s unaffiliated shareholders and ADS holders to immediately realize certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

The Consortium did not consider the liquidation value of the Company because the Consortium considers the Company to be a viable going concern and views the trading history of the shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Consortium did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger.

The Consortium did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $4.70 per ADS represented a premium to the going concern value of the Company.

The members of the Consortium are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Consortium did not perform or receive any independent reports, opinions, or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions, or appraisals in determining the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders and ADS holders.

The Consortium believes that the merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

•	the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Consortium, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger;

•	the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the special committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the other transactions contemplated thereby, including the merger;

•	the Consortium did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee retained and was advised by independent legal counsel and an independent financial advisor;

•	the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between the Consortium (with the assistance of its legal advisor) and special committee (with the assistance of its legal and financial advisors);

•	the merger was unanimously approved by the special committee;

•	the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders;

•	under the terms of the merger agreement, the Company is permitted to initiate, solicit and encourage any alternative acquisition proposals from third parties, and to provide non-public information to and engage in discussions or negotiations with third parties with respect to alternative acquisition proposals, during a 30-day period following the execution of the merger agreement;

•	under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to provide non-public information to and participate in discussions or negotiations with persons making unsolicited acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

•	since the announcement of the proposed transaction on September 30, 2013, no party other than the members of the Consortium had contacted the Company or the special committee expressing an interest in exploring an alternative transaction with the Company;

•	the ability of the Company to terminate the merger agreement under the terms of the merger agreement in order to accept a superior proposal, subject to compliance with the terms and conditions of the merger agreement; and

•	the availability of dissenters’ rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, the Consortium concluded that the merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Consortium in connection with its evaluation of the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Consortium to include all material factors considered by it. The Consortium did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Consortium believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Consortium to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the merger agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2018 to China Renaissance. Please see “Special Factors—Background of the Merger” beginning on page 36 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by the special committee and China Renaissance in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance and actual results may differ materially from those anticipated in the financial projections as a result of various factors including those set forth under “Item 3.D. Risk Factors” of the Company’s Annual Report on Form 20-F for the year ended December 31, 2013. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and since our projections rely on the use of estimates and assumptions, actual results could differ from what we expect. This is especially true with some financial projections the accounting policies of which require higher degrees of judgment than others in their application. Significant accounting estimates include revenue recognition, allowance for doubtful accounts, income taxes, fair value and impairment of goodwill and intangible assets, business acquisition and share-based compensation. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither our independent auditor, Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”), nor any other independent accountants, have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or any other form of assurance on such information or its achievability and therefore assume no responsibility for, and disclaim any association with, the financial projection information. The Report of Independent Registered Public Accounting Firm issued by Deloitte accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Consortium and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his or her Shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Consortium, the special committee, any of their respective financial advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Consortium, the special committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of the Company, the Consortium, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Consortium or the special committee that they are viewed by the Company or the Consortium or the special committee as material information of the Company, and in fact the Company, the Consortium and the special committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The following table summarizes the financial projections provided by our management to China Renaissance:

	Projected
(In US$ millions)	2014E	2015F	2016F	2017F	2018F
Total revenue	183.5	187.8	198.9	204.2	216.8
Total gross profit	51.8	55.6	61.4	64.8	73.2
Operating profit	2.3	3.4	5.1	5.3	8.8
Non-GAAP net income	5.8	6.7	7.7	7.8	10.4
Adjusted EBITDA	8.1	8.6	11.9	12.1	15.6

Non-GAAP net income excludes share-based compensation expenses, amortization of intangible assets and net change in fair value of consideration payable and call option.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization and also share-based compensation expenses, amortization of intangible assets and net change in fair value of consideration payable and call option.

Non-GAAP net income and Adjusted EBITDA are non-U.S. GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. They should not be relied upon as alternatives to gross profit or net income prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, may not be comparable measurements to results reported or forecasted by other companies.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE

FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 111 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

On May 16, 2014, China Renaissance delivered its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of May 16, 2014, the merger consideration to be received by the holders (other than the Consortium Holders) of the Company ordinary shares (including Company ADSs) was fair, from a financial point of view, to such holders.

The full text of the written opinion of China Renaissance, dated May 16, 2014, is attached as Annex B and is incorporated by reference into this proxy statement. Holders of the Company ordinary shares are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by China Renaissance. The summary of the written opinion of China Renaissance set forth herein is qualified in its entirety by reference to the full text of such opinion. China Renaissance’s analyses and opinion were prepared for and addressed to the special committee and are directed only to the fairness, from a financial point of view, of the merger consideration and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder as to how to vote or act with respect to the merger. The merger consideration was determined through arm’s-length negotiations between the special committee and the Consortium and was approved by the Company’s board of directors, and China Renaissance did not recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate consideration for the merger.

In arriving at its opinion, China Renaissance:

•	reviewed a draft of the merger agreement (including the financial terms and conditions therein);

•	reviewed certain publicly available financial and other information relating to the Company and certain other relevant financial and operating data of the Company furnished by the Company’s management and the special committee;

•	reviewed the draft facility agreement between Parent and the lender and the draft equity commitment letter, from CMC Capital Partners, L.P.;

•	reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial projections relating to the Company prepared by the management of the Company (the “Company Forecasts”);

•	discussed with certain members of the Company’s management the historical and current business, operations, financial condition and prospects of the Company;

•	compared the reported price and trading history of the Company ADSs to the reported price and trading histories of the shares of certain publicly traded companies it deemed relevant;

•	compared certain operating results of the Company to the operating results of certain publicly traded companies it deemed relevant;

•	reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain publicly traded companies it deemed relevant (together, “Wall Street Projections”);

•	compared certain financial terms of the merger to the financial terms of certain selected transactions it deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In conducting its review and arriving at its opinion, China Renaissance, with the special committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by the Company and the special committee or which was publicly available or was otherwise reviewed by China Renaissance. China Renaissance did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. China Renaissance relied upon, without independent verification, the assessment of the Company’s management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, China Renaissance did not conduct, nor assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. China Renaissance further relied upon the Company’s representation that all information provided to it by the Company or the special committee was accurate and complete in all material respects. China Renaissance, with the special committee’s consent, assumed that the Company Forecasts were reasonably prepared by the Company’s management on bases reflecting the best currently available estimates and good faith judgment of the Company’s management as to the future performance of the Company, and that the Company Forecasts and the Wall Street Projections provided a reasonable basis for its opinion. China Renaissance expressed no opinion as to the Company Forecasts, the Wall Street Projections or the assumptions on which they were made. China Renaissance expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which China Renaissance becomes aware after the date of its fairness opinion.

China Renaissance did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor was China Renaissance furnished with such materials. In addition, China Renaissance did not evaluate the solvency or fair value of the Company, Parent, Merger Sub or any other party to the merger under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. China Renaissance’s opinion did not address any legal, tax or accounting matters related to the merger agreement or the merger, as to which China Renaissance assumed that the Company and the special committee had received such advice from legal, tax and accounting advisors as each had determined appropriate. China Renaissance’s opinion addressed only the fairness of the merger consideration, from a financial point of view, to the holders of Company ordinary shares, including the Company ADSs (other than the Consortium Holders). China Renaissance expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. China Renaissance’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by China Renaissance on the date of its fairness opinion. Although subsequent developments may affect China Renaissance’s opinion, China Renaissance does not have any obligation to update, revise or reaffirm its opinion, and China Renaissance expressly disclaimed any responsibility to do so.

For purposes of rendering its opinion, China Renaissance assumed in all respects material to its analysis that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. China Renaissance assumed that the final form of the merger agreement with respect to the merger would be substantially similar to that of the draft merger agreement it reviewed. China Renaissance also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that in the course of obtaining any of those consents and approvals, no restrictions or conditions would be imposed that would have an adverse effect on the contemplated benefits of the merger.

China Renaissance’s opinion does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the merger or to take any other action in connection with the merger or otherwise. China Renaissance was not requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to the Company. In addition, China Renaissance was not requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration or otherwise. Furthermore, China Renaissance expressed no view as to the price or trading range for the Company ADSs following the announcement of the merger or at any other time.

The following is a summary of the principal financial analyses performed by China Renaissance to arrive at its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by China Renaissance, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by China Renaissance.

Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. China Renaissance performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Company the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company. No limitations were imposed by the special committee with respect to the investigations made or procedures followed by China Renaissance in rendering its opinion.

Analysis of Selected Public Companies. To highlight comparative market information, China Renaissance compared various historical and estimated financial data and ratios for the Company to the corresponding data and ratios of selected companies whose securities are publicly traded. The selected companies were selected because they are foreign-listed Chinese advertising companies and global advertising agency companies with a market capitalization below $1 billion. These companies were:

•	Asatsu-DK Inc.

•	STW Communications Group Ltd.

•	Clear Media Ltd.

•	SinoMedia Holding Ltd.

•	D.A. Consortium Inc.

•	Goldbach Group AG

•	GIIR Inc.

•	AirMedia Group Inc.

•	VisionChina Media Inc.

•	GMO Ad Partners Inc.

•	ShiFang Holding Limited

•	Dahe Media Co., Ltd.

The data and ratios included historical and estimated revenues, EBITDA margins, net income margins, enterprise value to revenue and EBITDA ratios and price/earnings ratios, with the historical information for the Company based on the Company’s earnings release for fiscal year 2013, the estimates for the Company based on Company Forecasts, and the estimates for the selected companies based on research analyst reports and consensus analyst estimates from Capital IQ, a multinational financial information provider.

The following table presents implied enterprise value as a multiple of 2013 and 2014 calendar year historical and estimated revenue and EBITDA and implied equity value as a multiple of 2013 and 2014 calendar year historical and estimated net income. The information in the table is based on closing stock prices as of May 14, 2014.

	Multiples for Selected Public Companies						Multiple Implied by the Merger Consideration
	Min	1st Quartile	Median	Mean	3rd Quartile	Max
Enterprise value as a multiple of:
2013 Revenue	0.13x	0.17x	0.52x	0.69x	0.90x	1.98x	0.45x
2014 Revenue	0.12x	0.15x	0.18x	0.52x	0.71x	1.65x	0.45x
Enterprise value as a multiple of:
2013 EBITDA	2.7x	3.9x	5.2x	7.0x	7.3x	21.0x	11.3x
2014 EBITDA	2.5x	3.0x	4.5x	5.5x	6.7x	11.6x	10.3x
Equity value as a multiple of:
2013 net income	8.3x	15.8x	21.8x	22.6x	27.5x	41.7x	38.3x
2014 net income	7.3x	10.1x	16.2x	17.7x	18.3x	36.3x	33.6x

China Renaissance noted that although the selected companies were used for comparison purposes, none of the companies is directly comparable to the Company. Accordingly, China Renaissance’s analysis was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the Company and other factors that could affect the relative values of the selected companies and the Company.

Analysis of Selected Transactions. China Renaissance reviewed the financial terms, to the extent publicly available, of the announced or completed transactions listed below, which involved the acquisition of companies in the Chinese and global advertising industry with a transaction value of more than US$10 million, and which were announced or completed since January 1, 2011. The selected transactions were not intended to be exhaustive with respect to the entire range of possible transactions in the Company’s industry.

Target	Buyer
Tibet Shannan East Bojie Advertisement	BlueFocus Communication Group
Beijing Guoguang Guangrong Advertising	Huawen Media Investment Corporation
Focus Media Holding Ltd.	The Carlyle Group, CITIC Capital, China Everbright, FountainVest Partners, CDH Investments, Fosun International
Aegis Group plc	Dentsu Inc.
Photon Group Limited, Five Field Marketing & Retail Agencies and Two Related Businesses	Navis Capital Partners
Beijing Kingo Advertising & Communication	BlueFocus Communication Group

For each transaction, based on publicly available information, China Renaissance calculated the implied enterprise value and implied enterprise value as a multiple of the last twelve months’ EBITDA (“LTM EBITDA”), with the implied enterprise value meaning implied equity value plus debt and minority interest, minus total cash and cash equivalents; and LTM EBITDA meaning a company’s earnings before interest expense, income taxes, depreciation and amortization for the last twelve months through the reported transaction.

The following table presents these multiples for the selected transactions and for the merger.

	Multiples for Selected Transactions						Multiple Implied by the Merger Consideration
	Min	1st Quartile	Median	Mean	3rd Quartile	Max
Enterprise value as a multiple of:
LTM EBITDA	6.8x	7.4x	9.2x	9.8x	10.0x	16.4x	11.3x

China Renaissance noted that although the selected transactions were used for comparison purposes, none of the transactions is directly comparable to the merger, and none of the companies in these transactions is directly comparable to the Company. Accordingly, China Renaissance’s analysis was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and the Company, the terms of the selected transactions and other factors.

Sum-of-the-Parts Analysis. China Renaissance performed a theoretical “sum-of-the-parts” analysis of the Company’s advertising agency, media investment management and branding and identity services business segments. For the Company’s advertising agency and branding and identity services business segments, China Renaissance calculated the segments’ implied enterprise values on standalone bases by applying the implied 2013 EBITDA multiples of the selected public companies to the segments’ standalone 2013 EBITDA. For the Company’s media investment management business segment, China Renaissance calculated the segment’s implied enterprise value on a standalone basis by applying the implied 2013 revenue multiples of the selected public companies to the segment’s standalone 2013 revenues. By summing the enterprise values of the three business segments as calculated in the above, plus total cash and cash equivalents, minus debt and minority interests, the theoretical per share equity value of the Company ranged from $4.30 to $7.66 per share.

Analysis of Premiums in Selected Transactions. As summarized in the table below, China Renaissance reviewed premiums in going-private transactions involving U.S.-listed Chinese companies announced since January 1, 2011. For each transaction, the table lists premiums represented by the merger consideration over the trading prices one trading day, one week and one month prior to the announcement date of the transaction.

	Premiums Paid in Selected Transactions						Premium Implied by Merger Consideration
	Min	1st Quartile	Median	Mean	3rd Quartile	Max
Premiums to Stock Price:
1 day prior to announcement	9.7%	20.9%	24.0%	32.4%	36.6%	106.2%	17.2%
1 week prior to announcement	7.3%	24.0%	32.5%	41.0%	44.1%	230.5%	7.3%
1 month prior to announcement	16.2%	23.3%	34.3%	44.6%	53.5%	245.0%	17.5%

Historical Prices. China Renaissance reviewed the closing prices of the Company ADSs at various times prior to the announcement of the merger and calculated the associated premium implied by the merger consideration. The table below summarizes these data.

	Historical Spot Price	Premium Implied by Offer Price
1 month prior to announcement	$4.00	17.5%
1 week prior to announcement	4.38	7.3%
1 day prior to announcement	4.01	17.2%
High (latest twelve months)	5.85	-19.7%
Low (latest twelve months)	3.91	20.2%
May 14, 2014	4.27	10.1%

Discounted Cash Flow Analysis. China Renaissance estimated a range of values for the Company’s ordinary shares based upon the discounted present value of the projected unlevered free cash flows of the Company described in the Company Forecasts, for the fiscal years ending 2014 through 2018, and of the terminal value of the Company at December 31, 2018, based upon multiples of EBITDA. Unlevered free cash flow was calculated by taking projected EBIT (EBIT meaning earnings before interest expense, income taxes) and subtracting from this amount projected taxes, capital expenditures and changes in working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of the Company. In performing this analysis, China Renaissance utilized discount rates ranging from 9.5% to 11.5%, which were selected based on the estimated weighted average cost of capital of selected companies. China Renaissance utilized perpetuity growth rate ranging from 2.0% to 3.0%, which was determined based on its professional judgment. Utilizing this methodology, the implied per share equity value of the Company ranged from $4.53 to $5.47 per share.

The summary set forth above does not purport to be a complete description of all the analyses performed by China Renaissance. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. China Renaissance did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger. Accordingly, notwithstanding the separate factors summarized above, China Renaissance believes, and has advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the process underlying its opinion. No single data point, such as an average or median, is in itself necessarily meaningful for purposes of evaluating these financial analyses. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of any companies concerned. In performing its analyses, China Renaissance made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These analyses performed by China Renaissance are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of the Company, China Renaissance or any other person assumes responsibility if future results are materially different from those projected.

China Renaissance was selected by the special committee to act as its financial adviser because China Renaissance is a nationally recognized investment banking firm. In the five years preceding the date of its opinion, China Renaissance has not had a material relationship with or been engaged by the Company, any other party to the merger, or any of their respective affiliates. China Renaissance and its affiliates may in the future provide commercial and investment banking services to the Company and may receive fees for rendering such services. The issuance of China Renaissance’s opinion was approved by China Renaissance’s Fairness Opinion Review Committee.

Pursuant to the terms of China Renaissance’s engagement with the special committee, the Company has agreed to pay China Renaissance a fee of US$450,000 for rendering its opinion and providing financial advisory services, which is payable upon either the consummation or indefinite abandonment of the merger by the Company, irrespective of whether the merger is ultimately consummated. Additionally, the Company has agreed to reimburse China Renaissance for certain of its reasonable out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify China Renaissance and related parties against certain liabilities that may arise in any manner out of or in connection with services provided by China Renaissance to the Company pursuant to its engagement.

Purposes of and Reasons for the Merger

Under the SEC rules governing going private transactions, each member of the Consortium is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Consortium is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

For the Consortium, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Consortium Shares, Treasury Shares and the Dissenters Shares) will be cashed out in exchange for $2.35 per Share or $4.70 per ADS, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow Mr. He Dang to realize in cash the value of 1,075.000 ADSs beneficially owned by them for $4.70 per ADS. The merger will also allow Mr. He Dang to maintain a significant portion of his investment in the Company through his indirect ownership in Parent as described in this proxy statement under the “Special Factors—Interests of Certain Persons in the Merger—Interests of the Consortium” section and at the same time enable Mr. He Dang to maintain a leadership role with the surviving company.

The Consortium believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Consortium is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Consortium believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Consortium decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Merger Sub was able to obtain debt financing in connection with the merger. In the course of considering the going private transaction, the Consortium did not consider alternative transaction structures, because the Consortium believed the Merger was the most direct and effective way to enable the Consortium to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “CHRM.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by the Consortium. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. After the effective time of the merger (the “effective time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. The cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately $1.5 million and $1.6 million for the 2012 and 2013 fiscal years, respectively. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Upon completion of the merger, each issued and outstanding Share and ADS, other than Consortium Shares, Treasury Shares and Dissenting Shares (please see “Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $2.35 per Share and $4.70 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time, each of Consortium Shares and Treasury Shares will be cancelled for no consideration. At the effective time, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, will no longer have any equity interest in, or be shareholders or ADS holders of the Company upon completion of the merger. As a result, our shareholders and ADS holders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters following the completion of the merger. Similarly, our current shareholders and ADS holders will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess, if any, of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the Effective Time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

Directors and Management of the Surviving Company

If the merger is completed, the current amended and restated memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the corporation is Charm Communications Inc.”, the articles of association of the surviving company will refer to the name of the surviving company as “Charm Communications Inc.”). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of the Company and Each Entity in the Consortium”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the $4.70 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represents a 17.2% premium over the Company’s closing price of $4.01 per ADS as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, and the fact that the merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a premium of 14.1% and 13.3%, respectively, over the Company’s 1-month and 3-month volume-weighted average price of $4.12 and $4.15, respectively, as quoted by NASDAQ on September 27, 2013, the last trading day prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal.

•	the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders.

•	the inability to participate in any potential future sale of part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger.

•	the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes.

•	the potential taxability of a merger transaction to our unaffiliated shareholders and ADS holders who are PRC residents or non PRC residents (as collectively defined under “Material PRC Income Tax Considerations”) but regarded by PRC tax administration as receiving PRC-source incomes for PRC individual income tax or enterprise income tax purpose.

The primary benefits of the merger to the Company’s directors and executive officers (other than the Founder) include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the merger agreement.

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

•	the monthly compensation of US$20,000 (not to exceed US$120,000 in the aggregate) of members of the special committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger).

•	cash-out of certain in-the-money options to purchase Shares and granted under the Company Option Plans held by certain of the Company’s directors and executive officers, as described in this proxy statement.

The primary detriments of the merger to the Company’s directors and executive officers (other than the Founder) include, without limitation, the following:

•	such directors and officers will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Consortium include the following:

•	if the Company successfully executes its business strategies, the value of the Consortium’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet periodic forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Consortium include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by Parent;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by Parent;

•	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Consortium;

•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. He Dang before and after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2013. The indirect interest in the Company’s net book value and net earnings for Mr. He Dang after the merger also reflects a shareholding adjustment among the members of the Consortium after the merger contemplated by the Consortium.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
He Dang	122,654	57.9	1,627	57.9	167,563	79.1	2,223	79.1

Plans for the Company after the Merger

Following the completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Consortium anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration or as disclosed in any public filings with the SEC made by the Company, the Consortium does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

However, the Consortium will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on October 4, 2013, in response to the receipt of the going private proposal letter from Mr. He Dang on September 30, 2013. Pursuant to the “go shop” provision in the merger agreement, the special committee initiated a process to solicit interest from 23 potential financial buyers and 8 potential strategic buyers following the signing of the merger agreement. As of the expiration of the Go Shop Period, none of the parties solicited by the special committee expressed an interest. Since the Company’s receipt of the proposal letter from Mr. He Dang on September 30, 2013, as well as during the past two years, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee of $2.9 million and reimbursement of Parent’s expenses to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is Not Completed

If the merger agreement and the plan of merger are not authorized and approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any share options receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company with the Consortium (other than the Sponsor) holding a majority of the outstanding Shares, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent a termination fee of $2.9 million and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Consortium) a termination fee of $2.9 million and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 99.

If the merger is not completed, from time to time, the board of directors of the Company will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Consortium estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $         million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Consortium do not consider the value of the Consortium Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Company’s unaffiliated shareholders and holders of ADSs and vested share options, as well as the related costs and expenses, in connection with the merger and the related transactions.

The merger and the related transactions are expected to be funded through one or a combination of the following:

•	the proceeds from a term loan facility (the “BOC Loan”) in a maximum amount of $60 million pursuant and subject to the facility agreement dated May 19, 2014 (the “facility agreement”), between Merger Sub and BOC, as lender, as further described below; and

•	a combination of cash from the resources of the Company, its subsidiaries and the Consortium. See “Special Factors-Equity Commitment Letter” for additional information.

The Consortium Shares will be cancelled for no consideration pursuant to the merger agreement. For addition information regarding such cancellation, please see “Special Factors—Rollover Agreement” beginning on page 68.

Concurrently with the entry by the Company, Parent and Merger Sub into the merger agreement, Parent and Merger Sub entered into the facility agreement. The facility agreement provides for a term loan facility of up to $60 million to Merger Sub, to be used to finance the merger.

Interest under the term loan facility will be payable at LIBOR plus a margin of 2.3% per annum and will be payable on the last day of each interest period. The interest period under the facility agreement is three months. The principal outstanding amount of the term loan facility will be repayable in full 42 months after utilization.

Under the terms of the facility agreement, Parent will initially provide a share charge over certain of its equity interests in Merger Sub and the Company to secure the loan. Following the effective time, the loan will also be secured by charges over certain bank accounts of the Company and one of its subsidiaries.

Prior to the proposed utilization date, the Company is required to transfer minimum cash amounts to designated accounts of the Company and one of its subsidiaries pursuant to the terms of the merger agreement. Such minimum cash amounts will be equal to (a) $13,000,000 in a designated account of the Company and (b) the RMB equivalent of $37,000,000 in a designated account of one of the Company’s subsidiaries.

The funding of the BOC Loan is subject to the satisfaction or waiver of the following conditions:

•	BOC, acting through its London branch, as lender, having received all of the documentary conditions precedent set forth in the facility agreement, including, among other things, a funds flow statement;

•	there being no major defaults under the facility agreement that are continuing or that would result from the proposed utilization;

•	all of the major representations under the facility agreement being true in all material respects; and

•	BOC, acting through its London branch, as lender, having received evidence that the relevant minimum cash amounts as described above have been credited to designated accounts of the Company and its relevant subsidiary in accordance with the merger agreement.

The facility agreement contains customary covenants, including, among others, restrictions on indebtedness, restrictions on declarations of dividends by Parent and Merger Sub, and covenants relating to compliance with laws. The facility agreement also contains customary events of default, including non-payment, misrepresentation, and change in ownership.

Pursuant to the merger agreement, each of Parent and Merger Sub are required to use its reasonable best efforts to obtain the financing from BOC on the terms and conditions described in the facility agreement, maintain in effect the facility agreement, and satisfy all conditions in the facility agreement within its control, in each case, on the terms and subject to the conditions contained in the merger agreement. Under the merger agreement, Parent and Merger Sub have further agreed not to permit any amendment, modification or waiver of any provision in the facility agreement unless such amendment, modification or waiver would not reasonably be expected to (a) materially delay or prevent the closing of the merger or make the funding of the financing less likely to occur or (b) adversely impact the ability of Merger Sub to enforce its rights against BOC under the facility agreement.

The Consortium currently does not contemplate any alternative debt financing.

The Consortium will use cash from the resources of the Company, its subsidiaries and the Consortium to repay the BOC Loan.

Equity Commitment Letter

In connection with the transactions contemplated by the merger agreement, on May 19, 2014, the Sponsor entered into an equity commitment letter with Holdco. Pursuant to the equity commitment letter, the Sponsor committed, subject to the terms and conditions set forth in the equity commitment letter, to subscribe for (or cause to be subscribed for), at or immediately prior to the closing of the merger, equity interests of Holdco and to pay (or cause to be paid) to Holdco in immediately available funds an aggregate purchase price in cash equal to $28,000,000, subject to adjustment set forth in the equity commitment letter, which will be applied to fund (or cause to be funded through Parent or Merger Sub) a portion of the aggregate merger consideration required to be paid by Parent to consummate the merger pursuant to and in accordance with the merger agreement together with related fees and expenses.

The equity commitment of the Sponsor is subject to (i) the satisfaction in full, or waiver by Parent if permissible, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger set forth in the merger agreement as in effect from time to time (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the substantially concurrent satisfaction of such conditions), (ii) the substantially contemporaneous consummation of the closing of the merger, and (iii) the debt financing (or alternative financing, if applicable) has been funded or will be funded at the closing of the merger in accordance with the terms thereof if the equity financing is funded at the closing of the merger.

The obligations of the Sponsor to fund the equity commitment will terminate automatically and immediately upon the earliest occurrence of (i) the closing of the merger, (ii) the valid termination of the merger agreement in accordance with its terms, and (iii) the Company or any of its affiliates asserting a claim that would make the limited guaranty provided by the Sponsor become terminable in accordance with the terms of such limited guaranty.

Rollover Agreement

Pursuant to the rollover agreement, at the closing of the merger, all Consortium Shares owned by the Rollover Shareholders (the “Rollover Shares”) will be cancelled for no consideration. Immediately prior to the closing of the merger, each Rollover Shareholder shall subscribe, or shall cause certain of its affiliates to subscribe, and Holdco shall issue to such Rollover Shareholder or its affiliate, as the case may be, for consideration of par value per share in cash, the number of ordinary shares of Holdco set forth in the rollover agreement.

Each Founder Shareholder further agreed, with respect to all Shares beneficially owned by such Founder Shareholder, to vote, (i) in favor of the approval of the merger agreement and other actions contemplated by the merger agreement, (ii) in favor of any matters necessary for the consummation of the transactions contemplated by the merger agreement, (iii) in favor of any adjournment or postponement of the Company shareholders meeting as may be reasonably requested by Parent, (iv) against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the merger agreement or in competition or inconsistent with the transactions contemplated by the merger agreement, (v) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the transaction contemplated by the merger agreement and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the merger agreement, or of any Founder Shareholder contained in the rollover agreement. Subject to applicable laws, each Founder Shareholder irrevocably appoints Parent and any designee of Parent as its proxy and attorney-in-fact in connection with the voting of the Shares beneficially owned by such Founder Shareholder.

In addition, from the date of the rollover agreement until its termination, the Founder Shareholders will not, directly or indirectly, (i) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares or any interest therein, involving any Shares and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Founder Shareholder’s economic interest in such Shares and/or (ii) grants a third party the right to vote or direct the voting of such Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the rollover agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Shares, (d) knowingly take any action that would make any representation or warranty of such Founder Shareholder set forth in the rollover agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Founder Shareholder from performing any of its obligations under the rollover agreement, or (e) agree (whether or not in writing) to take any of the foregoing actions.

Each Founder Shareholder has also agreed not to, directly or indirectly, do any of the following: (i) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to a competing transaction or offer that would reasonably be expected to lead to a competing transaction, (ii) engage, continue or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, an actual or proposed competing transaction or offer that would reasonably be expected to lead to a competing transaction, or otherwise knowingly facilitate any effort or attempt to implement a competing transaction or offer that would reasonably be expected to lead to a competing transaction, (iii) to the extent not required by applicable law, grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a competing transaction, (iv) approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any competing transaction or offer that would reasonably be expected to lead to a competing transaction, or (v) resolve or propose or agree to do any of the foregoing.

The obligations of the Founder Shareholders under the rollover agreement will terminate upon the closing of the merger or the termination of the merger agreement in accordance with its terms.

Consortium Agreement

On September 30, 2013, the Founder Shareholders and CMC entered into the consortium agreement in which they agreed to jointly make a proposal to the Company for a going-private transaction, to deal exclusively with each other in pursuing such transaction for a period of twelve months and to cooperate with respect to the proposed transaction. In addition, each party agreed to vote all voting securities of the Company beneficially owned by it or him in favor of the proposed transaction and against any competing proposals. A competing proposal means a proposal, offer or invitation that involves the direct or indirect acquisition of ten percent (10%) or more of any class of ordinary shares or voting power of the Company, a sale of all or any significant amount of the assets of the Company, a merger, business combination, consolidation, restructuring, reorganization, or recapitalization involving the Company, a change of control of the Company or any other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the proposed transaction with the Consortium. Each party to the consortium agreement is also prohibited from acquiring, disposing of or otherwise transferring any equity securities of the Company except as contemplated therein.

Limited Guaranties

In connection with the transactions contemplated by the merger agreement, on May 19, 2014, each of the Rollover Shareholders and the Sponsor entered into a limited guaranty (each a “limited guaranty” and collectively the “limited guaranties”) in favor of the Company with respect to a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the merger agreement. Specifically the Founder Shareholders and the Sponsor agreed to guarantee such obligation of the Parent according to the below percentages (the obligations of Merry Circle and Honour Idea under the relevant limited guarantee are joint and several):

•	20.89% by the Sponsor;

•	77.19% by Merry Circle;

•	1.92% by Honour Idea (each of the Sponsor, Merry Circle and Honour Idea, a “Guarantor”).

The Founder has also covenanted to the Company to procure the relevant Rollover Shareholders beneficially owned by him not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise dispose of, or enter into any agreement, arrangement or understanding to sell, give, encumber, assign or otherwise dispose of, or permit any charge, lien or encumbrance over the Shares held by such Rollover Shareholder.

Each limited guarantee will terminate upon the earliest of (i) all of the obligations payable under such limited guarantee having been paid in full by the relevant Guarantor(s), (ii) the effective time, (iii) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee pursuant to the merger agreement and (iv) 90 days after any termination of the merger agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to pay the termination fee pursuant to the merger agreement if the Company has not presented a bona fide written claim for payment of any obligation to such Guarantor by such 90th day; provided that if the Company has presented such claim to such Guarantor by such date, such limited guarantee shall terminate upon the date such claim is finally satisfied or otherwise resolved by agreement of the parties thereto or pursuant to the terms of such limited guarantee.

Remedies

In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the Company’s right to receive the applicable termination fee and expense reimbursement from Parent and certain reimbursement obligations of Parent under the merger agreement will be the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the merger agreement or any of the transactions contemplated thereby other than any rights against Parent or Merger Sub under the merger agreement or against the Guarantors under their respective limited guaranties.

In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, Parent’s right to receive the termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the merger agreement or any of the transactions contemplated thereby.

In this section of the proxy statement, the “Company Group” refers to, collectively, the Company, its subsidiaries and their respective former, current and future officers, employees, directors, partners, shareholders, management members or affiliates (but excluding any Parent Group).

In this section of the proxy statement, the “Parent Group” refers to, collectively, Parent, Merger Sub, the Sponsor, the parties to the equity commitment letter and the rollover agreement, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or affiliates.

Prior to termination of the merger agreement in accordance with its terms, the Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. While Parent and Merger Sub may pursue both a grant of specific performance and the payment of the applicable termination fee, neither the Parent and Merger Sub will be permitted or entitled to receive both a grant of specific performance resulting in the closing of the merger and payment of such amounts. The Company may not pursue, and is not entitled to receive, a grant of specific performance.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the Consortium has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of the Consortium

As the result of the merger, Parent will own 100% of the equity interest in the surviving company. After giving effect to the transactions contemplated under the merger agreement, the equity commitment letter and the rollover agreement, the Consortium expects that Mr. He Dang will be the beneficial owners of approximately 79.11% of the issued and outstanding share capital of Parent and the Sponsor will be the beneficial owner of approximately 20.89% of the issued and outstanding share capital of Parent. Exact beneficial ownership of Parent may be adjusted in accordance with funding required for fees and expenses in connection with the transactions contemplated by the merger agreement, any permitted assignment by the Rollover Shareholders under the rollover agreement and by the Sponsor under the equity commitment letter or as a result of any alternative financing. Because of Parent’s equity interest in the surviving company, each member of the Consortium will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

In addition, although all Consortium Shares beneficially owned by the Founder Shareholders will be cancelled at the closing of the merger for no consideration, the term “Consortium Shares” does not include 1,075,000 ADSs beneficially owned by Mr. He Dang. As a result, the merger will allow Mr. He Dang to realize in cash the value of 1,075.000 ADSs beneficially owned by them for $4.70 per ADS.

The merger may also provide additional means to enhance shareholder value for the Consortium, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Consortium, such as through dividends or other distributions.

Shares and Options Held by Directors and Executive Officers

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 105, excluding Mr. He Dang), as a group, beneficially own an aggregate of 754,250 Shares. These consist of: (a) 408,333 issued and outstanding Shares and (b) outstanding and unexercised options to purchase 345,917 Shares pursuant to the Company Option Plans. These options have a weighted average exercise price of $0.59 per Share.

At the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the Effective Time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

The table below sets forth, as of the date of this proxy statement, for each director holding outstanding and unexercised options:

•	The number of Shares issuable under, and the exercise price payable per Share for, the outstanding and unexercised option held by such person; and

•	The cash payment that may be received in respect of such option upon completion of the merger, calculated by multiplying (a) the total number of Shares issuable under such option by (b) the excess of $2.35 over the exercise price payable per Share under each such option.

	Title	Ordinary Shares Beneficially Owned	Exercise Price Payable Per Share	Cash Consideration Upon Completion of the Merger (US$)
Zhan Wang	Independent Director	50,000	Nil	117,500
Gang Chen	Independent Director	25,000	1.00/Nil	48,750
Cathy Chen	President of agency business	—	—	—
Li Linna	Vice President	194,250	1.00	262,238
Lei Wu	Vice President	—	—	—
Johnny Zhu	Vice President	—	—	—
Cindy Wang	Vice President of Finance	485,000	Nil	1,139,750

In addition, Mr. Andrew J. Rickards resigned from the board of directors of the Company at the conclusion of the term of his independent director agreement, effective April 9, 2014.

After the completion of the merger, the maximum amount of cash payments that our directors and executive officers (excluding Mr. He Dang) may receive in respect of their Shares and options is approximately $1.6 million, including approximately $1.0 million in respect of Shares and approximately $0.6 million in respect of options.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and will not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.

•	From and after the effective time, the surviving company will (and will cause its subsidiaries to) comply with the Company’s obligations to indemnify and hold harmless the current and former directors or officers of the Company or any of its subsidiaries against liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to such persons’ services as directors, officers or employees of the Company or its subsidiaries, or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time.

•	The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on May 19, 2014, except to the extent prohibited by the Cayman Islands Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•	The surviving company will maintain the Company’s and its subsidiaries’ directors and officers existing liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than such insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Special Committee

On October 4, 2013, our board of directors established a special committee of directors to consider the proposal from the Consortium and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee was composed of independent directors—Mr. Zhan Wang, Mr. Andrew J. Rickards and Mr. Gang Chen. Mr. Rickards resigned from the board of directors of the Company at the conclusion of the term of his independent director agreement, effective April 9, 2014 and thereafter, the special committee is composed of Mr. Zhan Wang and Mr. Gang Chen. Other than their receipt of board compensation in the ordinary course, the special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger), their indemnification and liability insurance rights under the merger agreement and their right to receive cash for certain in-the-money Company options held by them after the effective time of the merger as described in this proxy statement, none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of the Consortium. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

Position with the Surviving Company

After completion of the merger, Mr. He Dang expects to continue to serve as the chairman of the board of directors and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Our audit committee is required to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For the years ended December 31, 2012 and 2013, we entered into certain related party transactions, which are further detailed in “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 112 for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Consortium in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$
Legal fees and expenses	$
Special committee fees	$
Miscellaneous (including filing fees, printing fees, proxy solicitation fees and mailing costs)	$
Total	$

These expenses will not reduce the merger consideration to be received by the shareholders of the Company. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will be responsible for such costs and expenses, except as otherwise provided in the merger agreement.

Voting by the Consortium at the Extraordinary General Meeting

Pursuant to the rollover agreement, each of Merry Circle Trading Limited and Honour Idea Limited has agreed to vote (or cause to be voted) all of the Shares that it owns to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has agreed to vote against any competing transaction or any other transaction, proposal, agreement or action made in opposition, or in competition or inconsistent with the merger or that is intended to or could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or any other transactions contemplated by the merger agreement. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the total voting power of the Company. Accordingly, assuming that each member complies with its obligations, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Litigation Related to the Merger

On June 2, 2014, a putative class action complaint on behalf of the Company’s ADS holders was filed in the United States District Court for the Southern District of New York against the Company, the members of the Company’s board of directors, Parent and Merger Sub, challenging the transactions contemplated by the merger agreement (the “transactions”). The complaint is captioned Pappas v. Charm Communications Inc., et al., 14 Civ. 3926 (the “Pappas complaint”). The Pappas complaint generally alleges, among other things, that (1) the Company’s board of directors breached its fiduciary duties to the Company’s ADS holders by authorizing the transactions for inadequate consideration and pursuant to an inadequate process, and (2) that the Company, Parent and Merger Sub aided and abetted the other defendants’ alleged breaches of fiduciary duty. The Pappas complaint seeks, among other things, an order (i) declaring that the merger agreement and the transactions were entered into in breach of the Company’s board of directors’ fiduciary duties; (ii) enjoining the defendants from completing the transactions until the Company’s board exercised its fiduciary duties to obtain a transaction that maximizes shareholder value; (iii) rescinding, to the extent already implemented, the merger agreement, or award actual and punitive damages; and (iv) providing an accounting to the plaintiff and the members of the purported class of any benefits received by the defendants as a result of the allegedly wrongful conduct. The Pappas complaint also seeks to recover an award of fees, expenses, and costs.

The action is at a preliminary stage. The Company, the special committee, Mr. Dang, Parent and Merger Sub believe that, among other defects, the court lacks personal jurisdiction over some or all of the defendants, the action has been brought in an inconvenient forum, and the action is without merit, and intend to defend it vigorously.

Additional lawsuits may be filed in connection with the transactions contemplated under the merger agreement.

Accounting Treatment of the Merger

Upon completion of the merger, the Company would cease to be a publicly traded company, and the Company expects to account for the merger at historical cost as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Gazette.

Dissenters’ Right

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 101.

Certain Material U.S. Federal Income Tax Considerations

Please see “Material U.S. Federal Income Tax Considerations” beginning on page 107.

Material PRC Income Tax Considerations

Please see “Material PRC Income Tax Considerations” starting on page 109.

Material Cayman Islands Tax Considerations

Please see “Material Cayman Islands Tax Considerations” starting on page 110.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Market (“NASDAQ”) under the symbol “CHRM,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2012
First quarter	10.42	7.95
Second quarter	11.64	5.49
Third quarter	6.97	3.67
Fourth quarter	6.00	3.14
2013
First quarter	5.75	3.40
Second quarter	5.89	4.01
Third quarter	5.00	3.81
Fourth quarter	4.65	4.10
2014
First quarter	4.43	3.91
Second quarter

On September 27, 2013, the last trading day immediately prior to the Company’s announcement on September 30, 2013 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $4.01 per ADS. The merger consideration of $2.35 per Share, or $4.70 per ADS, represents a premium of 17.2% over the closing price of $4.01 per ADS on September 27, 2013, and a premium of 14.1% and 13.3%, respectively, over the Company’s 1-month and 3-month volume-weighted average price of $4.12 and $4.15, respectively, as quoted by NASDAQ on September 27, 2013. On             , 2014, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $         and $            , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

In March 2012 we announced a special cash dividend of $0.16 per ordinary share out of our additional paid-in capital to our shareholders, of which $12.6 million was paid in April, 2012. Also, in March 2013 we announced a special cash dividend of $0.25 per ordinary share ($0.50 per ADS) to our shareholders, of which $19.9 million was paid in May, 2013.

We do not expect to pay dividends in the foreseeable future and, under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval. We will continue to evaluate our dividend policy as appropriate, taking into account our operating performance, long-term capital requirements relating to investments and acquisitions, as well as potential business risks. We, however, have no present plan to declare and pay any regular dividends on our ordinary shares or ADSs in the future. We still intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Subject to the terms of the merger agreement, our board of directors will have discretion as to whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant and, under the terms of the merger agreement, declaration and payment of such dividends require Parent’s prior written approval.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China, which in some cases in turn rely on the payments received from our variable interest entities in China pursuant to the contractual arrangements between our PRC subsidiary, Nanning Jetlong Technology Co., Ltd. and these entities. Current PRC laws, rules and regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in China are required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund statutory reserves. These reserves may not be distributed as cash dividends. Further, if any of our subsidiaries in China incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

We may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. In the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation unless we are a PFIC in the year in which the dividend is paid or the preceding taxable year. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—Dividends we receive from our PRC subsidiaries may be subject to PRC withholding tax & “Dividends payable by us to our foreign investors and gain on the sale of our ADSs or ordinary shares may become subject to taxes under PRC tax laws. in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2014, at          a.m. (Hong Kong time) at the offices of Simpson Thacher & Bartlett, 35/F, ICBC Tower, 3 Garden Road, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the merger agreement dated May 19, 2014, among Parent, Merger Sub and the Company (a copy of which is attached as Annex A to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement) and the transactions contemplated by the merger agreement, including the merger, be and are hereby authorized and approved;

THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the effective time, all of the Shares will be cancelled and cease to exist. If the merger is completed, each issued and outstanding Share and ADS, other than Consortium Shares, Treasury Shares and Dissenting Shares, will be cancelled in exchange for the right to receive the per Share merger consideration of $2.35 and the per ADS merger consideration of $4.70 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. Each Dissenting Share will be cancelled and will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Consortium Share and each Treasury Share will be cancelled for no consideration. At the effective time, each issued and outstanding ordinary share, par value $0.0001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors, by a three-to-one (with Messrs. Zhan Wang, Gang Chen and He Dang voting for and Mr. Nick Waters voting against) vote:

•	determined that it is fair to and in the best interests of the Company, and declares it advisable, that the Company should approve and, as the case may be, enter into the merger agreement, the plan of merger and the merger;

•	approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	recommends that the Company’s shareholders vote FOR the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

At the meeting of the board of directors, Mr. Waters expressed his view that he was surprised by the special committee’s recommendation and that the per share merger consideration and the per ADS merger consideration undervalued the Company’s securities and failed to take into account the Company’s future prospects. Mr. Waters also stated that in his view the special committee has failed to perform its duties to protect the Company’s external shareholders. The chairman of the meeting opened the floor for discussion, and there being no further comments or discussions, all directors except Mr. Waters voted in favor of the above resolutions recommended by the special committee.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the Cayman Islands on             , 2014, the Share record date for voting at the extraordinary general meeting. On the Share record date,              Shares are expected to be issued and outstanding and held by approximately                   holders of record. If you own Shares at the close of business in New York City on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2014 at          a.m. (Hong Kong time). If you own ADSs at the close of business in New York City on , 2014, the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on             , 2014 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, you may vote at the extraordinary general meeting if you held ADSs as of the ADS record date, you cancel your ADSs, and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on             , 2014, and become a holder of Shares by the close of business in the Cayman Islands on             , 2014, the Share record date. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote. See “—Procedures for Voting” below.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. Shareholders holding not less than an aggregate of one-half of all voting share capital of the Company in issue present in person or by proxy and entitled to vote will constitute a quorum for the extraordinary general meeting. We expect, as of the record date, there will be              Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement. The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the votes attaching to the outstanding Shares. Accordingly, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement the plan of merger and the transactions contemplated under the merger agreement, including the merger, are approved by a special resolution of the shareholders of the Company, being a resolution passed by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. Each Class A ordinary share is entitled to one (1) vote on all matters subject to shareholders’ vote and each Class B ordinary share is entitled to five (5) votes on all matters subject to shareholders’ vote. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer, director or affiliate of the Company or any member of the Consortium currently hold any securities of the Company.

The Consortium, as a group, owns 2,150,000 Class A ordinary shares and 45,110,000 Class B ordinary shares, which represent approximately 68.7% of the votes attaching to the outstanding Shares. Accordingly, the Consortium, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is             , 2014 at          a.m. (Hong Kong time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact         , our proxy solicitor, toll free at          (or          outside of the United States).

ADSs

If you own ADSs as of the close of business in New York City on             , 2014, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on             , 2014. Alternatively, you may vote at the          extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on             , 2014 and become a holder of Shares by the close of business in the Cayman Islands on             , 2014, the Share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting, and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A.—Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder by             , 2014, you need to provide your ADSs and all applicable documentation and payments to the ADS depositary by the close of business in New York City on             , 2014. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives valid voting instructions from an ADS owner which fails to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS owner, such ADS owner is deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. The Company has informed the ADS depositary that, pursuant to the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on             , 2014. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Charm Communications Inc., Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, Attention: .

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on             , 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote to approve the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact         , which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

[Address]

Shareholders may call toll free

Banks and Brokers may call collect

Email:

Solicitation of Proxies

We have engaged          to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that          ’s fees for its services will be approximately $         plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the third business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such time thereafter as may be specified in the plan of merger in accordance with the Cayman Islands Companies Law.

We expect that the merger will be completed during the third quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. However, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum of association and articles of association of Merger Sub, as in effect at the effective time, will be the memorandum of association and articles of association of the surviving company (except that at the effective time, Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the corporation is “Charm Communications Inc.” and the articles of association of the surviving company will refer to the name of the surviving company as “Charm Communications Inc.”). The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company.

Merger Consideration

Each issued and outstanding Share, other than Consortium Shares, Treasury Shares and Dissenting Shares, will be cancelled in exchange for the right to receive $2.35 in cash, without interest and net of any applicable withholding taxes. Each issued and outstanding ADS will represent the right to receive $4.70 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes.

Each Consortium Share and each Treasury Share will, by virtue of the merger and without any action on the part of Parent, Merger Sub or the Company, automatically be cancelled and cease to exist at the effective time, and no payment or distribution will be made with respect thereto.

Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law.

At the effective time, each issued and outstanding ordinary share, par value $0.0001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

The merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Parent of their current contact details prior to the effective time. A shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company, or (b) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (c) notice of the extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenting Shares and shareholders of the Company who are untraceable exceeds $2 million, such monies and any monies which are returned will be held by the surviving company in a separate bank account for the benefit of holders of Dissenting Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the surviving company.

Treatment of Share Options

As of the date of this proxy statement, there are outstanding and unexercised options granted pursuant to the Company Option Plans for an aggregate of                 Shares. At the effective time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding, vested (including any options to purchase Shares pursuant to the Company Option Plans that will vest upon the consummation of the merger pursuant to the terms of the applicable award agreements, if any, or the merger agreement) and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess, if any, of $2.35 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes (please see “Material PRC Income Tax Considerations” beginning on page 109 for additional information). Immediately prior to the effective time, each option to purchase Shares pursuant to the 2008 Share Incentive Plan that is then outstanding and unvested will be vested. As of the Effective Time, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unvested shall be cancelled.

Exchange Procedures

Concurrently with the funding of the financing, Parent will deposit with the paying agent, a cash amount sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (and in any event within five (5) business days after the effective time), the paying agent will mail or deliver to each registered holder of Shares (other than holders of Consortium Shares, Treasury Shares or Dissenting Shares) (a) a form of letter of transmittal for purposes of specifying how the delivery of the merger consideration to registered holders of the Shares is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction, and if required by the surviving company or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. Upon the surrender of any share certificates (or an affidavit and indemnity of loss in lieu of share certificates) together with a duly completed letter of transmittal, if applicable, each registered holder of Shares (other than holders of Consortium Shares, Treasury Shares or Dissenting Shares) represented by such share certificates and each registered holder of Shares (other than holders of Consortium Shares, Treasury Shares or Dissenting Shares) which are not represented by share certificates will receive a check in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. Meanwhile, promptly after the effective time, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders pursuant to the terms of the deposit agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs.

At the effective time, the register of members of the Company will be closed and thereafter there will be no further registration of transfers on the register of members of the surviving company of Shares that were outstanding immediately prior to the effective time. From and after the effective time, the holders of share certificates or Shares not represented by share certificates will cease to have any rights with respect to such Shares except as otherwise provided in the merger agreement or by applicable law.

Any portion of the merger consideration deposited with the paying agent which remains undistributed to the shareholders of the Company for nine (9) months after the effective time will be delivered to the surviving company upon demand, and any holders of Shares who have not theretofore complied with the above-described exchange and payment procedures will thereafter only look to the surviving company for the per Share merger consideration, without any interest thereon and net of any applicable withholding taxes, to which such holder may be entitled.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company simultaneously with the execution of the merger agreement). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders and may have been made for the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by the public disclosures of the Company and its subsidiaries with the SEC since May 4, 2010 and prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, and good standing of the Company and its subsidiaries;

•	the Company’s capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations with respect to the Company and certain specified subsidiaries, the absence of any debt securities that give holders the right to vote with the Company’s shareholders, the absence of encumbrances on the Company’s ownership of equity interests in its subsidiaries;

•	the Company’s corporate power and authority to execute and deliver the merger agreement and to perform its obligations under and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•	the recommendation from the special committee, and the determination of fairness, the approval of the merger and the recommendation that shareholders approve the merger agreement by the board of directors of the Company;

•	the required vote of the Company’s shareholders to approve the merger agreement;

•	the Company’s SEC filings since May 4, 2010 and the financial statements included therein, the Company’s compliance with applicable listing and corporate governance rules and regulations of the Nasdaq Global Market, the Company’s disclosure controls and procedures and internal controls over financial reporting, and the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since December 31, 2013;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement and the absence of violations of, or conflicts with, the organizational documents of the Company and its subsidiaries, applicable law and certain agreements or instruments as a result of the Company’s execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	real property;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws and permits;

•	employee benefit plans and labor and employment matters;

•	environmental and tax matters;

•	the identification of certain material contracts and the absence of any breach, violation, default or termination of the material contracts;

•	insurance matters;

•	intellectual property;

•	PRC subsidiaries;

•	suppliers;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the merger;

•	related party transactions;

•	the receipt of the opinion from China Renaissance Securities (Hong Kong) Limited described under “Special Factors—Opinion of the Special Committee’s Financial Advisor”; and

•	the absence of broker, finder or investment banker other than China Renaissance.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means any fact, change, circumstance, development, condition, event, effect or occurrence that, individually or in the aggregate with all other facts, changes, circumstances, developments, conditions, events, effects or occurrences, would or would reasonably be expected to be materially adverse to the business, consolidated results of operations, assets, liabilities, properties or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement; provided, however, that none of the following will be taken into account in determining whether a “material adverse effect” has occurred:

(a)	changes generally affecting the industry in which the Company and its subsidiaries operate, or general business, economic or political conditions, or the credit, financial or capital markets in the United States or the PRC, including change in interest or exchange rates;

(b)	changes in any applicable laws, rules or regulations (or interpretations thereof), or directives or policies of a governmental authority of general applicability that are binding on the Company or any of its subsidiaries or GAAP or any interpretation thereof after the date of the merger agreement;

(c)	the public announcement of the merger agreement or the consummation of the transactions contemplated thereby;

(d)	acts of war, sabotage, armed hostility or terrorism, pandemics, or natural disasters;

(e)	any action taken by the Company or its subsidiaries that is required by the merger agreement or failure by the Company or its subsidiaries to take any action that is prohibited by the merger agreement or any action taken by the Company or its subsidiaries or failure by the Company or its subsidiaries to take any action with the advance written consent or at the written request of Parent or Merger Sub;

(f)	decline in the market price or trading volume of the Shares (it being understood that the underlying cause of such change may be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur);

(g)	any failure by the Company or any of its subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (it being understood that the underlying cause of such change may be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur); or

(h)	any breach of the merger agreement by Parent or Merger Sub;

provided that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (a), (b) and (d) above may be taken into account in determining whether a “material adverse effect” has occurred or reasonably would be expected to occur if and to the extent they have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industry or geographic markets in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing;

•	their capitalization and ownership structure;

•	their corporate power and authority to execute and deliver the merger agreement and to perform their obligations under and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the availability and sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement, subject to certain assumptions;

•	the validity and legality of, and absence of any default under, the facility agreement;

•	Parent and Merger Sub not having any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•	the absence of contingencies related to the funding of the financing other than as set forth in the facility agreement;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement and the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the validity and legality of, and absence of any default under, the limited guaranties;

•	full disclosure of ownership by Parent of Shares or other securities of the Company;

•	no broker, finder or investment banker;

•	solvency of the surviving company immediately following consummation of the merger, subject to certain assumptions;

•	the accuracy of the information provided by Parent and Merger Sub in the Schedule 13E-3 and this proxy statement;

•	the absence of certain agreements otherwise relating to the transactions contemplated by the merger agreement;

•	the acknowledgment as to independent investigation; and

•	the acknowledgment as to non-reliance of any estimates, forecasts, projections, forecasts, plans and budgets provided by the Company.

The representations and warranties of each of the parties to the merger agreement will terminate upon the effective time or termination of the merger agreement in accordance with its terms.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to the requirements of applicable law and certain exceptions in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, between the date of the merger agreement and the effective time, unless Parent gives its prior written consent, the Company and its subsidiaries will cause their businesses to be conducted in the ordinary course consistent with past practice in all material respects and the Company and its subsidiaries will use their reasonable efforts to preserve substantially intact their existing assets, and business organization, keep available the services of their current officers and employees, preserve their current relationships with key customers, suppliers and others with whom the Company or any of its subsidiaries has material business relations, and comply in all material respects with applicable law.

Subject to the requirements of applicable law and certain exceptions set forth in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, unless Parent consents in writing (which cannot be unreasonably withheld, conditioned or delayed), neither the Company nor any of its subsidiaries will take any of the following actions:

•	amend its memorandum and articles of association or other similar governing instrument;

•	authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for certain limited exceptions;

•

(i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital; (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its subsidiaries, except for certain limited exceptions;

•	place the Company or any of its subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger or any such transactions among wholly owned subsidiaries of the Company that are not obligors or guarantors of third party indebtedness);

•	(i) (A) incur or assume any new long-term or short-term interest-bearing debt or borrowings, or issue any new debt securities or (B) modify or renew any existing long-term or short-term interest-bearing debt or borrowings or debt securities, in each case, except for debt or borrowings or debt securities (X) that are incurred, assumed, modified or renewed, as the case may be, in the ordinary and usual course of business consistent with past practice and (Y) the aggregate amount of which (in the case of (B) only with respect to the amount in excess of the existing debt or borrowings or debt securities, if any) does not exceed RMB30,000,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for guarantees of obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) except (A) pursuant to contracts in effect as of the date of the merger agreement which have either been filed as exhibits to reports filed by the Company with the SEC or (B) for loans, advances, capital contributions or investments in an amount not to exceed RMB30,000,000 in the aggregate; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, having a value in excess of RMB30,000,000 or create or suffer to exist any material lien thereupon;

•	enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee with the title of vice president or above in any manner, or (except as required under agreements existing on the date of the merger agreement) increase in any manner the compensation or fringe benefits of any director, officer or employee who do not have the title of vice president or above other than in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

•	acquire, sell, lease or dispose of any assets, in each case, other than (i) in the ordinary and usual course of business consistent with past practice, or (ii) any assets with a value or purchase price (including the value of assumed liabilities) not in excess of RMB30,000,000 in any transaction or related series of transactions;

•	except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it, which materially affects the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

•

(i) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case for consideration in excess of RMB30,000,000, or (ii) authorize any new capital expenditure or expenditures except (A) as specifically budgeted in the Company’s current plan approved by the board of directors of the Company that was made available to Parent which, individually, does not exceed RMB5,000,000 or, in the aggregate, does not exceed RMB30,000,000, or (B) if such expenditures are necessary to maintain existing assets in good repair, consistent with past practice;

•	make or revoke any material tax election, or settle or compromise any material tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

•	pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary and usual course of business consistent with past practice;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•	settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

•	(i) cancel, materially modify, terminate or grant a waiver of any rights under any material contract, (ii) enter into a new contract that (A) would be a material contract if in existence as of the date of the merger agreement or (B) contains, unless required by applicable law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by the merger agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such material contract or new contract, except, in respect of clauses (i), (ii)(A) and (iii) only, in the ordinary course of business and consistent with the Company’s past practice;

•	enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its subsidiaries’ businesses that are conducted as of the date of the merger agreement;

•	create any new subsidiaries;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or any rules and regulations promulgated thereunder;

•	(i) breach any covenants set forth in the facility agreement which would result in a default under the facility agreement, (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its subsidiaries as set forth in the facility agreement which would result in a default under the facility agreement, or (iii) take any other action, or omit to take any other action, which would result in a default under the facility agreement; in each of the cases of (i), (ii) and (iii), as if the Company and its subsidiaries were subject to the provisions of the facility agreement;

•	change the vesting dates of any option to purchase Shares from the vesting dates set forth in the disclosure schedule; or

•	take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

Shareholders’ Meeting

The Company is required to take all action necessary to call an extraordinary general meeting of its shareholders as soon as reasonably practicable, but in any event no later than two (2) business days after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company is required to hold such extraordinary general meeting of its shareholder not later than forty five (45) calendar days after such notice is issued.

The Company may adjourn the general meeting of its shareholders for up to thirty (30) calendar days (but in any event no later than November 19, 2014) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such general meeting. Parent may request on only one occasion that the Company adjourn the general meeting for up to thirty (30) calendar days (but in any event no later than November 19, 2014), (a) if as of the time for which the general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct business or (ii) voting in favor of authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby to obtain shareholder approval, or (b) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such general meeting, in which event the Company will cause the general meeting to be adjourned in accordance with Parent’s request.

Subject to the provisions of the merger agreement discussed under “—Limitation on Solicitation of Competing Transactions and Change of Recommendation” below, the board of directors of the Company will recommend the authorization and approval of the merger agreement, the plan of merger and the merger by the Company’s shareholders and take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the required shareholder authorization and approval of the merger agreement, the plan of merger and the merger. In the event the Company terminates the merger agreement pursuant to its terms, the Company will not be required to submit the merger agreement to the shareholders for the purpose of obtaining the shareholder approval.

Go Shop

During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of the merger agreement (the “Go Shop Period”), the Company, its subsidiaries and their respective representatives shall have the right, acting under the direction of the special committee) to, directly or indirectly:

•	solicit, initiate and encourage a written bona fide proposal or offer for a competing transaction from any third party, including by way of providing access to information pursuant to one or more executed confidentiality agreements in reasonable and customary form and in any event containing customary standstill provisions and other terms that are at least as stringent in all material respects as those contained in the confidentiality agreement in effect between the Company and certain members of the Consortium, provided that any material non-public information concerning the Company or its subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent as promptly as reasonably practicable after it is provided to such third party; and

•	enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to any proposal or offer for a competing transaction or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any proposal or offer for a competing transaction.

Limitation on Solicitation of Competing Transactions and Change of Recommendation

Following the expiration of the Go Shop Period and until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their respective representatives may not:

•	solicit, initiate or encourage any inquiries or the making of a proposal or offer or any other effort or attempt with respect to, or that may reasonably be expected to lead to, any competing transaction;

•	enter into, maintain, continue or otherwise engage or participate in, any discussions or negotiations with, or provide any non-public information concerning the Company or any subsidiary to, any person in furtherance of such inquiries or to obtain a proposal or offer with respect to, or that may reasonably be expected to lead to, a competing transaction;

•	agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction or enter into any letter of intent, contract or commitment contemplating or relating to any competing transaction;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes; or

•	resolve, propose or agree to do any of the foregoing.

At any time prior to the time the Company’s shareholders approve the merger agreement, if the Company receives a written bona fide proposal or offer with respect to a competing transaction from any person that did not result from a breach of the Company’s “no-shop” obligations described above, the Company and its representatives may, subject to compliance with the other provisions contained in the merger agreement and acting under the direction of the special committee, (x) contact such person solely for the purpose of clarifying the terms and conditions thereof so as to determine whether such proposal constitutes or could reasonably be expected to result in a superior proposal, and (y) furnish information to, and enter into discussions with, a person who has made such proposal or offer, if, prior to furnishing such information and entering into such discussions, the board of directors of the Company (upon recommendation of the special committee) has (a) determined in its good faith judgment (after having received the advice of its financial advisor and of outside legal counsel) that (i) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal and (ii) the failure to furnish such information, or to enter into such discussions, with the person who made such proposal or offer would be inconsistent with the directors’ fiduciary duties under applicable laws, (b) provided at least three (3) business days prior written notice to Parent of its intent to furnish information to or enter into discussions with such person, (c) obtained from such person a confidentiality agreement (and promptly deliver of copy of such confidentiality agreement to Parent) with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and certain members of the Consortium, and (d) promptly make available to Parent any material information concerning the Company and its subsidiaries that is provided to such person and that was not previously made available to Parent or its representatives.

After the expiration of the Go Shop Period, the Company must, within forty-eight (48) hours after the Company attains knowledge thereof, notify Parent in writing, after the receipt by the Company or any of its subsidiaries of any written proposal, inquiry, offer or request with respect to or that could be reasonably expected to lead to a competing transaction including any written request for discussions or negotiations and any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries. The Company must, within forty-eight (48) hours after receipt by the Company, provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company must keep Parent reasonably informed, on a prompt basis, of the status and material details of any such proposal, inquiry, offer or request and any information requested of or provided by the Company pursuant to the merger agreement. The Company will provide Parent with at least forty-eight (48) hours prior notice of any meeting of the board of directors of the Company or the special committee at which the board of directors of the Company or special committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto. The Company will, within forty-eight (48) hours, provide to Parent any material nonpublic information concerning the Company that may be made available pursuant to the merger agreement to any other person in response to any such proposal, inquiry, offer or request.

Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that neither the board of directors of the Company nor any committee thereof will (a) withhold, withdraw (or not continue to make), qualify or modify, or publicly propose or resolve to do any of the foregoing, in a manner adverse to Parent or Merger Sub, its recommendation with respect to the merger, (b) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any competing transaction, (c) (i) fail to publicly recommend against any competing transaction or (ii) fail to publicly reaffirm the recommendation that shareholders of the Company approve the merger agreement, in each case of (i) and (ii) within two (2) business days after Parent so requests in writing, (d) fail to recommend against any competing transaction subject to Regulation 14D under the Exchange Act, in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such competing transaction, (e) fail to include the recommendation that shareholders of the Company approve the merger agreement in this proxy statement, (f) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction or (g) take any other action or make any other public statement that is inconsistent with the foregoing (any action listed in (a) through (g) is referred to in this proxy statement as a “change in the Company recommendation”), or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction (an “alternative acquisition agreement”).

Prior to the time the Company receives shareholder approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee) may, if the Company has received a written, bona fide proposal or offer with respect to a competing transaction that did not arise from a material breach of the Company’s “no-shop” obligations described above that is not withdrawn and that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of its financial advisor and outside counsel) constitutes a superior proposal, make a change in the Company recommendation or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, if (i) the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of outside legal counsel experienced in the corporate law of the Cayman Islands), that the failure to do so would be reasonably expected to breach its fiduciary duties under applicable laws, (ii) the Company shall have provided written notice to Parent advising Parent that the board of directors of the Company is prepared to make a change in the Company recommendation or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, and specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal, (iii) the Company shall have negotiated, and shall have caused its representatives to negotiate, during the five (5) business day period following receipt by Parent of the aforementioned notice, with Parent and its representatives in good faith, to make such adjustments in the terms and conditions of the merger agreement so that the competing transaction that was determined to constitute a superior proposal ceases to constitute a superior proposal, and (iv) following the end of the aforementioned five (5) business day period, the board of directors of the Company (upon the recommendation of the special committee) shall have determined in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel) that such competing transaction continues to constitute a superior proposal (taking into account all changes proposed by Parent).

In this proxy statement, a “competing transaction” means any transaction or series of related transactions (other than the merger contemplated by the merger agreement) that constitute, or may reasonably be expected to lead to: (i) any scheme of arrangement, merger, consolidation, share exchange, business combination, liquidation, recapitalization, reorganization or other similar transaction involving the Company (or any of its subsidiaries whose business constitutes 20 percent or more of the net revenue, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole); (ii) any sale, lease, license, exchange, mortgage, pledge, transfer, joint venture or other disposition of assets or businesses of the Company or its subsidiaries that constitute or represent 20 percent or more of the Company’s consolidated assets, or to which 20 percent or more of the net revenue or net income of the Company on a consolidated basis are attributable; (iii) any sale, transfer or other disposition of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its subsidiaries; (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its subsidiaries; (v) any acquisition by any person of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its subsidiaries; or (vi) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net income, net revenue or voting power of the outstanding Shares (or other class of equity securities, or securities convertible into or exchangeable for any equity securities) of the Company or any of its subsidiaries involved, as the case may be, is 20 percent or more.

In this proxy statement, a “superior proposal” means a written bona fide offer or proposal made by a third party with respect to a competing transaction (with all of the percentages included in the definition of “competing transaction” increased to 50%) that provides for the payment of net cash consideration per Share to holders thereof that is in excess of $2.35 and net cash consideration per ADS to holders thereof that is in excess of $4.70 and that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, and taking into account all legal, financial and regulatory aspects of such offer or proposal (including the likelihood and timing of the consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals), the identity of the person or group making the offer or proposal, the ownership of Shares by members of the Consortium, and any changes to the terms of the merger agreement proposed by Parent in response to such offer or proposal or otherwise, to be (a) more favorable, including from a financial point of view, to the shareholders of the Company than the merger contemplated under the merger agreement and (b) reasonably likely to be consummated.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, the surviving company will indemnify and hold harmless, to the fullest extent required by the Company’s organizational documents and as required pursuant to any indemnity agreements of the Company or any of its subsidiaries in effect on the date of the merger agreement, each director or officer and employee of the Company and each subsidiary at the effective time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages and liabilities in connection with any actual or threatened claim or action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with such indemnified party’s service as a director or officer of the Company or any of its subsidiaries or services performed by such person at the request of the Company or any of its subsidiaries at or prior to the effective time, including any claim arising out of or pertaining to the transactions contemplated in the merger agreement.

Parent will cause the surviving company to maintain the Company’s existing directors’ and officers’ insurance on terms with respect to coverage and amount no less favorable than the Company’s current policy for a period of six (6) years after the effective time; provided that in no event will the surviving company be required to spend in any one year an amount in excess of 300% of the current annual premium for such insurance.

Prior to the effective time, the Company may at its option purchase a six-year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the Company’s current directors’ and officers’ insurance policy. If a “tail” prepaid policy has been obtained by the Company prior to the effective time, the surviving company will (and Parent will cause the surviving company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

Financing; Financing Assistance

Each of Parent and Merger Sub will use reasonable best efforts to obtain the financing on the terms and conditions described in the financing agreements and cause the Sponsor to fund the equity financing at the effective time. Each of Parent and Merger Sub has agreed to use reasonable best efforts to (a) maintain in effect the financing agreements until consummation of the transactions contemplated by the merger agreement, and (b) satisfy on a timely basis all conditions in the financing agreements that are within its control. Parent shall give the Company notice promptly upon becoming aware of any material breach of the financing agreements that would reasonably be expected to result in the termination of any financing agreements.

If any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing agreements, Parent and Merger Sub shall use their respective reasonable best efforts to amend or modify any of the financing agreements, and/or arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing from alternative sources; provided that an alternative financing for the debt financing shall be on terms not materially less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent) than those set forth in the facility agreement as in effect on the date of the merger agreement, so long as the aggregate proceeds of the financing and, if applicable, the alternative financing are sufficient to pay such amounts as are required to consummate the transactions contemplated by the merger agreement, provided that in no event shall Parent or Merger Sub be required by the terms and conditions of the financing agreements or, if applicable, the alternative financing to amend or waive any of the terms or conditions of the merger agreement.

Parent and Merger Sub shall not permit any termination, release, amendment or modification to be made to, or any waiver of, any provision under the financing agreements or, if applicable, the alternative financing if such termination, release, amendment, modification or waiver (1) results in the aggregate proceeds of the financing and, if applicable, the alternative financing being insufficient to pay such amounts as are required to consummate the transactions contemplated by the merger agreement, or (2) imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the funding or any other provisions of the financing or, if applicable, the alternative financing (as set forth in the Alternative Financing Agreements), in each case in a manner that would reasonably be expected to materially delay or prevent or make less likely the funding of the financing or, if applicable, the alternative financing or adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the financing agreements and, if applicable, the alternative financing.

The Company will use its reasonable best efforts to provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the financing, including, among other things:

•	delivering such officer’s and other certificates as reasonably required by the Sponsor, the debt financing sources and/or the alternative financing sources and as are, in the good faith determination of the persons executing such certificates, accurate; and

•	entering into any agreements to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its wholly owned subsidiaries’ assets, and other documentation in connection with the financing and/or the alternative financing;

•	on a confidential basis, providing Parent and its financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its wholly owned subsidiaries as reasonably required;

•	making the Company’s executive officers and other senior employees reasonably available to assist the Sponsor, the debt financing sources or the alternative financing sources in connection with providing the financing and/or the alternative financing;

•	using its reasonable best efforts to cause its independent accountants to cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the Sponsor, the debt financing sources or the alternative financing sources may reasonably request for use in connection with the financing and/or the alternative financing; and

•	taking all reasonable corporate actions to permit consummation of the financing and/or the alternative financing;

provided, however, that (a) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the financing or, if applicable, the alternative financing prior to the effective time, and (b) no credit support in connection with the financing or the alternative financing will be provided by the Company or any of its subsidiaries and no new indebtedness of the Company or any of its subsidiaries, nor any assets of the Company or any of its subsidiaries, may be used in a manner that would subject it to actual or potential liability in connection with the financing or the alternative financing prior to the effective time.

No later than two (2) business days prior to the closing and at all times until the effective time, the Company will deposit and ensure that the aggregate RMB balance standing to the credit of a specified account held with an affiliate of the lender as required by the facility agreement is not less than the RMB equivalent of $37,000,000 and standing to the credit of a subsidiary of the Company and the aggregate balance standing to the credit of a specified account denominated in U.S. Dollars held with an affiliate of the lender as required by the facility agreement is not less than $13,000,000 and standing to the credit of the Company. The Company shall produce promptly on request any supporting or other information reasonably requested by the lender in respect of such accounts.

Certain Inaccuracies

The Company will not be deemed to be in breach of any representation, warranty, or covenant under the merger agreement, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the special committee) or the special committee. Parent will not have any right to terminate the merger agreement or claim any damage or seek any other remedy for any breach or inaccuracy in the representations and warranties made by the Company to the extent any officer or director of Parent had knowledge of such breach or inaccuracy as of the date of the merger agreement.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	access by Parent, Merger Sub and their respective representatives to the Company’s officers, employees, agents, properties, offices and other facilities, books and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	expenses;

•	participation in litigation;

•	matters relating to state takeover statutes; and

•	resignation of the Company’s directors.

Conditions to the Completion of the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•

the merger agreement, the plan of merger and the transactions contemplated under the merger agreement must have been duly authorized and approved by a special resolution passed by the affirmative vote of shareholders holding two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company;

•	there shall not be in effect any law, rule or order of any court or another governmental entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by merger agreement and no governmental entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such law, rule or order; and

•	all authorizations, consents or approvals of a governmental entity required in connection with the execution and delivery of the merger agreement and the performance of the obligations hereunder shall have been made or obtained, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect).

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of the Company with respect to organization and qualification, authority relative to the merger agreement, absence of material adverse effect, consents and approvals and no brokers shall be true and correct in all respects, (ii) the representations and warranties of the Company with respect to the Company’s capitalization shall be true and correct in all respects (except for de minimis inaccuracies that do not, individually or in the aggregate, increase the aggregate amount required to be paid under by more than $100,000), and (iii) each of the other representations and warranties of the Company shall be true and correct (without regard to any “material”, “material adverse effect” or words of similar import), in each case, as of the date of the merger agreement, the effective time and the closing, as though made on, or at, and as of such date or time, except, (x) to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only, and (y) in case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•	the Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the closing;

•	Parent having received a certificate of an executive officer of the Company certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of the Company under the merger agreement described above;

•	there having not occurred a material adverse effect since the date of the merger agreement;

•	the Company shall have delivered to Parent and Merger Sub, copies of bank statements or alternatively, other written evidence, in form and substance reasonably satisfactory to Parent, showing that, as of the date of the closing, (i) the aggregate RMB amounts standing to the credit of a specified account held with an affiliate of the lender as required by the facility agreement is not less than RMB equivalent of $37,000,000, and (ii) the aggregate amounts standing to the credit of a specified account denominated in U.S. Dollars held with an affiliate of the lender as required by the facility agreement is not less than $13,000,000, which written evidence shall be certified as of the date of the closing as true and correct by the chief financial officer of the Company;

•	the Shares held by shareholders who have validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law shall represent no more than 10% of the voting power of the outstanding Shares; and

•	the Company shall have delivered to Parent, on a date that is no less than three (3) business days prior to the date of the closing, a copy of the minutes of the extraordinary general meeting of its shareholders containing the shareholder resolution approving the merger.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein), in each case, as of the date of the merger agreement and as of the effective time as if made on and as of the effective time, except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger;

•	Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to or at the time of the closing; and

•	the Company having received a certificate of a designated director of Parent certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of Parent and Merger Sub under the merger agreement described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time, whether before or after shareholder approval has been obtained, under the following circumstances:

•	by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the board of directors of the Company upon the recommendation of the special committee);

•	by either Parent or the Company, if:

•	the merger has not been completed on or before November 19, 2014, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a primary cause of the failure to complete the merger by that date;

•	our shareholders do not approve the merger agreement or the merger or other transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof; or

•	any law, rule, order or injunction which enjoins, restrains, or otherwise prevents the consummation of the merger shall be in effect and shall have become final and non-appealable, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a primary cause of the issuance of such law, rule or order;

•	by the Company, if:

•	Parent or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger, and subject to specified notice and cure rights. This termination right will not be available to the Company if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger;

•	all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing and Parent and Merger Sub fail to complete the closing within three (3) business days following the date the closing should have occurred pursuant to the merger agreement;

•	prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination, provided that this termination right will not be available to the Company unless the Company has complied in all respects with the requirements pertaining to competing transactions and termination fees;

•	by Parent, if:

•	(i) the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights, or (ii) the Company has materially breached its obligations under the competing transactions provisions under the merger agreement which breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights. This termination right will not be available to Parent if it is then in material breach of any of its representations, warranties or covenants contained in the merger agreement that would result in the failure of a condition to the Company’s obligation to complete the merger; or

•	(i) the board of directors of the Company or any committee thereof (including the special committee) shall have effected a change in the Company recommendation; (ii) the board of directors of the Company or any committee thereof (including the special committee) shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal or competing transaction; (iii) the Company shall have entered into an alternative acquisition agreement; (iv) the Company or the board of directors of the Company or any committee thereof (including the special committee) shall have publicly announced its intention to do any of the foregoing; or (v) the Company shall have failed to include the Company recommendation in the proxy statement, or failed to hold the extraordinary general meeting of shareholders pursuant to the merger agreement.

Termination Fees; Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $2.9 million in the event that the merger agreement is terminated (a) by the Company, after the board of directors of the Company (upon recommendation of the special committee) has authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination, (b) by Parent, due to the Company’s breach of the merger agreement that results in the failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, or (c) by Parent, if (i) the board of directors of the Company or any committee thereof (including the special committee) shall have effected a change in the Company recommendation; (ii) the board of directors of the Company or any committee thereof (including the special committee) shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any acquisition proposal or competing transaction; (iii) the Company shall have entered into an alternative acquisition agreement; (iv) the Company or the board of directors of the Company or any committee thereof (including the special committee) shall have publicly announced its intention to do any of the foregoing; or (v) the Company shall have failed to include the Company recommendation in the proxy statement, or failed to hold the extraordinary general meeting of shareholders pursuant to the merger agreement. In each case, the Company is also required to reimburse Parent for expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement.

Parent is required to pay the Company a termination fee of $2.9 million in the event that the merger agreement is terminated (a) by the Company, due to breach of the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company’s obligation to complete the merger, (b) by the Company, if Parent and Merger Sub fail to complete the merger when all conditions to their obligations have been satisfied and the Company is ready, willing and able to complete the merger. In each case, Parent is also required to reimburse the Company for expenses incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement.

Remedies

In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the Company’s right to receive the applicable termination fee and expense reimbursement from Parent and certain reimbursement obligations of Parent under the merger agreement will be the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the merger agreement or any of the transactions contemplated thereby other than any rights against Parent or Merger Sub under the merger agreement or against the Guarantors under their respective limited guaranties.

In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, Parent’s right to receive the termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the merger agreement or any of the transactions contemplated thereby.

In this section of the proxy statement, the “Company Group” refers to, collectively, the Company, its subsidiaries and their respective former, current and future officers, employees, directors, partners, shareholders, management members or affiliates (but excluding any Parent Group).

In this section of the proxy statement, the “Parent Group” refers to, collectively, Parent, Merger Sub, the Sponsor, the parties to the equity commitment letter and the rollover agreement, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or affiliates.

Prior to termination of the merger agreement in accordance with its terms, the Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. While Parent and Merger Sub may pursue both a grant of specific performance and the payment of the applicable termination fee, neither the Parent and Merger Sub will be permitted or entitled to receive both a grant of specific performance resulting in the closing of the merger and payment of such amounts. The Company may not pursue, and is not entitled to receive, a grant of specific performance.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties to the merger agreement at any time prior to the effective time. After the shareholders of the Company approve the merger agreement, no amendment that, under law, requires further approval of the shareholders may be made unless such approval is obtained. The merger agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

The exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	you must give written notice of objection to the Company prior to the vote to approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•	within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection;

•	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address and the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing in which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid up to the amount determined to be the fair value, and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 101 Barclay Street, New York, NY 10286.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Charm Communications Inc., CN01 Legend Town, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China, Attention:                 .

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $2.35 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Consortium intend to assert that the per Share merger consideration of $2.35 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two (2) years ended December 31, 2012 and 2013. The historical financial information as of December 31, 2012 and 2013 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, at pages F-1 through F-58, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the year ended December 31,
	2012	2013
	US$	US$
	(in thousands, except for per Share data)
Consolidated Statements of Operations:
Revenues	165,498	183,803
Cost of revenues	117,143	125,586
Gross profit	48,355	58,217
Operating expenses	52,260	55,952
Share of earnings from equity method investees	350	75
Net change in fair value of consideration payable and call option	309	236
Operating profit (loss)	(3,246)	2,576
Interest income	2,255	1,026
Other expenses	13	792
Income (loss) before income tax expenses	(1,004)	2,810
Income tax expenses	1,472	1,409
Net income (loss)	(2,476)	1,401
Net income attributable to noncontrolling interest	2,229	1,005
Net income (loss) attributable to Charm Communications Inc.’s ordinary shareholders	(4,705)	396
Net income (loss) per share:
Basic	(0.06)	0.00
Diluted	(0.06)	0.00
Shares used in computation of net income (loss) per share:
Basic	77,498,250	79,871,761
Diluted	77,498,250	80,639,506

	As of December 31,
	2012	2013
	US$	US$
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	116,589	121,228
Total assets	358,630	371,229
Total liabilities	131,254	148,378
Redeemable non-controlling interests	5,434	5,733
Total Charm Communications Inc. shareholders’ equity	217,735	211,837
Non-controlling interests	4,207	5,281
Total shareholders’ equity	221,942	217,118

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2013 was $2.6 per share (or $5.2 per ADS based on the diluted weighted average number of outstanding Shares during 2013).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On September 14, 2011, our board of directors authorized a share repurchase program, or the 2011 Share Repurchase Program, under which the Company may repurchase up to $10 million worth of issued and outstanding ADSs from the open market from time to time and before September 14, 2012. As of December 31, 2012, the Company has repurchased 1,237,243 of our ADSs for a total purchase price of approximately $7.8 million pursuant to the 2011 Share Repurchase Program. All of the repurchased shares have been retired from the Company’s outstanding Shares. The repurchases were made on the open market at prevailing market prices or in block trades and subject to restrictions relating to volume, price and timing.

Set for below contains certain information regarding our aforementioned share repurchase programs.

Period	Total Number of ADSs Purchased Under the Program	Average Price Paid per ADS (US$)	Approximate Value of ADSs that May Yet be Purchased Under the Program (US$ in thousands)
2011 Share Repurchase Program
2011
September	14,000	8.79	9,876
October	119,162	8.36	8,874
November	58,974	9.73	8,297
December	24,189	8.75	8,085
2012
January	24,832	8.49	7,873
February	24,014	8.79	7,660
March	27,834	9.39	7,398
April	31,316	10.33	7,077
May	21,502	9.31	6,872
June	209,867	7.04	5,325
July	87,195	5.57	4,844
August	16,200	5.33	4,758
September	468,687	5.06	2,811
October	95,571	5.11	2,265
November	13,900	4.36	2,202
Total	1,237,243	6.25	2,202

Prior Public Offerings

In May 2010, we completed our initial public offering of ADSs. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or any member of the Consortium, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Ordinary Shares Beneficially Owned
Name	Number	%
Directors and Executive Officers:
He Dang(3)	47,260,000	57.9
Nick Waters(4)	12,390,000	15.2
Zhan Wang	*	*
Gang Chen	*	*
Cathy Chen	*	*
Linna Li	*	*
Lei Wu	*	*
Johnny Zhu	*	*
Cindy Wang	*	*
All directors and executive officers as a group(5)	60,253,383	73.9

Other Principal Shareholders:
Merry Circle Trading Limited(6)	44,016,250	53.9
Aegis Media Pacific Ltd(7)	12,390,000	15.2
Chaview Investments Limited(8)	5,000,000	6.1
Invesco Ltd.(9)	2,216,980	2.7
Aberdeen Asset Management PLC(10)	1,751,515	2.1

*	The person beneficially owns less than 1.0% of the total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days from the date of this proxy statement.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by the sum of (a) the number of total outstanding Shares as of the date of this proxy statement and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement.

(3)	Includes 44,016,250 Class B ordinary shares owned by Merry Circle Trading Limited, a British Virgin Islands company and 1,093,750 Class B ordinary shares owned by Honour Idea Limited, a British Virgin Islands company. Mr. He Dang is the sole shareholder and sole director of Honour Idea Limited. Mr. He Dang is the sole director of Merry Circle Trading Limited, which is owned by Full Quantum Investments Limited, a Bahamian company. Full Quantum Investments Limited is in turn wholly owned by the Dang Family Trust. Credit Suisse Trust Limited is the trustee of the Dang Family Trust, which is a discretionary trust constituted under the laws of Singapore with Mr. He Dang as settlor and Mr. He Dang and certain of his family members as beneficiaries. The business address of Mr. He Dang is c/o Charm Communications Inc., Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, China.
(4)	Includes 12,390,000 Class B ordinary shares held by Aegis Media Pacific Ltd. Mr. Waters disclaims beneficial ownership of these shares except to the extent of any pecuniary interests therein.
(5)	Includes (i) ordinary shares beneficially owned by all of our directors and executive officers as a group and (ii) ordinary shares issuable upon the exercise of all options that are exercisable within 60 days of April 30, 2011 held by all of our directors and executive officers as a group.
(6)	The mailing address of Merry Circle Trading Limited, a British Virgin Islands company is 21st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. Mr. He Dang is the sole director of Merry Circle Trading Limited, which is owned by Full Quantum Investments Limited, a Bahamian company. Full Quantum Investments Limited is in turn wholly owned by the Dang Family Trust. Credit Suisse Trust Limited is the trustee of the Dang Family Trust, which is a discretionary trust constituted under the laws of Singapore with Mr. He Dang as settlor and Mr. He Dang and certain of his family members as beneficiaries. The business address of Mr. He Dang is c/o Charm Communications Inc., Legend Town, CN01 Floor 4, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, China.
(7)	The mailing address of Aegis Media Pacific Ltd. is Parker Tower, 43-49 Parker Street, London, England, WC2B 5P5. Aegis Media Pacific Ltd. is a wholly-owned subsidiary of Aegis Group plc. Nick Waters is the chief executive officer of Dentsu Aegis Network Asia Pacific, an affiliate of Aegis Media, and disclaims beneficial ownership of the ordinary shares held by Aegis Media except to the extent of any pecuniary interest therein.
(8)	Includes 5,000,000 Class B ordinary shares held by Chaview Investments Limited. The mailing address of Chaview Investments Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Chaview Investments Limited is a wholly owned subsidiary of AIF Capital Asia III, L.P., whose general partner is AIF Capital Asia III GP Limited. The mailing address of AIF Capital Asia III GP Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(9)	Represents 2,216,980 Class A ordinary shares held by Invesco Ltd., as reported on a Schedule 13G/A filed by Invesco Ltd. on February 11, 2014. The 2,216,980 Class A ordinary shares beneficially owned by Invesco Ltd. represent 14.6% of Class A ordinary shares.
(10)	Represents 1,751,515 Class A ordinary shares held by Aberdeen Asset Management PLC, as reported on a Schedule 13G/A filed by Aberdeen Asset Management PLC on January 24, 2014. The 1,906,515 Class A ordinary shares beneficially owned by Aberdeen Asset Management PLC represent 25.08% of Class A ordinary shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences to the U.S. Holders described below of the exchange of Shares or ADSs for cash pursuant to the merger agreement. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities or currencies;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	persons holding Shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships or other pass-through entity for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

•	persons who received or acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that continue to own after the merger, indirectly or constructively, shares of the Company; or

•	persons holding shares in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the disposition of the Company’s Shares or ADSs.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers to determine the particular U.S. federal income tax consequences to them of the transactions contemplated by the merger agreement, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Exchange of Shares or ADSs for Cash. The exchange of the Company’s Shares or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. An exchanging or dissenting U.S. Holder will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Shares or ADSs surrendered. Subject to the discussion in “—Passive Foreign Investment Company Rules” below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Shares or ADSs for more than one year.

As described in “Material PRC Income Tax Considerations,” if the Company were deemed to be a resident enterprise under PRC tax law, any gain from the disposition of Shares or ADSs may be subject to PRC tax. Although any such gain would generally be characterized as U.S.-source income, U.S. Holders eligible for the benefits of the income tax treaty between the United States and China may be able to elect to treat the disposition gain as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the income tax treaty between the United States and China and the creditability of any PRC tax on the disposition of Shares or ADSs in their particular circumstances.

Passive Foreign Investment Company Rules. Based on the past and projected composition of our income and valuation of our assets, including goodwill, we do not believe we were a “passive foreign investment company,” or “PFIC”, for our taxable year ended December 31, 2013, and we do not expect to become one in the future, although there can be no assurance in this regard. As the determination of PFIC status requires extensive factual investigation, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of income we earn, this determination, although ultimately legal in nature, is beyond the scope of legal counsel’s role and, accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or American depositary shares) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC), any gain recognized by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares. The amounts allocated to the taxable year of the merger and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability for each such taxable year. Furthermore, a U.S. Holder would be required to file Internal Revenue Service Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of the merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC), and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a mark-to-market election with respect to the U.S. Holder’s ADSs. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder would be treated as ordinary income and any loss would be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

If the Company is a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our foreign subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders should consult their tax advisors about the application of the PFIC rules to any of the Company’s subsidiaries.

Information Reporting and Backup Withholding. In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Certain U.S. Holders who hold the Company’s Shares or ADSs in physical form may be required to report the disposition of such Shares or ADSs on IRS Form 8938. Each U.S. Holder should consult its tax advisor concerning its reporting obligations with respect to a disposal of Shares or ADSs.

MATERIAL PRC INCOME TAX CONSIDERATIONS

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. Under the PRC Individual Income Tax Law, which took effect on September 10, 1980, amended and effective on September 1, 2011, individuals who have domicile in China, or though without domicile but have resided for one year or more in China are considered “ resident taxpayers” and thus will generally be subject to the individual income tax on their global income; while for those individuals who are without domicile in China and have resided for one year or more in China, but not resided for five years continuously, their income derived and paid outside China is not exempted from PRC individual income tax. Thus we regard those enterprises or individuals who are subject to PRC enterprise income tax or individual income tax on global income as “PRC residents”; and regard those enterprises or individuals who are not PRC residents as “non PRC residents”. Generally, non PRC residents are only subject to PRC income tax for their income sourcing from PRC (“PRC-source income”).

Although there has not been a definitive classification of the merger’s status by the PRC tax rules, the Company believes that the merger will be regarded as share transfer due to its nature and thereto gain recognized on the receipt of cash for our Shares or ADS will be regarded as the gain deriving from share disposal. Thus, if our unaffiliated shareholders and ADS holders who are PRC residents, gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC income tax at a rate of 20% in the case of individuals or 25% in the case of corporations. It is shareholders’ liability to file relevant PRC tax returns and settle PRC taxes.

At the same time, receipt of cash for cancelling our options should be regarded as consideration to the option holders’ employment or service to the Company or our affiliates according to PRC Individual Income Tax Law as well as Circular of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Imposition of Individual Income Tax on Incomes from Individual Stock Options (“Circular 35”,

Cai Shui [2005] No. 35). If the option holders are PRC residents or non PRC residents but receiving such consideration due to his/her employment or services in China, they should be subject to PRC individual income tax on a progressive tax rate and the tax payable should be withheld by his/her employer or service recipient in China.

Moreover, on December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698,” Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase and sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698, provided such shares or ADSs were purchased through open market. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding)

to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time;

•	debt financing may not be funded at the effective time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013. Please see “Where You Can Find More Information” beginning on page 112 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.charmgroup.cn/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Consortium have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on May 15, 2014 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since May 15, 2014, including, without limitation, the reports on Form 6-K filed with the SEC on May 19, 2014 and May 23, 2014 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor,                 , at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                 , 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of May 19, 2014

among

Engadin Parent Limited,

Engadin Merger Limited

and

Charm Communications Inc.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 19, 2014 is by and among Engadin Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Engadin Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Charm Communications Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 1.1.

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Law and becoming a direct wholly owned Subsidiary of Parent as a result of the Merger, and have approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the Cayman Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of an independent committee of the Company Board (the “Independent Committee”), has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Cayman Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement, the Cayman Plan of Merger and consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Cayman Plan of Merger and the Merger by the shareholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, members of the Consortium and CMC Capital Partners, L.P. (the “Equity Provider”) (each, a “Guarantor” and collectively, the “Guarantors”) are entering into a limited guaranty in favor of the Company (each, a “Limited Guaranty” and collectively, the “Limited Guaranties”) to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under this Agreement; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

Definitions

Section 1.1. Definitions.

“7.2 Notice” has the meaning ascribed to it under Section 7.2(d) of this Agreement.

“Acceptable Confidentiality Agreement” has the meaning ascribed to it under Section 7.2(a) of this Agreement.

“Acquisition Proposal” has the meaning ascribed to it under Section 7.2(b) of this Agreement.

“Action” has the meaning ascribed to it under Section 4.9 of this Agreement.

“ADSs” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, and (ii) with respect to any natural Person, any member of the immediate family of such natural Person, provided that any Person under the control of a natural Person shall be deemed to be an Affiliate of any Person under the control of an Affiliate of such natural Person. For purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, and for the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries shall not be deemed Affiliates of Parent, Merger Sub or any of their respective officers, directors or direct or indirect shareholders.

“Alternative Acquisition Agreement” has the meaning ascribed to it under Section 7.2(c) of this Agreement.

“Alternative Financing” has the meaning ascribed to it under Section 6.4(a) of this Agreement.

“Alternative Financing Agreement” has the meaning ascribed to it under Section 6.4(a) of this Agreement.

“Articles of Association” has the meaning ascribed to it under Section 2.5 of this Agreement.

“Audit Date” has the meaning ascribed to it under Section 4.5 of this Agreement.

“Bankruptcy and Equity Exception” has the meaning ascribed to it under Section 4.3(a) of this Agreement.

“Beijing Charm” means Beijing Charm Culture Co., Ltd.

“beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or Beijing, China.

“Buyer Group Contracts” has the meaning ascribed it under Section 5.12.

“Buyer Group Parties” has the meaning ascribed it under Section 5.12.

“Capitalization Date” has the meaning ascribed to it under Section 4.2(a) of this Agreement.

“Cayman Companies Law” has the meaning ascribed to it under Section 2.1 of this Agreement.

“Cayman Plan of Merger” has the meaning ascribed to it under Section 2.2 of this Agreement.

“Certificates” has the meaning ascribed to it under Section 3.4 of this Agreement.

“Charm Media” means Charm Media Co., Ltd.

“Change of Recommendation” has the meaning ascribed to it under Section 7.2(c) of this Agreement.

“Claim” has the meaning ascribed to it under Section 7.6(b) of this Agreement.

“Class A Ordinary Share” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Class B Ordinary Share” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Closing” has the meaning ascribed to it under Section 2.3 of this Agreement.

“Closing Date” has the meaning ascribed to it under Section 2.3 of this Agreement.

“Company” has the meaning ascribed to it under the Recitals of this Agreement.

“Company Agreements” has the meaning ascribed to it under Section 4.7(b) of this Agreement.

“Company Benefit Plans” has the meaning ascribed to it under Section 4.11(a) of this Agreement.

“Company Board” has the meaning ascribed to it under the Recitals of this Agreement.

“Company Disclosure Schedule” has the meaning ascribed to it under ARTICLE IV of this Agreement.

“Company Financial Advisor” has the meaning ascribed to it under Section 4.22 of this Agreement.

“Company Intellectual Property” has the meaning ascribed to it under Section 4.17 of this Agreement.

“Company Option” has the meaning ascribed to it under Section 3.2(a) of this Agreement.

“Company Option Plans” has the meaning ascribed to it under Section 3.2(a) of this Agreement.

“Company Permits” has the meaning ascribed to it under Section 4.10(a) of this Agreement.

“Company Recommendation” has the meaning ascribed to it under Section 7.2(c) of this Agreement.

“Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Parent Related Party).

“Company Real Property” has the meaning ascribed to it under Section 4.8(e) of this Agreement.

“Company SEC Reports” has the meaning ascribed to it under Section 4.4(a) of this Agreement.

“Company Shareholders Meeting” has the meaning ascribed to it under Section 7.3(a) of this Agreement.

“Competing Transaction” means any transaction or series of transactions (other than the Merger, as contemplated by this Agreement) involving the Company or any of its Subsidiaries that constitute, or may reasonably be expected to lead to: (i) any scheme of arrangement, merger, consolidation, share exchange, business combination, liquidation, recapitalization, reorganization or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 20 percent or more of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (ii) any sale, lease, license, exchange, mortgage, pledge, transfer, joint venture or other disposition of assets or businesses of the Company or its Subsidiaries that constitute or represent 20 percent or more of the Company’s consolidated assets, or to which 20 percent or more of the net revenue or net income of the Company on a consolidated basis are attributable; (iii) any sale, transfer or other disposition of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its Subsidiaries; (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its Subsidiaries; (v) any acquisition by any Person of 20 percent or more in voting power of the outstanding Shares or any other class of equity securities, or securities convertible into or exchangeable for any equity securities, of the Company or any of its Subsidiaries; or (vi) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net income, net revenue or voting power of the outstanding Shares (or other class of equity securities, or securities convertible into or exchangeable for any equity securities) of the Company or any of its Subsidiaries involved, as the case may be, is 20 percent or more.

“Confidentiality Agreement” has the meaning ascribed to it under Section 6.3(b) of this Agreement.

“Consortium” means collectively, CMC Capital Partners HK Limited, Mr. He Dang, Merry Circle Trading Limited and Honour Idea Limited.

“Consortium Agreement” means the consortium agreement dated as of September 30, 2013 by and among each member of the Consortium, as amended or supplemented from time to time.

“Consortium Shares” means the Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Parent, Merger Sub or any member of the Consortium, but excluding the 1,075,000 ADSs beneficially owned by Mr. He Dang and Ms. Dan Dina Liu.

“Contract” has the meaning ascribed to it under Section 4.7(b) of this Agreement.

“Debt Financing” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Debt Financing Agreements” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Debt Financing Required Offshore Balance” has the meaning ascribed to it under Section 6.4(f) of this Agreement.

“Debt Financing Required Onshore Balance” has the meaning ascribed to it under Section 6.4(f) of this Agreement.

“Depository” has the meaning ascribed to it under Section 3.13 of this Agreement.

“Dispute” has the meaning ascribed to it under Section 10.4(b) of this Agreement.

“Dissenters Shares” has the meaning ascribed to it under Section 3.6 of this Agreement.

“Effective Time” has the meaning ascribed to it under Section 2.2 of this Agreement.

“Employees” has the meaning ascribed to it under Section 4.12(b) of this Agreement.

“Environmental Laws” has the meaning ascribed to it under Section 4.13(a) of this Agreement.

“Environmental Permits” has the meaning ascribed to it under Section 4.13(a) of this Agreement.

“Equity Financing” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Equity Pledge Agreements” means, collectively, the equity interest pledge agreement among Shidai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, the equity interest pledge agreement among Qinghai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, and the equity interest pledge agreement among Beijing Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai.

“Equity Provider” has the meaning ascribed to it under the Recitals of this Agreement.

“Exchange Act” has the meaning ascribed to it under Section 4.4(a) of this Agreement.

“Exchange Agent” has the meaning ascribed to it under Section 3.3(a) of this Agreement.

“Exchange Fund” has the meaning ascribed to it under Section 3.3(b) of this Agreement.

“Excluded Shares” means, collectively, (i) the Consortium Shares, (ii) Shares that are beneficially owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and (iii) Dissenters Shares.

“Expenses” has the meaning ascribed to it under Section 7.8 of this Agreement.

“Facility Agreement” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Financing” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Founder Shareholders” has the meaning ascribed to it under Section 5.2(a).

“GAAP” has the meaning ascribed to it under Section 4.4(b) of this Agreement.

“Governmental Antitrust Entity” has the meaning ascribed to it under Section 7.4(a) of this Agreement.

“Governmental Entity” has the meaning ascribed to it under Section 4.7(a) of this Agreement.

“Government Official” has the meaning ascribed to it under Section 4.10(b) of this Agreement.

“Guarantor” has the meaning ascribed to it under the Recitals of this Agreement.

“Hazardous Material” means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls.

“Holdco” means Engadin Holdings Limited.

“Indemnified Parties” has the meaning ascribed to it under Section 7.6(a) of this Agreement.

“Independent Committee” has the meaning ascribed to it under the Recitals of this Agreement.

“Intellectual Property” means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in the PRC of, and applications in the PRC to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in the PRC, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in the PRC; (iii) all licenses (whether the Company is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or (ii); (iv) non-public information, trade secrets and confidential information and rights in the PRC to limit the use or disclosure thereof by any person; (v) writings and other works, whether copyrightable or not, in the PRC, and all registrations or applications for registration of copyrights in the PRC, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in the PRC; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

“know” or “knowledge” means, (i) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Schedule, and (ii) with respect to Parent and Merger Sub, the actual (but not constructive or imputed) knowledge of any officer or director of Parent.

“Law” means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, Permits and Orders of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to it under Section 4.8(b) of this Agreement.

“Lender” has the meaning ascribed to it under Section 5.4 of this Agreement.

“Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Limited Guaranty” has the meaning ascribed to it under the Recitals of this Agreement.

“Material Adverse Effect” means any fact, change, circumstance, development, condition, event, effect or occurrence that, individually or in the aggregate with all other facts, changes, circumstances, developments, conditions, events, effects and occurrences, would or would reasonably be expected to be materially adverse to the business, consolidated results of operations, assets, liabilities, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred:

(i)	changes generally affecting (A) the industry in which the Company and its Subsidiaries operate, (B) general business, economic or political conditions, or (C) the credit, financial or capital markets in the United States or the PRC, including changes in interest or exchange rates;

(ii)	changes in Law or in generally accepted accounting principles or in accounting standards or the interpretation or enforcement thereof after the date of this Agreement;

(iii)	the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(iv)	to the extent arising out of or resulting from (A) acts of war (whether or not declared), sabotage, armed hostility or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostility or terrorism, (B) pandemics, earthquakes, hurricanes, tornados or other natural disasters or other force majeure events, (C) (1) any action taken by the Company or its Subsidiaries that is required by this Agreement or (2) the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement or (3) any action taken by the Company or its Subsidiaries or failure by the Company or its Subsidiaries to take any action with the advance written consent or at the written request of Parent or Merger Sub, (D) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the underlying cause of such decline in the market price or change in trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), (E) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur), or (F) any breach of this Agreement by Parent or Merger Sub;

provided, further, however, that any fact, change, circumstance, development, condition, event, effect or occurrence referred to in clauses (i), (ii), (iv)(A) or (iv)(B) shall be taken into account for purposes of such clause only to the extent such any fact, change, circumstance, development, condition, event, effect or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry or geographic markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning ascribed to it under Section 4.15(a) of this Agreement.

“Maximum Premium” has the meaning ascribed to it under Section 7.6(c) of this Agreement.

“Merger” has the meaning ascribed to it under the Recitals of this Agreement.

“Merger Consideration” means the Per Share Merger Consideration and/or Per ADS Merger Consideration, as the context requires.

“Merger Sub” has the meaning ascribed to it under the Recitals of this Agreement.

“Merger Sub Board” has the meaning ascribed to it under Section 5.3(b) of this Agreement.

“Notice Period” has the meaning ascribed to it under Section 7.2(d) of this Agreement.

“Offshore Bank Designated Account” has the meaning ascribed to it under Section 6.4(f) of this Agreement.

“Onshore Bank Designated Account” has the meaning ascribed to it under Section 6.4(f) of this Agreement.

“Option Agreements” means, collectively, the option and cooperation agreement among Shidai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, the option and cooperation agreement among Qinghai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, and the option and cooperation agreement among Beijing Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai.

“Owned Real Property” has the meaning ascribed to it under Section 4.8(a) of this Agreement.

“Order” has the meaning ascribed to it under Section 4.9 of this Agreement.

“Parent” has the meaning ascribed to it under the Recitals of this Agreement.

“Parent Board” has the meaning ascribed to it under Section 5.3(b) of this Agreement.

“Parent Related Party” means Parent, Merger Sub, the Equity Provider, the parties to the Equity Commitment Letter and the Rollover Agreement, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates.

“Parent Termination Fee” has the meaning ascribed to it under Section 9.5(c) of this Agreement.

“Per ADS Merger Consideration” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Per Share Merger Consideration” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Permitted Liens” means (i) Liens for Taxes, assessments and other charges or levies by Governmental Entities not yet due and payable or that are being contested in good faith and by appropriate proceedings,

(ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that is being contested in good faith and by appropriate proceedings, (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) between the Company and its Subsidiaries or otherwise granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (vii) easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar restrictions which, individually or in the aggregate, do not and would not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (viii) Liens (x) securing indebtedness or liabilities that are reflected in the Company SEC Reports filed with the SEC prior to the date hereof; (y) incurred in the ordinary course of business since the date of the most recent Annual Report on Form 20-F filed with the SEC by the Company that have been disclosed to Parent in writing as of the date of this Agreement, or (z) securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing as of the date of this Agreement; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or use of such real property which they encumber; (x) minor encroachments including but not limited to foundations and retaining walls, (xi) standard survey and title exceptions and (xii) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, Macau and Taiwan.

“PRC Subsidiaries” has the meaning ascribed to it under Section 4.18(a) of this Agreement.

“Proxy Statement” has the meaning ascribed to it under Section 4.7(a) of this Agreement.

“Qinghai Charm” means Qinghai Charm Advertising Co., Ltd.

“Real Property Leases” has the meaning ascribed to it under Section 4.8(b) of this Agreement.

“Record Date” has the meaning ascribed to it under Section 7.3(c) of this Agreement.

“Record ADS Holders” has the meaning ascribed to it under Section 7.3(c) of this Agreement.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

“Representative” has the meaning ascribed to it under of this Agreement.

“Required Company Vote” has the meaning ascribed to it under Section 4.3(b) of this Agreement.

“Rollover Agreement” means the Rollover and Support Agreement, dated as of the date hereof, by and among Holdco, Parent and certain of the Founder Shareholders.

“SAFE” has the meaning ascribed to it under Section 4.10(b) of this Agreement.

“SAFE Rules and Regulations” has the meaning ascribed to it under Section 4.10(f) of this Agreement.

“Schedule 13E-3” has the meaning ascribed to it under Section 4.4(f) of this Agreement.

“SEC” has the meaning ascribed to it under ARTICLE IV of this Agreement.

“Share” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Shares” has the meaning ascribed to it under Section 3.1(b) of this Agreement.

“Shidai Charm” means Shidai Charm Advertising Co., Ltd.

“Solicitation Period End Date” has the meaning ascribed to it under Section 7.2(a) of this Agreement.

“Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or (iii) of which such person controls through VIE Contracts. For the avoidance of doubt, Subsidiaries of the Company shall include the VIEs and the Subsidiaries of each of the VIEs.

“Superior Proposal” means a written bona fide offer or proposal made by a third party with respect to a Competing Transaction that (i) provides for the payment of net cash consideration per Share to holders thereof that is in excess of the Per Share Merger Consideration and net cash consideration per ADS to holders thereof that is in excess of the Per ADS Merger Consideration, and (ii) the Company Board reasonably determines (upon recommendation of the Independent Committee), in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, and taking into account all legal, financial and regulatory aspects of such offer or proposal (including the likelihood and timing of the consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals), the identity of the Person or group making the offer or proposal, the ownership of Shares by members of the Consortium, and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be (a) more favorable, including from a financial point of view, to the shareholders of the Company than the Merger and (b) reasonably likely to be consummated. For purposes of the definition of “Superior Proposal”, each reference to “20 percent” in the definition of “Competing Transaction” shall be replaced with “50 percent.”

“Surviving Corporation” has the meaning ascribed to it under Section 2.1 of this Agreement.

“Takeover Statute” has the meaning ascribed to it under Section 4.20 of this Agreement.

“Tax Returns” means all federal, state, local, provincial and foreign returns, declarations, statements, claims, reports, schedules, forms and information returns and any amended thereof, with respect to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, by a local, municipal, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” has the meaning ascribed to it under Section 9.2(a) of this Agreement.

“Termination Fee” has the meaning ascribed to it under Section 9.5(b) of this Agreement.

“Uncertificated Shares” has the meaning ascribed to it under Section 3.4 of this Agreement.

“Unvested Company Option” has the meaning ascribed to it under Section 3.2(a) of this Agreement.

“Vested Company Option” has the meaning ascribed to it under Section 3.2(a) of this Agreement.

“VIE Contracts” means the following agreements:

(i)	The trademark, trade name and domain name license agreement among Shidai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, the trademark, trade name and domain name license agreement among Qinghai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, and the trademark, trade name and domain name license agreement among Beijing Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai;

(ii)	The exclusive technology support agreement among Shidai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, the exclusive technology support agreement among Qinghai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, and the exclusive technology support agreement among Beijing Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai;

(iii)	the Equity Pledge Agreements;

(iv)	the Option Agreements;

(v)	The voting rights agreement among Shidai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, the voting rights agreement among Qinghai Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai, and the voting rights agreement among Beijing Charm, WFOE, Mr. He Dang and Ms. Qingmei Bai;

(vi)	The powers of attorney executed by each of Mr. He Dang and Ms. Qingmei Bai to WFOE; and

(vii)	The powers of attorney executed by each of the VIEs to WFOE.

“VIEs” means, collectively, Shidai Charm, Qinghai Charm and Beijing Charm.

“WFOE” means Nanning Jetlong Technology Co., Ltd.

“Wholly Owned Subsidiaries” has the meaning ascribed to it under Section 4.2(b) of this Agreement.

ARTICLE II

The Merger

Section 2.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Companies Law”), Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving company (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

Section 2.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) substantially in the form contained in

Appendix 1 hereto and the parties hereto shall file the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter within 90 days of the date of registration of the Cayman Plan of Merger by the Registrar of Companies of the Cayman Islands as the parties shall agree, acting in their sole discretion, and as shall be provided in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 2.3. Closing of the Merger. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Hong Kong time), on the third Business Day immediately after satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) unless another date or time is agreed in writing by Parent and the Company (such date being the “Closing Date”), at the offices of Simpson Thacher & Bartlett, ICBC Tower 35th Floor, 3 Garden Road, Hong Kong or another place agreed in writing by Parent and the Company.

Section 2.4. Effects of the Merger. The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

Section 2.5. Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (“Articles of Association”) of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum of association shall be amended to read as follows: “The name of the corporation is Charm Communications Inc.”, the Articles of Association shall refer to the name of the Surviving Corporation as “Charm Communications Inc.”

Section 2.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

Section 2.7. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until successors are duly elected or appointed and qualified.

ARTICLE III

CANCELLATION AND CONVERSION OF SECURITIES

Section 3.1. Cancellation and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any other shareholders of the Company:

(a) Securities of Merger Sub. Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation.

(b) Merger Consideration. Each Class A ordinary share, par value US$0.0001 per share, of the Company (each a “Class A Ordinary Share”) issued and outstanding immediately prior to the Effective Time (including

Class A Ordinary Shares represented by American Depository Shares, each representing two Class A Ordinary Shares (the “ADSs”)) and each Class B ordinary share, par value $0.0001 per share, of the Company (each a “Class B Ordinary Share”) issued and outstanding immediately prior to the Effective Time (individually, a “Share” and, collectively, the “Shares”), other than the Excluded Shares, shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.35 per Share without interest (the “Per Share Merger Consideration”). As each ADS represents two Class A Ordinary Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$4.70 per ADS without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. As of the Effective Time, all of the Shares, including Shares represented by ADSs, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than the Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 3.6.

(c) Cancellation of Shares. Each of the Excluded Shares (other than the Dissenters Shares) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company Shareholders Meeting has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenters Shares and shareholders of the Company who are untraceable exceed $2,000,000, such monies and any monies which are returned shall be held by the Surviving Corporation in a separate bank account for the benefit of holders of Dissenters Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Corporation. It is acknowledged that holders of Dissenters Shares and shareholders of the Company who are untraceable who, after the Effective Time, wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised by the Exchange Agent, Parent or Merger Sub, as applicable, to contact the Surviving Corporation.

(e) Certain Adjustments. Notwithstanding any provision of this ARTICLE III to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares or securities convertible into or exchangeable or exercisable for Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Per Share Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 3.2. Treatment of Company Options. As soon as practicable following the date of this Agreement, the Company (or, as applicable, the Company Board or the Compensation Committee of the Company Board) shall take such action as may be reasonably necessary (including using its reasonable efforts to obtain any applicable consents and/or amendments) to effect the following provisions of this Section 3.2. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the

Surviving Corporation will be required to issue Shares, other share capital of the Company or the Surviving Corporation or any other consideration (other than as required by this Section 3.2) to any Person pursuant to or in settlement of Company Options.

(a) As of the Effective Time, each option to purchase Shares (a “Company Option”) pursuant to the Company’s 2008 Share Incentive Plan and the Company’s 2011 Share Incentive Plan (collectively the “Company Option Plans”) that is then outstanding, vested (including any Company Options that will vest upon the consummation of the Merger pursuant to the terms of the applicable award agreements, if any) and unexercised (a “Vested Company Option”) shall be cancelled in consideration for the right to receive as soon as reasonably practicable after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price payable per Share issuable under such Vested Company Option. As of the Effective Time, each Company Option that is then outstanding and unvested (an “Unvested Company Option”) shall be cancelled, provided, however, that each Unvested Company Option issued pursuant to the Company’s 2008 Share Incentive Plan shall be deemed to have vested immediately prior to the Effective Time and shall be cancelled in exchange for the right to receive cash on the terms and conditions set forth in the first sentence of this Section 3.2(a).

(b) As provided herein, unless otherwise determined by Parent, each of the Company Option Plans shall terminate as of the Effective Time.

Section 3.3. Exchange Fund.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, with the Company’s prior approval (such approval not to be unreasonably withheld), to act as exchange agent hereunder for the purpose of cancelling the Shares and the Vested Company Options in consideration of the Merger Consideration (the “Exchange Agent”).

(b) Concurrently with the funding of the Financing (and/or the Alternative Financing, if applicable), Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares and Vested Company Options, an amount in cash sufficient to make payments under Section 3.1(b), Section 3.2 and Section 3.6 (in the case of payments under Section 3.6, an amount equal to the number of Dissenters Shares multiplied by the Per Share Merger Consideration). Any cash deposited with the Exchange Agent pursuant to this Section 3.3(b) shall hereinafter be referred to as the “Exchange Fund.” Any amounts in the Exchange Fund in excess of the aggregate amounts payable under ARTICLE III shall be returned to Parent in accordance with Section 3.7.

Section 3.4. Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five Business Days thereafter in the case of registered holders and (y) three Business Days thereafter in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Exchange Agent to mail or the Depository Trust Company to deliver, as applicable, to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form for a Cayman Islands-incorporated company specifying how the delivery of the Exchange Fund to registered holders of the Shares shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of any and all share certificates which have been issued representing Shares (the “Certificates”) (or affidavits and indemnities of loss in lieu of the Certificates as provided in Section 3.10) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit and indemnity of loss in lieu of the Certificate as provided in Section 3.10) to the Exchange Agent in accordance with the terms of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each registered holder of Shares represented by such Certificate and each registered holder of Shares which are not represented by a

Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Certificate (or affidavit and indemnity of loss in lieu of the Certificate as provided in Section 3.10) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration and the Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Exchange Agent and the Depositary to ensure that (i) the Exchange Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs (other than ADSs representing the Excluded Shares). The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer or other Taxes have been paid or are not applicable.

Section 3.5. Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon the surrender of Certificates or for Uncertificated Shares in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.6, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III.

Section 3.6. Dissenting Shares. No Person who has validly exercised such Person’s dissenting rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person (“Dissenters Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenting rights under the Cayman Companies Law. If a holder of Dissenters Shares effectively withdraws its demand for, or loses its rights to, dissenting rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, such Shares shall cease to be Dissenters Shares. Each Dissenters Share shall be cancelled at the Effective Time and holders of Dissenters Shares shall not be entitled to receive the Per Share Merger Consideration with respect to their Shares and shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to their Shares; provided, however, that all Dissenters Shares held by shareholders who shall have failed to perfect or have effectively withdrawn or lost their dissenting rights under the Cayman Companies Law shall cease to be Dissenters Shares and shall be deemed to have been cancelled in consideration for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, in the manner provided in Section 3.1(b). The Company shall promptly give Parent (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of dissent and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Law within two days of obtaining the Required Company Vote at the Company Shareholders Meeting.

Section 3.7. Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Shares who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation and Parent (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration exchangeable for such Shares to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Shares at such time as time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.8. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.9. Investment of the Exchange Funds. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-l or P-I or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.1(b), Section 3.2 and Section 3.6 (in the case of payments under Section 3.6, an amount equal to the number of Dissenters Shares multiplied by the Per Share Merger Consideration) shall be returned to the Surviving Corporation in accordance with Section 3.7. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment under Section 3.1(b), Section 3.2 and Section 3.6 (in the case of payments under Section 3.6, an amount equal to the number of Dissenters Shares multiplied by the Per Share Merger Consideration), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 3.1(b), Section 3.2 and Section 3.6 (in the case of payments under Section 3.6, an amount equal to the number of Dissenters Shares multiplied by the Per Share Merger Consideration).

Section 3.10. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the Shares formerly represented thereby pursuant to this Agreement.

Section 3.11. Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Government Authority by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Options in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 3.12. Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 3.13. Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide a notice to JPMorgan Chase Bank, N.A. (the “Depository”) to terminate the deposit agreement dated May 10, 2010 between the Company and the Depository (the “Deposit Agreement”) in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as (A) disclosed in the Company SEC Reports filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) prior to the date hereof (other than disclosures in such Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the Company SEC Reports which are cautionary, predictive or forward-looking in nature and only to the extent reasonably apparent in the Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV, other than any representation or warranty set forth in Section 4.2 or Section 4.6, which shall not be qualified by any disclosure made in the Company SEC Reports) or (B) set forth in the corresponding section of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1. Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its businesses as now conducted and proposed by the Company to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.1 of the Company Disclosure Schedule sets forth a true and complete list of (i) all Subsidiaries of the Company identifying the jurisdiction of incorporation or organization of each of such Subsidiary, the percentage of the outstanding share capital or other equity interest of, or other interest in, each such Subsidiary or held by the Company and each of its other Subsidiaries, and (ii) the Company’s interest in any Person which is not a Subsidiary, including any Person in which the Company has a non-controlling equity interest. Except as listed in Section 4.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, or otherwise control, any corporation, partnership, joint venture or other business association or entity.

(c) Accurate and complete copies of the memorandum and articles of association or equivalent organizational documents, as in effect as of the date of this Agreement, of the Company and each of its Subsidiaries, have been publicly filed by the Company as part of the Company SEC Reports, or have been furnished or otherwise made available to Parent. All such memorandum and articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable.

Section 4.2. Capitalization of the Company and Its Subsidiaries.

(a) The authorized share capital of the Company consists of 205,000,000 Shares of par value of US$0.0001 comprising of (A) 122,500,000 Class A ordinary shares and (B) 82,500,000 Class B ordinary shares. As of April 30, 2014 (the “Capitalization Date”), (i) 19,100,545 Class A ordinary shares were issued and outstanding, (ii) 62,500,000 Class B ordinary shares were issued and outstanding, (iii) 1,030,799 Shares were reserved for issuance upon exercise of the Company Options, and (iv) no Shares are held in the treasury of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth a true and complete summary of Company Options as of the Capitalization Date, including (to the extent applicable) the maximum number of Shares subject to such Company Options, the number of vested Shares under such Company Options, the exercise price (if any) for such Company Options and the particular Company Option Plan under which such Company Options were issued. From the Capitalization Date through the date of this Agreement, no options, warrants or other rights to purchase Shares have been issued or granted and no Shares have been issued, and the vesting schedule of any Company Option has not been changed from the vesting schedule for such Company Option set forth in Section 4.2(a) of the Company Disclosure Schedule, except pursuant to the terms of the applicable award agreements provided by the Company to Parent prior to the date hereof. All the outstanding Shares are, and the Shares issuable upon the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and except for the transactions contemplated by this Agreement (1) there is no share capital of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive, conversion, redemption, share appreciation, repurchase, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of the Company or any of its Subsidiaries, in each case obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in the Company of any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive, conversion, redemption, share appreciation, repurchase, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other share capital of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) All of the outstanding share capital of the Company’s wholly owned Subsidiaries (“Wholly Owned Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries (other than VIE and its Subsidiaries) has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) or any other limitation (except as may exist as a matter of Law). All of the outstanding share capital of VIE and each of its Subsidiaries has been duly authorized, and validly issued, and is fully paid and nonassessable and, except as disclosed in Section 4.2(b) of the Company Disclosure Schedule, owned by Mr. He Dang and Ms. Qingmei Bai, directly or indirectly, free and clear of any Lien, except for the equity pledge described in the Equity Pledge Agreements.

(c) Each Company Option (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Option Plans, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or the Compensation Committee of the Company Board actually awarded such Company Option.

Section 4.3. Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement, the Cayman Plan of Merger and to consummate the transactions contemplated hereby and thereby, including the Merger, subject only to authorization and approval of this Agreement, the Cayman Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the Required Company Vote. The Company Board, acting upon the unanimous recommendation of the Independent Committee, has (i) by resolution approved, and declared advisable, the Merger, this Agreement, the Cayman Plan of Merger, and the other transactions contemplated hereby and thereby, (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its shareholders, (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement and the Cayman Plan of Merger, (iv) taken all such actions as may be required to effect the Merger and the other transactions contemplated hereby and by the Cayman Plan of Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Cayman Plan of Merger or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the Required Company Vote (as hereinafter defined). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement and the Cayman Plan of Merger be submitted to the shareholders of the Company for their authorization and approval at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger, is the affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting (the “Required Company Vote”).

Section 4.4. SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all required forms, reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since May 4, 2010 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), each as in effect on the dates such forms, reports, statements, schedules and other documents were filed. No Subsidiary of the Company has filed or furnished, or is required to file or furnish, any form, report, statement, schedule or other document with the SEC. As of their respective dates (or, to the extent amended or supplemented prior to the date hereof, as of the date of such amendment or supplement), the Company SEC Reports did not contain, when filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied, or in the case of Company SEC Reports filed after the date of this Agreement, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto and subject, in the case of the unaudited financial statements, to the absence of footnotes.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

(d) The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15, as applicable, of the Exchange Act that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company (including its Subsidiaries), (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(e) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(f) The Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (including any amendment or supplement or document incorporated by reference) and the

Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting or, in the case of the Schedule 13E-3, on the date it (and any amendment or supplement to it) is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for (a) liabilities or obligations reflected, accrued or reserved against in the Company’s consolidated balance sheets as of December 31, 2013 (the “Audit Date”) or in the notes thereto included in the Company SEC Reports filed with the SEC prior to the date hereof, (b) liabilities incurred pursuant to the transactions contemplated by this Agreement, (c) liabilities or obligations incurred since the Audit Date in the ordinary course of business consistent with past practices, and (d) liabilities that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6. Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, from the Audit Date to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any change in the financial condition, business or results of their operations or any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Wholly Owned Subsidiary of the Company), or (ii) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company Options or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof

(c) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(d) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes;

(e) (i) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases for employees in the ordinary course of business and consistent with past practice), or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee with the title of vice president or above, except to the extent required by applicable Law;

(f) any amendment to the memorandum and articles of association (or other similar governing instrument) of the Company or any of its Subsidiaries;

(g) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(h) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or

(i) any agreement to do any of the foregoing.

Section 4.7. Consents and Approvals; No Violations; Secured Creditors.

(a) Except for (i) compliance with the applicable requirements of, the Exchange Act, including, without limitation, joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents, (ii) compliance with the rules and regulations of The NASDAQ Global Market, (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, and (iv) consent or approval or filing with any applicable Governmental Antitrust Entity, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution, delivery and performance by the Company of this Agreement and the Cayman Plan of Merger or the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement and the Cayman Plan of Merger by the Company do not, and the consummation by the Company of the transactions contemplated hereby, and thereby, including the Merger, will not constitute or result in (i) any conflict with or breach of any provision of the respective memorandum and articles of association (or similar governing documents) of the Company or any of its Subsidiaries, (ii) a conflict, violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Company Agreements”), or (iii) (assuming receipt of the Required Company Vote) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for conflicts, violations, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company does not have any secured creditors.

Section 4.8. Property.

(a) Section 4.8(a) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its Subsidiaries (“Owned Real Property”) that is material to the business of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth all of the Leased Real Property. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the “Real Property Leases”), in each case, that are material to the business of the Company and its Subsidiaries under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (“Leased Real Property”). With respect to each Real Property Lease, (i) such Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (ii) is in full force and effect. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens, except Permitted Liens, and, to the Company’s knowledge, possession and quiet enjoyment of the Leased Real Property under such Real Property Lease by the Company or its applicable Subsidiary has not been disturbed and there are no disputes with respect to such Real Property Lease.

(c) As of the date of this Agreement, no party to any Real Property Leases has given written notice to the Company or any of its Subsidiaries of any claim, or made a written claim, against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(d) The Owned Real Property identified in Section 4.8(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 4.8(b) of the Company Disclosure Schedule (collectively, the “Company Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries.

(e) The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets that are material to the business of the Company and its Subsidiaries (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Liens.

Section 4.9. Legal Proceedings. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation (“Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) is, or if decided adversely against the Company would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise restrain, prevent, delay or impedes or, if decided adversely against the Company, would reasonably be expected to restrain, prevent, delay or impede, the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree, settlement agreement or other similar written agreement (“Order”) with, or, to the Company’s knowledge, continuing investigation by, any Governmental Entity.

Section 4.10. Company Permits; Compliance with Applicable Laws.

(a) (i) The business of each of the Company and its Subsidiaries is, and since the Audit Date has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, (ii) the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses and the ownership, use, occupancy and operation of its assets and properties (the “Company Permits”), (iii) the Company and its Subsidiaries are in material compliance with the terms of the Company Permits, (iv) no such Company Permit shall cease to be effective as a result of the Merger or any other transactions contemplated hereby, (v) no suspension or cancellations of any such Company Permit is pending or, to the Company’s knowledge, threatened and no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews in the trading in the securities of the Company related to the Merger, and (vi) each such Company Permit is valid and in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) Without limiting the generality of the above, all material permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Entities in the PRC that are required to be obtained or made in respect of any Subsidiary of the Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including but not limited to registrations with the Ministry of Commerce, State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable Laws of the PRC. Each Subsidiary of the Company that is organized in the PRC has complied, in all material respects, with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.

(c) Each of the Company and its Subsidiaries that was incorporated outside of the PRC has complied in all material respects with any applicable rules and regulations of the relevant PRC government agencies (including but not limited to the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens.

(d) The Company and its Subsidiaries have taken all reasonable steps to comply in all material respects with any applicable rules and regulations of the PRC Tax authority.

(e) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a “Company Affiliate”) has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law, (ii) offered, paid, promised to pay, or authorized any payment or transfer of money or anything else of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person, (iii) taken any action or failed to take any action that, directly or indirectly, would otherwise constitute a violation by such persons of any other applicable anti-bribery or anti-corruption Law, or (iv) taking any action or failed to take any action that, directly or indirectly, would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of its Subsidiaries, in order to induce such person to act against the interest of his or her employer or principal.

(f) To the Company’s knowledge, each holder or beneficial owner of Shares and/or Company Options who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the Company’s knowledge, any such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 4.11. Employee Benefit Plans.

(a) All benefit and compensation plans, agreements, or arrangements, whether written or oral, including, without limitation, plans and agreements to provide severance or fringe benefits (the “Company Benefit Plans”) covering Employees are listed in Section 4.11(a) of the Company Disclosure Schedule. True and complete copies of each Company Benefit Plan, including all amendments thereto, have been provided or made available to Parent and Merger Sub. Except as disclosed in Section 4.11(a) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan; and (ii) since the Audit Date there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan.

(b) Except as otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no Order outstanding or, to the Company’s knowledge, threatened, against the Company Benefit Plans. Each Company Benefit Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, in all materials respects. No circumstance, fact or event exists that could result in any material default under or violation of any Company Benefit Plan, and no Action is pending or threatened with respect to any Company Benefit Plan.

(d) The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Shares to any Employees, consultants or directors of the Company after the date hereof.

(e) The fair market value of the assets of each funded Company Benefit Plan, the liability of each insurer for any Company Benefit Plan funded through insurance or the book reserve established for any Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 4.12. Labor Matters.

(a) There is no material controversy pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any of their respective employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. There is no organized strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

(b) (i) There is no dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract, (iii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries, (iv) the consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate the Merger or any of the transactions contemplated hereby, (v) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC relating to employment, termination, wages and hours, social security, collective bargaining and the payment and withholding of Taxes, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”), (vi) other than regular payments to be made in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Employees, and (vii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.13. Environmental Matters.

(a) The operations of the Company and its Subsidiaries have been and are in material compliance with all applicable Laws, regulations or other legal requirements relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (“Environmental Laws”). The Company and each of its Subsidiaries have obtained and possess and are now and have been in compliance in all material respects with all permits, licenses and other authorizations necessary to operate the business as currently operated under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect.

(b) The Company and its Subsidiaries are not subject to any material outstanding written Orders or material contracts with any Governmental Entity or other person with respect to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material.

(c) The Company and its Subsidiaries have not received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries has any material contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site).

(e) As of the date of this Agreement, no judicial or administrative proceedings are pending or, to the Company’s knowledge, threatened against the Company and its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries under Environmental Laws.

Section 4.14. Taxes.

(a) Each of the Company and its Subsidiaries has prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a Subsidiary, have been timely paid.

(b) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any Subsidiary. No material Liens for Taxes exist with respect to any asset of the Company or any Subsidiary, except for statutory liens for Tax not yet due.

(c) All amounts of Tax required to be paid or withheld by the Company and each of its Subsidiaries have been timely paid or withheld with respect to their employees, independent contractors, creditors and other third parties, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any Tax and there has been no request by a Governmental Entity to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Entity. No submissions made to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened. The Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

Section 4.15. Material Contracts.

(a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports prior to the date hereof, as of the date hereof, none of the Company or its Subsidiaries is a party to nor are any of the Company’s or its Subsidiaries’ properties or assets bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract granting a right of first refusal, first offer or first negotiation;

(iii) any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, strategic cooperation, limited liability company or similar arrangement;

(iv) any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of properties or assets of the Company or share capital or other equity interests of another Person for aggregate consideration in excess of RMB30,000,000 (by merger, purchase or sale of assets or stock or otherwise) entered into since the Audit Date or, if prior to that date, have representations, warranties or indemnities that remain in effect or as to which claims are pending;

(v) any Contract involving the payment or receipt of amounts by the Company or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than RMB30,000,000;

(vi) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business or grants material exclusive rights to the counterparty thereto;

(vii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets for aggregate consideration in excess of RMB30,000,000;

(viii) any Contract that contains restrictions with respect to (A) payment of dividends or other distributions with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) the issuance of a guaranty by the Company or any of its Subsidiaries;

(ix) any Contract (other than Contracts granting Company Options) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger where (A) such Contract requires any payment in excess of RMB30,000,000 to be made by the Company or any of its Subsidiaries, or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of RMB30,000,000;

(x) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than RMB30,000,000 in any one year;

(xi) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

(xii) any other contracts and agreements not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the absence of which would have a Material Adverse Effect.

Each and all such Contracts described in clauses (i) through (xii) and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contracts”).

(b) Each of the Material Contracts constitutes the valid, legal and binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception and is in full force and effect. To the Company’s knowledge, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract, and (ii) the Company and its Subsidiaries have not received any claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.16. Insurance Matters. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost. Neither the Company nor any of its Subsidiaries knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has been denied any insurance coverage that is material to the Company and its Subsidiaries, taken as a whole, which it has sought or for which it has applied.

Section 4.17. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens except Permitted Liens and nonexclusive licenses entered into in the ordinary course of business), all Intellectual Property used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted. The Company and each Subsidiary of the Company has valid and enforceable rights to use all other Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted, free and clear of all Liens. All of the Intellectual Property described in this Section 4.17 shall be collectively referred to as the “Company Intellectual Property.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, on, or otherwise violate, the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; provided, that, this representation shall be subject to the knowledge of the Company with respect to Intellectual Property licensed by the Company and its Subsidiaries.

(c) No person is challenging or, to the Company’s knowledge, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Company Intellectual Property that is material to the business of the Company or its Subsidiaries; provided, that, this representation shall be subject to the knowledge of the Company with respect to Company Intellectual Property licensed by the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim (including assertion or claim that the Company or any of its Subsidiaries, or the business conducted by the Company or any of its Subsidiaries, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property), pending or not, nor, to the knowledge of the Company, any such assertion or claim is threatened to be made, with respect to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any Person; provided, that, this representation shall be subject to the knowledge of the Company with respect to patent rights of any Person. To the knowledge of the Company, no third party is currently infringing, diluting or misappropriating any Company Intellectual Property in any material respect.

(e) No material Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; provided, that, this representation shall be subject to the knowledge of the Company with respect to Intellectual Property licensed by the Company and its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any Company Intellectual Property; provided, that, this representation shall be subject to the knowledge of the Company with respect to Company Intellectual Property licensed by the Company and its Subsidiaries. No loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms; provided, that, this representation shall be subject to the knowledge of the Company with respect to Company Intellectual Property licensed by the Company and its Subsidiaries.

(f) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of the Company Intellectual Property. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

Section 4.18. PRC Subsidiaries.

(a) The constitutional documents and certificates and related contracts and agreements of the Company’s Subsidiaries formed in the PRC (“PRC Subsidiaries”) are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

(b) All filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations in all material respects.

(c) The registered capital of each of the VIEs has been fully contributed according to the payment schedule approved by the PRC Governmental Entities.

(d) No approvals are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the VIE Contracts other than those already obtained, except (i) if WFOE or any other party designated by WFOE decides to exercise the option granted under the Option Agreements (as amended and supplemented) to purchase the equity interests in any of the VIEs, such purchase shall be subject to prior approval by the PRC Ministry of Commerce or its local counterpart and be further subject to registrations with the relevant Government Entities and (ii) if there is any change to the shareholding percentage or registered capital of any of the VIEs, the pledges under the applicable Equity Pledge Agreements (as amended and supplemented) shall be subject to re-registration with the State Administration of Industry and Commerce or its local counterparts.

(e) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f) Each VIE Contract is, and all of the VIE Contracts taken as a whole are, legal, valid and admissible as evidence under PRC Laws. Each VIE Contract is in proper legal form under PRC Laws for the enforcement thereof against the parties thereto in the PRC.

(g) The ownership structure of each of the WFOE, VIEs and VIE’s shareholders as described in the Company SEC Reports complies with all applicable PRC Laws in all material respects, and does not violate, breach, or otherwise conflict with any applicable PRC Laws in any material respect.

(h) As of the date hereof, the Company has effective control of each of the VIEs and is the sole beneficiary of each of the VIEs and, to the Company’s knowledge, all shareholders of each of the VIEs are acting in good faith and in the best interests of the Company. As of the date of this Agreement, there have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Entity or any other party, pending or, to the Company’s knowledge, threatened against or affecting any of the Company, WFOE or any of the VIEs that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole; (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the Company SEC Reports; (iii) claim any ownership, share, equity or interest in WFOE or any of the VIEs, or claim any compensation for not being granted any ownership, share, equity or interest in WFOE or any of the VIEs; or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was, is or will violate any PRC Laws.

Section 4.19. Suppliers. The Company has not received, as of the date of this Agreement, any notice in writing from any of its ten largest suppliers (based on aggregate purchases during the fiscal year ended December 31, 2012) that any such supplier intends to materially reduce, terminate, cancel or not renew, its relationship with the Company or any of its Subsidiaries and, to the Company’s knowledge, as of the date of this Agreement, no such supplier intends to materially reduce, terminate, cancel or not renew, its relationship with the Company or any of its Subsidiaries.

Section 4.20. Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

Section 4.21. Related Party Transactions. None of the directors or officers of the Company, individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, or immediate family members of any of the foregoing Persons (i) has, directly or indirectly, an economic interest in any Person that (A) furnishes or sells services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (B) is otherwise engaged in business that directly competes with that of the Company or any of its Subsidiaries, (ii) has, directly or indirectly, an economic interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, (iii) has, directly or indirectly, a beneficial interest in any Contract listed in Section 4.15 of the Company Disclosure Schedule, (iv) has, directly or indirectly, any material contractual or other arrangement with the Company or any of its Subsidiaries (other than employment relationship or serving as a director), (v) received any payment or other benefit from the Company or any of its Subsidiaries (except for payments and benefits received in connection with such Person’s employment or serving as a director), or (vi) advanced or owed any material amount of money to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 4.22. Opinion of Financial Advisor. The Independent Committee has received the written opinion of China Renaissance Securities (Hong Kong) Limited (the “Company Financial Advisor”), dated May 16, 2014, to the effect that, as of such date, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration is fair to the holders of Shares (other than the Consortium Shares) from a financial point of view (a true and correct copy of which has been furnished to Parent, solely for informational purposes, by the Independent Committee), and such opinion has not been withdrawn or modified. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.23. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true, correct and complete copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Affiliates.

Section 4.24. No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledge the foregoing. Except in the event of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in or required by the representations and warranties contained in this ARTICLE IV.

ARTICLE V

Representations and Warranties of

Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization; Standing. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the memorandum and articles of association or other similar organizational documents, as in effect as of the date of this Agreement, of each of Parent and Merger Sub. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than under the Financing Agreements and/or, if applicable, the Alternative Financing Agreements to which it is a party, those incident to its formation and capitalization and pursuant to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger.

Section 5.2. Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent consists solely of 500,000,000 ordinary shares, par value US$0.0001 per share. As of the Capitalization Date, 1 ordinary share of Parent was issued and outstanding and was duly authorized, validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.2(a) (with each reference to “Capitalization Date” replaced by “Effective Time”), at the Effective Time, (i) Mr. He Dang and his Affiliates (collectively, the “Founder Shareholders”) collectively will be the beneficial owners of 79.11% of the issued and outstanding share capital of Parent and (ii) the Equity Provider will be the beneficial owner of 20.89% of the issued and outstanding share capital of Parent. Exact equity ownership of Parent may be adjusted in accordance with funding required for fees and expenses in connection with the transactions contemplated hereby, any permitted assignment by the Founder Shareholders under the Rollover Agreement and by the Equity Provider under the Equity Commitment Letter or as a result of any Alternative Financing.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 500,000,000 ordinary shares, par value US$0.0001 per share, of which 1 share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of any Lien, except pursuant to the Debt Financing and/or, if applicable, the Alternative Financing and except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.3. Authority Relative to this Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has all necessary corporate power and authority to execute and deliver the Cayman Plan of Merger and to consummate the transactions contemplated thereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Cayman Plan of Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”) and Parent, as the sole shareholder of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the Cayman Plan of Merger and the consummation of the transactions contemplated hereby by Parent and Merger Sub, as the case may be, and taken all corporate actions required to be taken by the Parent Board, the Merger Sub Board and by Parent as the sole shareholder of Merger Sub for the consummation of the transactions contemplated hereby.

Section 5.4. Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) the Rollover Agreement, (ii) an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Equity Provider, pursuant to which the Equity Provider has committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Holdco up to the amount, in cash, set forth therein (the “Equity Financing”), and (ii) an executed facility agreement, dated as of the date hereof, between Merger Sub and Bank of China Limited, London Branch, as the original lender (the “Lender”) (including all schedules thereto) (the “Facility Agreement” and, together with the Equity Commitment Letter and the Rollover Agreement, the “Financing Agreements”) pursuant to which the Lender has agreed to provide a term loan to Merger Sub in the aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Financing Agreements have not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.4), and the obligations and commitments contained in the Financing Agreements have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated (other than pursuant to amendments or modifications that are permitted by Section 6.4). Assuming (A) the Financing is funded in full in accordance with the Financing Agreements, (B) the accuracy of the representations and warranties set forth in Section 4.2(a), (C) compliance by the Company with its covenants set forth in Section 6.1(b), Section 6.1(c) and Section 6.4(f) and (D) the appraised value of any Dissenters Share is equal to or less than the Per Share Merger Consideration, the net proceeds of the Financing contemplated by the Financing Agreements will be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate

Merger Consideration in accordance with Section 3.1(b), the aggregate amount of consideration payable in respect of Company Options in accordance with Section 3.2, the aggregate amount of consideration payable in respect of Dissenters Shares in accordance with Section 3.6, and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. As of the date hereof, each of the Financing Agreements, in the form so delivered (i) is in full force and effect and (ii) is a legal, valid and binding obligation of, as applicable, Parent or Merger Sub (subject to the Bankruptcy and Equity Exception) and, to Parent’s knowledge, the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to Parent’s knowledge, any other parties thereto, under any of the Financing Agreements and which, in the case of the Facility Agreement, would permit the Lender to, in accordance with the terms and conditions thereof, not fund the full amount of the Debt Financing; provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in ARTICLE IV. As of the date hereof, subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, Parent does not have any reason to believe that any of the conditions to funding the Financing (as set forth in the Financing Agreements) will not be satisfied at or prior to the Effective Time. The Financing Agreements contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms and conditions therein. As of the date hereof, there are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) those as expressly set forth in the Financing Agreements, and (ii) any customary engagement letter(s) and non-disclosure agreement(s) that do not impact on the conditionality or amount of the Financing.

Section 5.5. Consents and Approvals; No Violations; Secured Creditors.

(a) Except for (i) compliance with the applicable requirements of, the Exchange Act, including, without limitation, joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 and the filing of a Schedule 13D and one or more amendments thereto (if necessary), (ii) compliance with the rules and regulations of The NASDAQ Global Market, (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, and (iv) consent or approval or filing with applicable Governmental Antitrust Entities, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement and Cayman Plan of Merger by Parent or Merger Sub, as the case may be, do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will not constitute or result in (i) any breach of any provision of the respective memoranda and articles of association (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) assuming all consents, approvals, authorizations and other actions described in Section 5.5(a), have been obtained or taken and all filings and obligations described in Section 5.5(a) have been made or satisfied, violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Merger Sub does not have any secured creditors.

Section 5.6. Legal Proceedings. As of the date of this Agreement, there is no material suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened in writing against Parent or Merger Sub, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.7. Limited Guaranties. Concurrently with the execution of the Agreement, each Guarantor has delivered to the Company a duly executed Limited Guaranty. Each Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the relevant Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under its Limited Guaranty.

Section 5.8. Parent Ownership of Company Securities. As of the date of this Agreement, Parent, Merger Sub and the Guarantors do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, except for (a) the Consortium Shares, (b) the Company Options held by Mr. He Dang, and (c) Shares represented by 1,075,000 ADSs beneficially owned by Mr. He Dang and Ms. Dan Dina Liu.

Section 5.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their Affiliates.

Section 5.10. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth in Section 8.1 and Section 8.2, or the waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement and the Cayman Plan of Merger, including the Equity Financing and the payment of the aggregate Merger Consideration, the aggregate amount of consideration payable in respect of Company Options in accordance with Section 3.2 and the aggregate amount of consideration payable in respect of Dissenters Shares in accordance with Section 3.6 (assuming the appraised value of each Dissenters Share, if any, is equal to or less than the Per Share Merger Consideration), amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Cayman Plan of Merger and all related fees and expenses and (b) the accuracy of the representations and warranties of the Company set forth in ARTICLE IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any materiality or “Material Adverse Effect” qualification or exception), the Surviving Corporation will, immediately after the Effective Time and after the consummation of the transactions contemplated by this Agreement and the Cayman Plan of Merger, be able to pay its debts as they fall due as required by the Cayman Companies Law.

Section 5.11. Schedule 13E-3; Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.12. Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of (i) the Consortium Agreement dated September 30, 2013 by and among the members of the Consortium, (ii) the Equity Commitment Letter and (iii) the Rollover Agreement (collectively, the “Buyer Group Contracts”). As of the date hereof, other than the Buyer Group Contracts and any other agreements or arrangements previously disclosed in a filing with the SEC, there are no side letters or other oral or written Contracts relating to the securities of the Company between two or more of the following Persons: any member of the Consortium, the Equity Provider, the Guarantors, and any of their respective Affiliates (collectively, “Buyer Group Parties”).

Section 5.13. Certain Arrangements. Except (A) the Buyer Group Contracts, or (B) as set forth in Article IV hereof, as of the date of this Agreement, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the transactions contemplated hereby, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration on a per Share basis in connection with the Merger in any form or nature in an amount in excess of the Per Share Merger Consideration, or (iii) pursuant to which any shareholder of the Company has agreed to vote to authorize and approve this Agreement, the Cayman Plan of Merger or the Merger or agreed to vote against any Superior Proposal.

Section 5.14. Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificates delivered pursuant to this Agreement).

Section 5.15. Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto; provided that, nothing contain in this Section 5.15 shall be deemed to limit the representations and warranties of the Company set forth in this Agreement or in any certificates delivered pursuant to this Agreement.

Section 5.16. No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE V, none of Parent, Merger Sub, or any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives.

ARTICLE VI

Covenants Related to Conduct of Business

Section 6.1. Conduct of Business of the Company. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE IX, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use its reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with key customers, suppliers and others having material business dealings with it, and comply in all material respects with applicable Law. Without limiting the generality of the foregoing, and except as required by applicable Law or as otherwise expressly provided in this Agreement or the Company Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE IX, the Company will not and will not permit its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend its memorandum and articles of association (or other similar governing instrument);

(b) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance of Shares as required to be issued upon exercise or settlement of Company Options outstanding on the date of this Agreement, (ii) the withholding of Company securities to satisfy tax obligations with respect to Company Options, (iii) the acquisition by the Company of its securities in connection with forfeiture of Company Options, (iv) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or (v) the issuance of Company securities as required to comply with any Company Benefit Plan or employment agreement as in effect on the date hereof;

(c) (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital (except for dividends paid by any Subsidiary to the Company or to any Wholly Owned Subsidiary and periodic dividends and other periodic distributions by Subsidiaries that are not Wholly Owned Subsidiaries in the ordinary and usual course of business consistent with past practice); (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company Options or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof;

(d) place the Company or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger or any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness);

(e) (i) (A) incur or assume any new long-term or short-term interest-bearing debt or borrowings, or issue any new debt securities or (B) modify or renew any existing long-term or short-term interest-bearing debt or borrowings or debt securities, in each case, except for debt or borrowings or debt securities (X) that are incurred, assumed, modified or renewed, as the case may be, in the ordinary and usual course of business consistent with past practice and (Y) the aggregate amount of which (in the case of (B) only with respect to the amount in excess of the existing debt or borrowings or debt securities, if any) does not exceed RMB30,000,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for guarantees of obligations of Wholly Owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Wholly Owned Subsidiaries of the Company) except (A) pursuant to Contracts in effect as of the date hereof which have either been filed as exhibits to the Company SEC Reports or identified in Section 6.1(e)(iii) of the Company Disclosure Schedule or (B) for loans, advances, capital contributions or investments in an amount not to exceed RMB30,000,000 in the aggregate; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, having a value in excess of RMB30,000,000 or create or suffer to exist any material Lien thereupon other than Permitted Liens;

(f) except as may be required by Law or pursuant to any Contract in existence on the date of execution of this Agreement, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee with the title of vice president or above in any manner, or (except as required under agreements existing on the date hereof) increase in any manner the compensation or fringe benefits of any director, officer or employee who do not have the title of vice president or above other than in the ordinary course of business consistent with past practice or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(g) acquire, sell, lease or dispose of any assets, in each case, other than (i) in the ordinary and usual course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary and usual course of business), or (ii) any assets with a value or purchase price (including the value of assumed liabilities) not in excess of RMB30,000,000 in any transaction or related series of transactions;

(h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it, which materially affects the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(i) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case for consideration in excess of RMB30,000,000, or (ii) authorize any new capital expenditure or expenditures except (A) as specifically budgeted in the Company’s current plan approved by the Company Board that was made available to Parent which, individually, does not exceed RMB5,000,000 or, in the aggregate, does not exceed RMB30,000,000, or (B) if such expenditures are necessary to maintain existing assets in good repair, consistent with past practice;

(j) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(k) subject to Section 7.12, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary and usual course of business consistent with past practice;

(l) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(m) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(n) (i) cancel, materially modify, terminate or grant a waiver of any rights under any Material Contract, (ii) enter into a new Contract that (A) would be a Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Material Contract or new Contract, except, in respect of clauses (i), (ii)(A) and (iii) only, in the ordinary course of business and consistent with the Company’s past practice;

(o) enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ businesses that are conducted as of the date of this Agreement;

(p) create any new Subsidiaries;

(q) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or any rules and regulations promulgated thereunder;

(r) (i) breach any covenants set forth in the Facility Agreement (whether financial or otherwise) (or any Alternative Financing Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable), (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its Subsidiaries as set forth in the Facility Agreement (or any Alternative Financing Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable), or (iii) take any other action, or omit to take any other action, which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable); in each of the cases of (i), (ii) and (iii), as if the Company and its Subsidiaries were subject to the provisions of the Facility Agreement (or any Alternative Financing Agreement, if applicable) as of the date hereof; provided that, any action or inaction by the Company or its Subsidiaries that would otherwise be a breach of this Section 6.1(r) shall be deemed not to be a breach if it is curable and fully cured in accordance with the terms of the Facility Agreement (or any Alternative Financing Agreement, if applicable);

(s) change the vesting dates of any Company Option from the vesting date for the Company Options set forth in Section 4.2(a) of the Company Disclosure Schedule; or

(t) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through Section  6.1(s).

Section 6.2. Conduct of Business of Parent and Merger Sub. Subject to the conditions of this Agreement and the rights of Parent hereunder, from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will, without the prior written consent of the Company, take any action or fail to take any action that would reasonably be expected to (a) result in any of the conditions to effect the Merger becoming incapable of being satisfied or (b) individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3. Access to Information.

(a) Subject to applicable Laws, between the date hereof and the Effective Time, upon reasonable advance notice from Parent, the Company will use reasonable efforts to give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access (so long as such access does not unreasonably interfere with the operation of the Company or its Subsidiaries) during normal business hours to its employees, officers, agents, contracts and properties and to all books and records of the Company and its Subsidiaries, will use reasonable efforts to permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request; provided that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any of the representations or warranties made by the Company. Notwithstanding the foregoing, none of Parent, Merger Sub or their Representatives shall have access to any books, records, documents or other information (i) to the extent that access to such books, records, documents or other information would violate the terms of a confidentiality agreement with a third party (provided, however, that at the request of Parent, the Company shall use its reasonable efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (v) to the extent the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries.

(b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly management reports and data as are regularly prepared for distribution to Company management and (ii) promptly, such financial statements as are prepared for the Company’s SEC filings.

(c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and the members of the Consortium dated October 14, 2013 (the “Confidentiality Agreement”).

Section 6.4. Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Agreements and cause the Equity Provider to fund the Equity Financing at the Effective Time. Each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Financing Agreements until the consummation of the Merger; and (ii) satisfy on a timely basis all conditions to the funding of the Financing (as set forth in the Financing Agreements) that are within its control. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements, Parent and Merger Sub shall use their respective reasonable best efforts to amend or modify any of the Financing Agreements, and/or arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing from alternative sources (the “Alternative Financing”); provided that an Alternative Financing for the Debt Financing shall be on terms not materially less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of Parent) than those set forth in the Facility Agreement as in effect on the date of this Agreement, so long as the aggregate proceeds of the Financing and, if applicable, the Alternative Financing are sufficient to pay such amounts as are required to consummate the transactions contemplated by this Agreement upon the terms and conditions herein; provided, that, notwithstanding anything to the contrary in this Section 6.4 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required by the terms and conditions of the Financing Agreements or, if applicable, the Alternative Financing Agreements to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources shall have committed to provide the Alternative Financing (the “Alternative Financing Agreements”) as promptly as practicable after execution.

(b) To the extent the Alternative Financing has been arranged, and subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Alternative Financing Agreements until the consummation of the Merger; and (ii) satisfy on a timely basis all conditions to the funding of the Alternative Financing (as set forth in the Alternative Financing Agreements) that are within its control.

(c) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any termination, release, amendment or modification to be made to, or any waiver of, any provision under the Financing Agreements or, if applicable, the Alternative Financing Agreements if such termination, release, amendment, modification or waiver (1) results in the aggregate proceeds of the Financing and, if applicable, the Alternative Financing being insufficient to pay such amounts as are required to consummate the transactions contemplated by this Agreement upon the terms and conditions herein, or (2) imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the funding of the Financing (as set forth in the Financing Agreements) or, if applicable, the Alternative Financing (as set forth in the Alternative Financing Agreements), or otherwise expands, amends or modifies any other provisions of the Financing Agreements or, if applicable, the Alternative Financing Agreements, in each case in a manner that would reasonably be expected to materially (x) delay or prevent or make less likely the funding of the Financing or, if applicable, the Alternative Financing at or prior to the Effective Time; or (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Agreements and, if applicable, the Alternative Financing Agreements. Parent shall give the Company notice promptly upon becoming aware of any material breach of the Financing Agreements and, if applicable, the Alternative Financing Agreements, that would reasonably be expected to result in the termination of any Financing Agreement. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.4 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing or, if applicable, the Alternative Financing to enforce its rights under the Financing Agreements or, if applicable, the Alternative Financing Agreements or (ii) pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Corporation (or any of their Affiliates) than, those contemplated by the Financing Agreements or, if applicable, the Alternative Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

(e) Prior to the Effective Time, the Company shall provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to provide, and shall cause its Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent or its Representatives in connection with the arrangement of the Financing, and, if applicable, the Alternative Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include, at the request of the Equity Provider, the Debt Financing sources and/or the Alternative Financing sources, (i) delivering such officer’s and other certificates as reasonably required by the Equity Provider, the Debt Financing sources and/or the Alternative Financing sources and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into any agreements to pledge, guarantee, grant security interests in, and otherwise grant Liens on, the Company’s or its Wholly Owned

Subsidiaries’ assets, and other documentation in connection with the Financing and/or the Alternative Financing, in each case on terms reasonably satisfactory to Parent, (iii) on a confidential basis, providing Parent and its financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its Wholly Owned Subsidiaries as reasonably required by Parent, the Equity Provider, the Debt Financing sources, or any Alternative Financing sources in connection with the Financing and, if applicable, the Alternative Financing, (iv) making the Company’s executive officers and other senior employees reasonably available to assist the Equity Provider, the Debt Financing sources or the Alternative Financing sources in connection with providing the Financing and/or the Alternative Financing (including, without limitation, by participating in meetings, presentations and due diligence sessions and assisting in the preparation of documents and materials reasonably required in connection with the Financing and/or the Alternative Financing), (v) using its reasonable best efforts to cause its independent accountants to cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the Equity Provider, the Debt Financing sources or the Alternative Financing sources may reasonably request for use in connection with the Financing and/or the Alternative Financing, and (vi) taking all reasonable corporate actions, subject to the last sentence of Section 6.4(f), to permit consummation of the Financing and/or the Alternative Financing, including but not limited to the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof to be made available at the Closing for purposes of consummating the transactions contemplated by this Agreement; provided, that, in each case, (A) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or, if applicable, the Alternative Financing prior to the Effective Time, and (B) no credit support in connection with the Financing or the Alternative Financing will be provided by the Company or any of its Subsidiaries and no new indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used in a manner that would subject it to actual or potential liability in connection with the Financing or the Alternative Financing prior to the Effective Time.

(f) Without limiting the generality of Section 6.4(e), the Company agrees to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that (A) the aggregate RMB balance standing to the credit of the Onshore Bank Designated Account is not less than the RMB equivalent of US$37,000,000 (determined using the exchange rate set forth in the Facility Agreement for calculating the RMB Deposit Amount (as defined in the Facility Agreement)) (such RMB balance, the “Debt Financing Required Onshore Balance”), and (B) the aggregate balance standing to the credit of the Offshore Bank Designated Account is not less than US$13,000,000 (the “Debt Financing Required Offshore Balance”). No later than two (2) Business Days prior to the Closing Date and at all times until the Effective Time, the Company shall (i) cause Charm Media to transfer and deposit the Debt Financing Required Onshore Balance in a specified account (the “Onshore Bank Designated Account”) held with an affiliate of the Lender as required by the Facility Agreement (or such other bank or financial institution approved by the Lender as notified by Parent) and standing to the credit of Charm Media, and (ii) deposit the Debt Financing Required Offshore Balance in a specified account denominated in U.S. Dollars (the “Offshore Bank Designated Account”) held with the Lender or one or more affiliates of the Lender as required by the Facility Agreement (or such other bank or financial institution approved by the Lender as notified by Parent) and standing to the credit of the Company. The Company shall produce promptly on request any supporting or other information reasonably requested by the Lender in respect of the Onshore Bank Designated Account and the Offshore Bank Designated Account.

(g) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.4 and shall reimburse the Company and its Subsidiaries for any and all losses suffered or incurred by any of them in connection with the arrangement of the Financing or, if applicable, the Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such losses arose out of or result from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries shall not, prior to the

Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise for purposes of paying such amounts as are required to consummate the transactions contemplated by this Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing and/or the Alternate Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries.

ARTICLE VII

Additional Agreements

Section 7.1. Preparation of the Proxy Statement and Schedule 13E-3.

(a) As promptly as practicable after the execution of this Agreement, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after having cleared the SEC comments on the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review, comment on and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the initial Proxy Statement and any amendment or supplement thereto prior to filing with the SEC and shall provide Parent with a copy of all such filings with the SEC. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(b) Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Schedule 13E-3 received from the staff of the SEC. Each of Parent, Merger Sub and the Company will be provided with reasonable opportunity to review and comment on the initial Schedule 13E-3 and any amendment or supplement thereto prior to filing with the SEC.

Section 7.2. Competing Transactions.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Independent Committee) to, directly or indirectly: (i) solicit, initiate and encourage any Acquisition Proposal from any third party, including by way of providing access to information pursuant to one or more executed confidentiality agreements in reasonable and customary form and in any event containing customary standstill provisions and other terms that are at least as stringent in all material respects as those contained in the Confidentiality Agreement in effect as of the date hereof (it being understood that such confidentiality agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) (each an “Acceptable Confidentiality Agreement”), provided that any material non-public information concerning the Company or its Subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent as promptly as reasonably practicable after it is provided to such third party; and (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 7.2(a), except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(b) Except as expressly permitted by this Section 7.2, the Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative (each, a “Representative”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to any Competing Transaction, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement or Takeover Statute and to enforce each such confidentiality, standstill and similar agreement), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Notwithstanding anything in the foregoing or Section 7.2(g) to the contrary, if, at any time following the date of this Agreement and prior to the time that, but not after, the Required Company Vote is obtained, the Company receives a written, bona fide proposal or offer with respect to a Competing Transaction from any Person that did not involve a breach by the Company (including by any of its Subsidiary or any of its or its Subsidiary’s Representatives) of this Section 7.2 (an “Acquisition Proposal”), and subject to compliance with this Section 7.2, (A) the Company and its Representatives may, acting under the direction of the Independent Committee, contact such Person solely for the purpose of clarifying the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as hereinafter defined), and (B) if the Independent Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (y) the failure to furnish information to, or enter into such discussions with, the Person who made such Acquisition Proposal or offer would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company’s Representatives may (1) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person who has made such Acquisition Proposal, and (2) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal; provided, that the Company shall (I) provide written notice to Parent of its intent to furnish information or enter into discussions with such Person at least three Business Days prior to taking any such action, (II) promptly following its execution, deliver to Parent a copy of the confidentiality agreement executed by the Company and such Person, and (III) promptly make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in Section 7.2(d), neither the Company Board nor any committee thereof (including the Independent Committee) shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of, and to authorize and approve, this Agreement, the Cayman Plan of Merger and the Merger (the “Company Recommendation”), (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) (x) fail to publicly recommend against any Competing Transaction, or (y) fail to publicly reaffirm the Company Recommendation, in each case of clauses (x) and (y), within two Business Days after Parent so requests in writing, (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Competing Transaction, (E) fail to include the Company Recommendation in the Proxy Statement, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any confidentiality agreement entered into in accordance with Section 7.2(a) or Section 7.2(b)), or (G) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (G), a “Change of Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Required Company Vote, if the Company has received an Acquisition Proposal that did not involve any breach of this Section 7.2, that is not withdrawn and that the Company Board (upon the recommendation of the Independent Committee) determines, in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel) constitutes a Superior Proposal, the Company Board (upon the recommendation of the Independent Committee) may effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(c) to enter into an Alternative Acquisition Agreement; provided, that prior to taking any such action, (A) the Company Board (upon the recommendation of the Independent Committee) shall have determined in its good faith judgment (after having received the written advice of outside legal counsel experienced in the corporate Law of the Cayman Islands) that the failure to take such action would be reasonably expected to breach its fiduciary duties under applicable Law, (B) the Company shall have provided written notice to Parent (a “7.2 Notice”) advising Parent that the Company Board is prepared to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(c) to enter into an Alternative Acquisition Agreement (as applicable), and specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (C) the Company shall have negotiated, and shall have caused its Representatives to negotiate, during the five Business Day period following receipt by Parent of the 7.2 Notice (the “Notice Period”), with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate), to make such adjustments in the terms and conditions of this Agreement so that the Competing Transaction that was determined to constitute a Superior Proposal ceases to constitute a Superior Proposal (provided, that any material amendment to the terms of such Competing Transaction during the Notice Period shall require a new 7.2 Notice from the Company with respect to the terms of such amended Competing Transaction and an additional Notice Period that satisfies this Section 7.2(d)), and (D) following the end of the Notice Period, the Company Board (upon the recommendation of the Independent Committee) shall have determined in its good faith judgment (after having received the advice of its financial advisor and outside legal counsel) that such Competing Transaction continues to constitute a Superior Proposal (taking into account all changes proposed by Parent).

(e) Nothing contained in this Section 7.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.4(b) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

(f) After the Solicitation Period End Date, the Company shall immediately (and in any event within 48 hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction or that could be expected to lead to an Acquisition Proposal, including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of any Acquisition Proposal, and the Company shall immediately (and in any event within 48 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent informed, on a prompt basis (at least every Business Day), of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.2(b). The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board or Independent Committee at which the Company Board or Independent Committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board or Independent Committee in respect of such meeting). The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company that may be made available pursuant to Section 7.2(b) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto).

(g) The Company shall, and shall cause its Subsidiaries and any Representatives of the Company or any of its Subsidiaries to, immediately after the Solicitation Period End Date: (i) cease and cause to be terminated all ongoing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal; (ii) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Competing Transaction, effective on and from the date hereof, and take the necessary steps to promptly inform such Persons of the obligations undertaken by the Company in this Section 7.2; and (iii) promptly request each Person that has executed a confidentiality agreement (other than the Confidentiality Agreement) in connection with such Person’s consideration of any Competing Transaction to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

Section 7.3. Shareholders Meeting.

(a) The Company shall take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to cause an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”) to be duly called and held for the purpose of obtaining the Required Company Vote as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement (and in any event such meeting shall be duly convened within two Business Days following such confirmation). Subject to Section 7.2, the Company Board shall (i) recommend approval and authorization of this Agreement, the Cayman Plan of Merger and the Merger by the Company’s shareholders and include the Company Recommendation in the Proxy Statement and (ii) take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the Required Company Vote for such approval and authorization. Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last 10 Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Required Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated pursuant to Section 9.3(c), the obligations of the Company under this Section 7.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or Competing Transaction or by any Change of Recommendation.

(b) No later than the 45th calendar day after the date on which the notice of the Company Shareholders Meeting is issued, the Company shall hold such Company Shareholders Meeting in accordance with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company Board may, after consultation with Parent, recommend an adjournment of the Company Shareholders Meeting for up to thirty calendar days (but in any event no later than the Termination Date) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting. Parent may request on one or more occasions that the Company seek to adjourn the Company Shareholders Meeting for up to thirty calendar days (but in any event no later than the Termination Date), (x) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) voting in favor of the authorization and approval of this Agreement, the Cayman Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, to obtain the Required Company Vote, or (y) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting, in which event the Company shall, in each case, recommend the Company Shareholders Meeting be adjourned in accordance with Parent’s request.

(c) As promptly as practicable, but in any event no later than two calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall establish a record date for purposes of determining shareholders entitled to notice of, attend and vote at the Company Shareholders Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. As promptly as practicable, but in any event no later than two calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall instruct the Depositary to (A) fix the record date established by the Company for the Company Shareholders Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.

Section 7.4. Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent applicable, each party hereto agrees to promptly provide to each relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or, (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.4 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 7.4(a), each of Parent and the Company shall use its reasonable efforts to resolve such objections if any, as may be asserted any applicable Governmental Entity or other person with respect to the transactions contemplated hereby under any antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits so long as such actions do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon the consummation of the Merger and the other transactions contemplated hereby.

Section 7.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 7.2, each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other party (such approval not to be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with or rules of a national securities exchange or interdealer quotation service or by the request of any Governmental Entity, as determined by Parent or the Company, as the case may be.

Section 7.6. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will (and will cause its Subsidiaries to comply with their respective obligations to) indemnify and hold harmless (including any obligations to advance funds for expenses) each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or its Subsidiary (the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. The Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.6 (each, a “Claim”) unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the Transactions), but in any event, no such Claim shall be settled or compromised without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) for the benefit of each Indemnified Party covering each Indemnified Party by the Company’s directors’ and officers’ liability insurance on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual premium amount not in excess of 300 percent of the current annual premium paid by the Company for such insurance (the “Maximum Premium”). The Company may prior to the Effective Time at its option purchase, for an amount not to exceed the aggregate Maximum Premium for six years, a six year “tail policy” on terms and conditions providing substantially equivalent benefits as the existing policies of directors’ and officers’ liability insurance maintained by the Company. If such prepaid “tail policy” has been obtained by the Company prior to the Closing, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.6(c) and Parent shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.6.

(e) The provisions of this Section 7.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.6.

(f) The agreements and covenants contained in this Section 7.6 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under any such policies.

Section 7.7. Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) (x) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or Section 4.13 or which relate to the consummation of the Merger, (y) any disputes, disagreements, claims or any legal proceedings of any nature, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.18(h), or (z) any notice in writing received by the Company or any of its Subsidiaries which if received on or prior to the date of this Agreement, would have been required to have been disclosed pursuant Section 4.19, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.8. Fees and Expenses. Subject to Sections 6.4(e), 9.5(b) and 9.5(c), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby; provided, that Expenses incurred in connection with the printing and mailing of the Proxy Statement and Schedule 13E-3 and, to the extent applicable, filing fees with respect to Governmental Antitrust Entities shall be shared equally by Parent and the Company.

Section 7.9. Delisting of Stock. Parent shall use reasonable efforts to cause the ADSs of the Company to be de-listed from the NASDAQ Global Market and the Company de-registered under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.10. Anti-takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall use their respective reasonable efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

Section 7.11. Resignations. To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

Section 7.12. Participation in Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled or compromised without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.13. Merger Sub. Parent will take all reasonable actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 7.14. Actions Taken at Direction of CEO; Knowledge of CEO. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article V, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company after the date hereof at the direction of any officer or director of Parent without the approval or direction of the Company Board (acting with the concurrence of the Independent Committee) or the Independent Committee. Parent shall not have any right to (i) terminate this Agreement under Section 9.4 or (ii) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in ARTICLE IV to the extent the Parent has actual knowledge, as of the date of this Agreement, of such breach or inaccuracy.

Section 7.15. Amendment to Buyer Group Contracts. Parent and Merger Sub shall promptly notify the Company, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract; or (b) any new agreement, arrangement or understanding entered into between two or more of the Buyer Group Parties with respect to any securities of the Company.

ARTICLE VIII

Conditions to Consummation of the Merger

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) This Agreement, the Cayman Plan of Merger and the transactions contemplated hereby, including the Merger, shall have been approved and authorized by the Required Company Vote at the Company Shareholders Meeting in accordance with applicable Law and the memorandum and articles of association of the Company;

(b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such Law; and

(c) All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

(a) (i) The representations and warranties of the Company contained in Section 4.1(a), Section 4.3, Section 4.6(a), Section 4.7 and Section 4.23 shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in Section 4.2 shall be true and correct in all respects (except for de minimis inaccuracies that do not, individually or in the aggregate, increase the aggregate amount required to be paid under Section 3.1(b), Section 3.2 and Section 3.6 (in the case of payments under Section 3.6, an amount equal to the number of Dissenters Shares multiplied by the Per Share Merger Consideration) by more than US$100,000), and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any “material”, “Material Adverse Effect” or words of similar import), in each case, as of the date of this Agreement, the Effective Time and the Closing Date, as though made on, or at, and as of such date or time, except, (x) in the case of clauses (i)-(iii) above, to the extent such representation or warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only, and (y) in case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

(d) Since the date of this Agreement, there shall not have been any fact, change, circumstance, development, condition, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) The Company shall have delivered to Parent and Merger Sub, copies of bank statements or alternatively, other written evidence, in form and substance reasonably satisfactory to Parent, showing that, as of the Closing Date, (i) the aggregate RMB amounts standing to the credit of the Onshore Bank Designated Account is not less than the Debt Financing Required Onshore Balance, and (ii) the aggregate amounts standing to the credit of the

Offshore Bank Designated Account is not less than the Debt Financing Required Offshore Balance, which written evidence shall be certified as of the Closing Date as true and correct by the chief financial officer of the Company.

(f) The Shares held by Persons who have validly served a written objection under Section 238(2) of the Cayman Companies Law shall represent no more than 10% of the voting power of the outstanding Shares.

(g) The Company shall have delivered to Parent, on a date that is no less than three (3) Business Days prior to the Closing Date, a copy of the minutes of the Company Shareholders Meeting containing the shareholder resolution approving the Merger.

Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein), in each case, as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time, except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Merger.

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a designated director of Parent and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and 8.3(b).

ARTICLE IX

Termination; Amendment; Waiver

Section 9.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of Parent and the Company (in the case of the Company, acting with approval of the Company Board upon the recommendation of the Independent Committee).

Section 9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by the date falling six (6) months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(b) the Company Shareholders Meeting shall have occurred and the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any Law or injunction having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to a party if the issuance of such final, non-appealable Law or injunction was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement.

Section 9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.3(a) and the basis for such termination (or, if earlier, the Termination Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.2(a) or 8.2(b) not being satisfied;

(b) (i) all of the conditions set forth in Section 8.1 and 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3, and (iii) the Merger shall not have been consummated within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3; or

(c) prior to the receipt of the Required Company Vote, (i) the Company Board (upon recommendation of the Independent Committee), has authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 7.2(d), and (ii) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.3(c) unless the Company has complied in all respects with the requirements of Section 7.2 and Section 9.5(c).

Section 9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) (i) the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 9.4(a) and the basis for such termination (or, if earlier, the Termination Date), or (ii) the Company shall have breached in any material respect its obligations under Section 7.2, which breach (A) would give rise to the failure of a condition set forth in Section 8.2(b) and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within (x) five calendar days following receipt of written notice of such breach from Parent or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.3(a) or Section 8.3(b) not being satisfied; or

(b) (i) the Company Board or any committee thereof (including the Independent Committee) shall have effected a Change of Recommendation; (ii) the Company Board or any committee thereof (including the Independent Committee) shall have approved, recommended, or otherwise declared advisable or proposed to approve, recommend or declare advisable (publicly or otherwise) any Acquisition Proposal or Competing Transaction; (iii) the Company shall have entered into an Alternative Acquisition Agreement; (iv) the Company or the Company Board (or any committee thereof, including the Independent Committee) shall have publicly announced its intention to do any of the foregoing; or (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or failed to hold the Company Shareholders Meeting pursuant to Section 7.3.

Section 9.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, that (i) this Section 9.5, Section 6.3(c), Section 6.4(e), Section 7.8 and ARTICLE X and the Limited Guaranties (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, (ii) no such termination shall relieve any party hereto of any liability or damages resulting from (A) any willful breach of any representations or warranties contained in this Agreement prior to such termination or (B) any breach of any covenant or agreement contained in this Agreement prior to such termination, and (iii) nothing shall relieve any party from liability for fraud.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 9.4(a) or Section 9.4(b), or (ii) this Agreement is terminated by the Company pursuant to Section 9.3(c), then the Company shall (x) pay Parent or its designee a termination fee (the “Termination Fee”) of $2,900,000 (and the applicable Termination Fee shall be paid in same-day funds (1) within two Business Days after such termination in the case of a termination referred to in Section 9.5(b)(i), or (2) contemporaneously, and as a condition of such termination, in the case of a termination referred to in Section 9.5(b)(ii)), and (y) pay Parent in same-day funds, as promptly as possible (but in any event within two Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates (other than the Company or any of its Subsidiaries) in connection with the transactions contemplated by this Agreement, including the Financing and/or the Alternative Financing; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment of the Termination Fee and reimbursement of any applicable Expenses pursuant to this Section 9.5(b), the receipt of the Termination Fee together with such Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any other Person as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise); provided, however, that nothing in this Section 9.5(b) shall limit the rights of Parent and Merger Sub under Section 10.8. For the avoidance of doubt, subject to Section 10.8, in the event Parent or its designee shall receive payment from the Company of the Termination Fee and the Expenses referred to in this Section 9.5(b), the receipt of such Termination Fee and Expenses shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred by Parent, Merger Sub or any other Person as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise), and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with any such loss or damage.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 9.3(a) or Section 9.3(b), then Parent shall (x) pay, or cause to be paid, to the Company or its designee a termination fee of $2,900,000 (the “Parent Termination Fee”) in same-day funds, within two Business Days after such termination and (y) pay, or cause to be paid, to the Company in same-day funds, as promptly as possible (but in any event within two Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates (other than Parent, Merger Sub or any members of the Consortium) in connection with the transactions contemplated by this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company or its designee shall receive full payment of the Parent Termination Fee and the Expenses reimbursement payment pursuant to this Section 9.5(c), the receipt of the Parent Termination Fee together with such Expenses and Expenses under Section 6.4(e) shall be the sole and exclusive remedy of the Company and any Company Related Party, and shall deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries or any other Person arising out of or in connection with this Agreement, the Financing Agreements and the Alternative Financing Agreements (if applicable), any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of the Company, any Company Related Party or any other Person shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party arising out of or in connection with this Agreement, the Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination. For the avoidance of doubt, the right of the Company and its designees to receive payment from Parent of the Parent Termination Fee and the Expenses referred to in this Section 9.5(c) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement or the Financing Agreements and the Alternative Financing Agreements (if applicable), any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement or the Financing Agreements and the Alternative Financing Agreements (if applicable), any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The Company acknowledges and agrees that it has no right of recovery against, and in no event shall any of the Company Related Parties seek to recover any damages from or make any claim against, any Parent Related Party (other than its rights against Parent or Merger Sub under this Agreement or against the Guarantors under their respective Limited Guaranties).

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 9.5 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) that, without these agreements, the other parties would not have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Parent or the Company, as the base may be, commences a suit which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for amounts set forth in this Section 9.5, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

Section 9.6. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 9.7. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

Miscellaneous

Section 10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this ARTICLE X, the agreements of the Company, Parent and Merger Sub contained in ARTICLE III and those other covenants and agreements of the parties which by their terms apply or contemplate performance after the Effective Time until fully performed.

Section 10.2. Entire Agreement; Assignment.

(a) This Agreement (including the Company Disclosure Schedule and other exhibits and annexes thereto), together with the Limited Guaranties and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that (i) Parent and Merger Sub may assign all or any of their respective rights and benefits hereunder to the Debt Financing sources and/or the Alternative Financing sources pursuant to the terms of the Facility Agreement and/or the Alternative Financing Agreements (to the extent necessary for purposes of creating a security interest in Parent’s or Merger Sub’s rights and benefits hereunder, or otherwise assigning Parent’s or Merger Sub’s rights and benefits hereunder as collateral) and (ii) prior to the Effective Time, Merger Sub may assign, in its sole discretion, all (but not less than all) of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.3. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed) or overnight courier (with proof of delivery) to a party at the following address for such party:

if to Parent or to Merger Sub, to:

c/o Codan Trust Company (Cayman) Limited Cricket Square, PO Box 2681 Grand Cayman, KY1-1111 Cayman Islands

with a copy to (which shall not constitute notice): Simpson Thacher & Bartlett ICBC Tower, 35th Floor 3 Garden Road, Central Hong Kong Attention: Chris Lin Facsimile: + (852) 2514 7600

and Conyers Dill & Pearman 2901 One Exchange Square 8 Connaught Place, Central Hong Kong Attention: David Lamb Facsimile: + (852) 2845 9268

and Weil, Gotshal & Manges LLP 38th Floor, Tower 2, Plaza 66 1366 Nan Jing Road West Shanghai, PRC, 200040 Attention: Anthony Wang

if to the Company, to:

Legend Town, CN01 Floor 4 No.1 Ba Li Zhuang Dong Li, Chaoyang District Beijing 100025, PRC Attention: Zhan Wang Facsimile: + (8610) 8556 2600

with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Suite 2101, Building C, Yintai Center,

#2 Jianguomenwai Ave., Chaoyang District

Beijing 100022, PRC

Attention: Jerome J. Ku, Esq.

Facsimile: + (8610) 5680 3889

and Maples and Calder 53rd Floor, The Center, 99 Queen’s Road Central, Hong Kong Attention: Greg Knowles

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices, requests, instructions or other documents shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request, instruction or other document shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.4. Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Corporation, the cancellation of the Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenters Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Dispute, such Dispute shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that serving of process or other papers in connection with any such Dispute in any manner permitted by Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Dispute arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.4(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

Section 10.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6. No Third Party Beneficiaries. Except as expressly set forth in Section 7.6, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Company Related Parties and the Parent Related Parties shall be express third party beneficiaries of the last three sentences of Section 9.5(b) and the last three sentences of Section 9.5(c), respectively, and may rely upon and enforce such provision against Parent and Merger Sub (in the case of Section 9.5(b)) or against the Company (in the case of Section 9.5(c)) (but shall not hereby assume any liability under this Agreement or in connection with the transactions contemplated hereby). Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. Subject to the preceding sentence, prior to the termination of this Agreement pursuant to Section 9.1, Section 9.2, Section 9.3 or Section 9.4, it is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the Company, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything herein to the contrary, (i) while Parent and Merger Sub may pursue both a grant of specific performance and the payment of the Termination Fee and Expenses referred to in Section 9.5(b), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of the Termination Fee and Expenses referred to in Section 9.5(b), and (ii) the Company shall not pursue or be entitled to a grant of specific performance under this Agreement.

Section 10.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.10. Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ENGADIN PARENT LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

ENGADIN MERGER LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

CHARM COMMUNICATIONS INC.

By:	/s/ Zhan Wang
Name: Zhan Wang
Title: Director

Appendix 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [—].

BETWEEN

(1)	ENGADIN MERGER LIMITED, an exempted company incorporated under the laws of the Cayman Islands on 17 April 2014, with its registered office situate at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)	CHARM COMMUNICATIONS INC. an exempted company with limited liability incorporated under the laws of the Cayman Islands on 25 January 2008, with its registered office situate at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (“Charm” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Charm have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated [—] made between Parent, Merger Sub and Charm, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated an revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and Charm.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be Charm Communications Inc.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, Cayman Islands, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share of which [—] have been issued.

5.	Immediately prior to the Effective Date the authorized share capital of Charm was US$20,500 divided into 122,500,000 Class A ordinary shares of US$0.0001 par value per share and 82,500,000 Class B ordinary shares of US$0.0001 par value per share of which [—] Class A ordinary shares and [—] Class B ordinary shares had been issued fully paid.

6.	On the Effective Date the authorized share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value per share of which [—] shares shall be in issue credited as fully paid.

7.	On the Effective Date and in accordance with the terms and conditions of the Agreement:

(a)	Each Class A ordinary share, par value US$0.0001 per share and Class B ordinary share, par value US$0.0001 per share, of Charm, other than the Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Consortium Shares and any Shares that are beneficially owned by any direct or indirect wholly owned Subsidiary of the Company shall be cancelled for no consideration.

(c)	Dissenters Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law unless any holders of Dissenters Shares fail to exercise or withdraw their dissenting rights in which event they shall receive the Per Share Merger Consideration.

(d)	Each share of Merger Sub shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

8.	On the Effective Date the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares; in each case as set out in the Articles of Association of the Surviving Company.

EFFECTIVE DATE

9.	The Merger shall take effect on [SPECIFY DATE] (the “Effective Date”).

PROPERTY

10.	On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or, security interests and all, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Annex B to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[—]	[—]
[—]	[—]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	Charm has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and Charm pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and Charm pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of ENGADIN MERGER LIMITED:

[Name] Director

For and on behalf of CHARM COMMUNICATIONS INC.:

[Name] Director

ANNEX A

(the “Agreement”)

ANNEX B

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Charm Communications Inc.

(Amended and restated as per the plan of merger with an effective date of [—])

1.	The name of the Company is Charm Communications Inc..

2.	The registered office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each.

9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHARM COMMUNICATIONS INC.

(Amended and restated as per the plan of merger with an effective date of [—])

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Charm Communications Inc.

(Amended and restated as per the plan of merger with an effective date of [—])

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time;

Auditor	the person or firm for the time being appointed as Auditor of the Company and shall include an individual or partnership;

Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Company	the company for which these Articles are approved and confirmed;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Law	the Companies Law of the Cayman Islands;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote;

paid-up	paid-up or credited as paid-up;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of members maintained by the Company in accordance with the Law;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

share	includes a fraction of a share;

Special Resolution

(i)     a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or

(ii)    a written resolution passed by unanimous consent of all Members entitled to vote;

written resolution	a resolution passed in accordance with Article 36 or 62; and

year	calendar year.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means corporation whether or not a company within the meaning of the Law; and

(g)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Articles and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.	Redemption, Purchase, Surrender and Treasury Shares

3.1	Subject to the Law, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member and may make payments in respect of such redemption in accordance with the Law.

3.2	The Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Law.

3.3	The Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

3.4	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Board, after due enquiry, estimates to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5	The Company authorises the Board pursuant to section 37(5) of the Law to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6	No share may be redeemed or purchased unless it is fully paid-up.

3.7	The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8	The Company is authorised to hold treasury shares in accordance with the Law.

3.9	The Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Law.

3.10	Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Law.

4.	Rights Attaching to Shares

Subject to Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The terms of any issue of shares may include different provisions with respect to different Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[Name of Company] (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [            ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members which may be kept in or outside the Cayman Islands at such place as the Board shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

10.2	The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

10.3	Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[Name of Company] (the “Company”)

FOR VALUE RECEIVED………………. [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]
Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a

Member

[Name of Company] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]
Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14.	Listed Shares

Notwithstanding anything to the contrary in these Articles, shares that are listed or admitted to trading on an approved stock exchange may be evidenced and transferred in accordance with the rules and regulations of such exchange.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	Subject to the Law, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

15.2	For the avoidance of doubt it is declared that paragraph 15.1(b), 15.1(c) and 15.1(d) do not apply if at any time the shares of the Company have no par value.

15.3	Subject to the Law, the Company may from time to time by Special Resolution reduce its share capital.

16.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1	The Board may, subject to these Articles and in accordance with the Law, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

17.2	Where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

17.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.4	No unpaid dividend shall bear interest as against the Company.

17.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.6	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

18.	Power to Set Aside Profits

18.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Board may also, without placing the same to reserve, carry forward any profit which it decides not to distribute.

18.2	Subject to any direction from the Company in general meeting, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.	Method of Payment

19.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

19.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

20.	Capitalisation

20.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

20.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

21.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman of the Company (if there is one) (the “Chairman”) or any two Directors or any Director and the Secretary or the Board shall appoint.

22.	Extraordinary General Meetings

22.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

23.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2	If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

24.	Notice

24.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

24.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

24.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.	Giving Notice and Access

25.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website), such notification being given by any of the methods set out in paragraphs (a) through (d) hereof, in which case the notice shall be deemed to have been served at the time when the instructions for access and the posting on the website are complete.

25.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3	In proving service under paragraphs 25.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

26.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with these Articles provided that notice of postponement is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Articles.

27.	Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.	Quorum at General Meetings

28.1	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

28.2

If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Articles.

29.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

30.	Voting on Resolutions

30.1	Subject to the Law and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Articles and in the case of an equality of votes the resolution shall fail.

30.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.4	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

31.	Power to Demand a Vote on a Poll

31.1	Notwithstanding the foregoing, a poll may be demanded by the chairman of the meeting or at least one Member.

31.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

31.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

31.4

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

32.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	Instrument of Proxy

33.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[Name of Company] (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here].

Signed this [date]

Member(s)

33.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney.

33.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

33.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	Representation of Corporate Member

34.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.	Written Resolutions

36.1	Subject to these Articles, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Article.

36.2	A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members, or all the Members of the relevant class thereof, entitled to vote thereon and may be signed in as many counterparts as may be necessary.

36.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

36.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

37.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	Election of Directors

38.1	The Directors shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by Special Resolution.

38.2	The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to these Articles.

38.3	The Company may from time to time by ordinary resolution appoint any person to be a Director.

39.	Number of Directors

The Board shall consist of not less than one Director or such number in excess thereof as the Board may determine.

40.	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

41.	Alternate Directors

41.1	At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

41.2	Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

41.3	Any person elected or appointed pursuant to this Article shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

41.4	An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

41.5	An Alternate Director’s office shall terminate –

(a)	in the case of an alternate elected by the Members:

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom he was elected to act, would result in the termination of that Director; or

(ii)	if the Director for whom he was elected in the alternative ceases for any reason to be a Director, provided that the alternate removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy; and

(b)	in the case of an alternate appointed by a Director:

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship; or

(ii)	when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(iii)	if the Alternate Director’s appointor ceases for any reason to be a Director.

41.6	If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.7	Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

41.8	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

42.	Removal of Directors

The Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

43.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice to the Company.

44.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

45.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and the provisions of the Law.

47.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.	Register of Directors and Officers

48.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

48.2	The Board shall, within the period of thirty days from the occurrence of:-

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

49.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

50.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

51.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

53.	Conflicts of Interest

53.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

53.2	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest.

53.3	An Interested Director who has complied with the requirements of the foregoing Article may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

54.	Indemnification and Exculpation of Directors and Officers

54.1	The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof, and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

54.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

56.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

57.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.	Representation of Director

58.1	A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

58.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

58.3	A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

59.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two Directors, provided that if there is only one Director for the time being in office the quorum shall be one.

60.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

61.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present. In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

62.	Written Resolutions

62.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by written resolution in accordance with this Article. For the purposes of this Article only, “the Directors” shall not include an Alternate Director.

62.2	A written resolution may be signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors in as many counterparts as may be necessary.

62.3	A written resolution made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

62.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

62.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

63.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

64.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

65.	Register of Mortgages and Charges

65.1	The Board shall cause to be kept the Register of Mortgages and Charges required by the Law.

65.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the registered office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

66.	Form and Use of Seal

66.1	The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman and, if the Board thinks fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be issued.

66.2	The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

66.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

67.	Books of Account

67.1	The Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

67.2	Such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

67.3	Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

67.4	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

68.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

69.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

70.	Appointment of Auditors

70.1	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

70.2	Whenever there are no Auditors appointed as aforesaid the Board may appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

70.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

71.	Remuneration of Auditors

71.1	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting.

71.2	The remuneration of an Auditor appointed by the Board in accordance with these Articles shall be fixed by the Board.

72.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

73.	Access to Records

73.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

73.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

74.	Winding-Up

74.1	The Company may be voluntarily wound-up by a Special Resolution.

74.2	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

75.	Changes to Articles

Subject to the Law and to the conditions contained in its memorandum, the Company may, by Special Resolution, alter or add to its Articles.

76.	Changes to the Memorandum of Association

Subject to the Law and these Articles, the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

77.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

Dated this 17th day of April, 2014

Sharon Pierson, Manager

Cricket Square

P O Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Sharon Pierson

Toney-Ann Foster
Witness to the above signature

Address:	Cricket Square
PO Box 2681
Grand Cayman KY1-1111
Cayman Islands
Occupation:	Incorporations Assistant

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

Amendment (this “Amendment”) dated May 23, 2014 to the Agreement and Plan of Merger, dated as of May 19, 2014 (the “Agreement”), by and among Engadin Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Engadin Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Charm Communications Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Agreement.

WHEREAS, the Parties have entered into that certain Agreement on May 19, 2014, upon the terms and subject to the conditions of which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend certain provisions of the Agreement in the manner set forth herein; and

WHEREAS, Section 9.6 of the Agreement provides that the Parties may amend the Agreement by an instrument in writing signed on behalf of the Parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms set forth herein, the Parties agree, as follows:

1. Amendment to Recitals. The second Whereas clause of the Agreement is hereby amended and restated to read as follows:

“WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of an independent committee of the Company Board (the “Independent Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Cayman Plan of Merger, (ii) approved the execution, delivery and performance by the Company of this Agreement, the Cayman Plan of Merger and consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Cayman Plan of Merger and the Merger by the shareholders of the Company;”

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) it has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder; and (ii) this Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to Bankruptcy and Equity Exception.

3. Representations and Warranties of the Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that (i) each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder; and (ii) this Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to Bankruptcy and Equity Exception.

4. Continuation of Agreement as Amended. The Agreement, as amended by this Amendment, shall continue in full force and effect.

5. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6. Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ENGADIN PARENT LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

ENGADIN MERGER LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

CHARM COMMUNICATIONS INC.

By:	/s/ Zhan Wang
Name: Zhan Wang
Title: Director

[Signature Page to Amendment to the Agreement and Plan of Merger]

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment”) dated as of June 20, 2014 to the Agreement and Plan of Merger, dated as of May 19, 2014 (as amended on May 23, 2014, the “Agreement”), by and among Engadin Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Engadin Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Charm Communications Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company may hereafter be referred to as a “Party” in their individual capacities and as “Parties” collectively. Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Agreement.

WHEREAS, the Parties have entered into that certain Agreement on May 19, 2014, upon the terms and subject to the conditions of which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Parties desire to amend certain provisions of the Agreement in the manner set forth herein; and

WHEREAS, Section 9.6 of the Agreement provides that the Parties may amend the Agreement by an instrument in writing signed on behalf of the Parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual terms set forth herein, the Parties agree, as follows:

1. Amendment to the Agreement. The Agreement shall be amended by deleting each reference to “and Ms. Dan Dina Liu” therein.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) it has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder; and (ii) this Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to Bankruptcy and Equity Exception.

3. Representations and Warranties of the Parent and Merger Sub. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that (i) each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder; and (ii) this Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to Bankruptcy and Equity Exception.

4. Continuation of Agreement as Amended. The Agreement, as amended by this Amendment, shall continue in full force and effect.

5. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6. Other Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ENGADIN PARENT LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

ENGADIN MERGER LIMITED

By:	/s/ He Dang
Name: He Dang
Title: Director

CHARM COMMUNICATIONS INC.

By:	/s/ Zhan Wang
Name: Zhan Wang
Title: Director

[Signature Page to Amendment 2 to the Agreement and Plan of Merger]

ANNEX B: OPINION OF CHINA RENAISSANCE SECURITIES (HONG KONG) LIMITED AS THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR

China Renaissance Securities (Hong Kong) Limited Unit 901, Agricultural Bank of China Tower 50 Connaught Road Central Central, Hong Kong Tel: +852 2287 1600 Fax: +852 2287 1699

May 16, 2014

The Special Committee of the Board of Directors

Charm Communications Inc.

CN01 Floor 4 Legend Town

No. 1 Ba Li Zhuang Dong Li

Chaoyang District

Beijing 100025

China

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A and Class B ordinary shares, each with par value $0.0001 per share (“Company Ordinary Shares”), including holders of the American Depository Shares each represented by two Class A ordinary shares (“Company ADSs”), of Charm Communications Inc. (the “Company”), other than the Consortium Holders (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of that certain draft Agreement and Plan of Merger as of May 15, 2014 (the “Draft Merger Agreement”), by and among Engadin Parent Limited, a Cayman Islands exempt company with limited liability (“Parent”), Engadin Merger Limited, a Cayman Islands exempt company with limited liability and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company.

We understand that, pursuant to the Draft Merger Agreement, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Merger”), and each Company Ordinary Share issued and outstanding immediately prior to the effective time of the Merger, excluding any Company Ordinary Shares held by (i) the Company as treasury shares and any wholly owned subsidiary of the Company, (ii) Parent, Merger Sub, Mr. He Dang, Merry Circle Trading Limited and Honour Idea Limited (collectively, the “Rollover Holders”) and (iii) stockholders of the Company who have properly exercised and perfected their appraisal rights, will be converted into the right to receive US$2.35 in cash (the “Merger Consideration”), without any interest thereon. “Consortium Holders” means the Rollover Holders, except with respect to the 1,075,000 Company ADSs beneficially owned by Mr. He Dang and Ms. Dan Dina Liu. The terms and conditions of the Merger are more fully set forth in, and the foregoing description of the Merger is qualified in its entirety by the terms of, the Draft Merger Agreement.

China Renaissance Securities (Hong Kong) Limited (“China Renaissance”) is acting as exclusive financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger and will receive a fee from the Company for the delivery of this opinion and for its services, which is payable upon either the consummation or indefinite abandonment of the Merger by the Company, irrespective of whether the Merger is ultimately consummated. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, China Renaissance has not had a material relationship with the Company or any other party to the Merger. China Renaissance and its affiliates may in the future provide commercial and investment banking services to the Company and may receive fees for rendering such services.

In connection with our opinion, we have:

•	reviewed the Draft Merger Agreement (including the financial terms and conditions therein);

•

reviewed certain publicly available financial and other information relating to the Company and certain other relevant financial and operating data of the Company furnished by the Company’s management and the Special Committee;

•	reviewed the draft facility agreement as of May 15, 2014 between Parent and Bank of China London Branch and the draft equity commitment letter as of May 15, 2014, from CMC Capital Partners, L.P.;

•

reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Company Forecasts”);

•	discussed with certain members of the Company’s management the historical and current business, operations, financial condition and prospects of the Company;

•	compared the reported price and trading history of the Company ADSs to the reported price and trading histories of the shares of certain publicly traded companies we deemed relevant;

•	compared certain operating results of the Company to the operating results of certain publicly traded companies we deemed relevant;

•

reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain publicly traded companies we deemed relevant (together, “Wall Street Projections”);

•	compared certain financial terms of the Merger to the financial terms of certain selected transactions we deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and the Special Committee or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verification, the assessment of the Company’s management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the Company’s representation that all information provided to us by the Company or the Special Committee is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the Company’s management on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future performance of the Company, and that the Company Forecasts and the Wall Street Projections provide a reasonable basis for our opinion. We express no opinion as to the Company Forecasts, the Wall Street Projections or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Parent or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Our opinion does not address any legal, tax or accounting matters related to the Draft Merger Agreement or the Merger, as to which we have assumed that the Company and the Special Committee have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our opinion addresses only the fairness of the Merger Consideration, from a financial point of view to the holders of Company Ordinary Shares (other than the Consortium Holders). We express no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion, we have assumed in all respects material to our analysis that the representations and warranties of each party contained in the Draft Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Draft Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement and Plan of Merger with respect to the Merger will be substantially similar to that of the Draft Merger Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Draft Merger Agreement will be obtained and that in the course of obtaining any of those consents and approvals, no restrictions or conditions will be imposed that would have an adverse effect on the contemplated benefits of the Merger.

It is understood that our opinion is intended for the benefit and use of the Special Committee and the Board of Directors of the Company in their consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. Our opinion does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration or otherwise. Furthermore, we express no view as to the price or trading range for the Company ADSs following the announcement of the Merger or at any other time.

This opinion was reviewed and approved by China Renaissance’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders (other than the Consortium Holders) of the Company Ordinary Shares (including Company ADSs) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ China Renaissance Securities (Hong Kong) Limited

ANNEX C: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED)—SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND EACH ENTITY IN THE CONSORTIUM

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China. The telephone number of the Company’s principal executive office is (86-10) 8556-2666. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
He Dang	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Chairman of the board of directors (since January 2008) and chief executive officer of our company (since 1995)	PRC

Zhan Wang	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Independent director (since April 2010)(1)	PRC

Gang Chen	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Independent director (since April 2011)(2)	PRC

Nick Waters	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Director (since December 2011)(3)	UK

Cathy Chen	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	President of agency business (since August 2012)(4)	PRC

Linna Li	Legend Town, CN01 Floor 4, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Vice President (since June 2010)	PRC

Lei Wu	No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Vice president (since May 2013)(5)	PRC

Johnny Zhu	No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Vice president (since March 2013)(6)	PRC

Cindy Wang	No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, People’s Republic of China	Vice president of finance (August 2013)(7)	PRC

(1)	Mr. Wang is currently a vice president at Baidu, Inc., a Nasdaq listed company based in China and joined Baidu as the head of commercial products in 2000.
(2)	Mr. Chen is currently the deputy dean of the School of Journalism and Communication of Peking University and a deputy dean at Peking University since March 2006.

(3)	Mr. Waters is currently the chief executive officer of Dentsu Aegis Network Asia Pacific. Mr. Waters previously served in several management roles from 1997 to 2010 at the WPP-owned media agency Mindshare in Europe and Asia, including time as CEO of Southeast Asia (2001-2005), CEO of Asia Pacific (2005-2006) and CEO of Europe, Middle East and Africa (2006-2010)
(4)	Ms. Chen previously worked as consultant with several private funds such as FountainVest Partners and BaoFeng Partners from 2010 and served as chief marketing officer at GE HealthCare (China) Co. Ltd from 2009 to 2010, as general manager of Eastern China for Motorola (North Asia) Co. Ltd. from 2007 to 2009, as cluster marketing director of Greater China for Shell (China) Co., Ltd. from 2005 to 2007, as national marketing director and general manager of kitchen appliances at Electrolux (China) Co., Ltd. from 1997 to 2004 and as marketing manager of North China for PepsiCo Foods International Co., Ltd. from 1996 to 1997.
(5)	Mr. Wu previously served as the planning manager and sporting event director for China International Television Corporation and the Beijing Organizing Committee for the Olympic Games from 2005 to 2010. From 2000 to 2005, Mr. Wu worked at CCTV Sports.
(6)	Mr. Zhu was the founder and general manager of Shanghai Clickpro Advertising Company Limited and previously served as head of sales support at Google China from 2005 to 2007 and as marketing director and head of digital marketing activities at eBay China from 2000 to 2005.
(7)	Ms. Wang previously served as finance controller in VisionChina Media Inc. from 2007 to 2008 and as audit manager at Ernst & Young’s Beijing office.

During the last five (5) years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is a company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86-10-85562999.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officer.

Parent (Directors)

Name	Business Address	Present Principal Employment	Citizenship
He Dang	CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC	Chief Executive Officer and Chairman of the Company	PRC

Huaiyu Li	1101.1101A, No.21, Lane 67, South Xiying Road, Pudong New District, Shanghai, PRC	Managing Director of CMC Capital Partners	PRC

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at the offices of Codan Trust Company (Cayman) Limited, Cricket

Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86-10-85562999.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officer.

Merger Sub (Directors)

Name	Business Address	Present Principal Employment	Citizenship
He Dang	CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC	Chief Executive Officer and Chairman of the Company	PRC

Huaiyu Li	1101.1101A, No.21, Lane 67, South Xiying Road, Pudong New District, Shanghai, PRC	Managing Director of CMC Capital Partners	PRC

During the last five (5) years, none of Merger Sub or its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Holdco

Holdco is a company organized under the laws of the Cayman Islands with its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and its telephone number is +86-10-85562999.

The name, business address, present principal employment and citizenship of each director of Holdco are set forth below. As of the date of this proxy statement, Holdco does not have any executive officer.

Holdco (Directors)

Name	Business Address	Present Principal Employment	Citizenship
He Dang	CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC	Chief Executive Officer and Chairman of the Company	PRC

Huaiyu Li	1101.1101A, No.21, Lane 67, South Xiying Road, Pudong New District, Shanghai, PRC	Managing Director of CMC Capital Partners	PRC

During the last five (5) years, none of Holdco or its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Merry Circle Trading Limited

Merry Circle Trading Limited is a company organized under the laws of the British Virgin Islands with its business address at c/o PricewaterhouseCoopers Limited, 21st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong and its telephone number is +86-10-85562999.

The name, business address, present principal employment and citizenship of the sole director of Merry Circle Trading Limited are set forth below. As of the date of this proxy statement, Merry Circle Trading Limited does not have any executive officer.

Merry Circle Trading Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
He Dang	CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC	Chief Executive Officer and Chairman of the Company	PRC

During the last five (5) years, none of Merry Circle Trading Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Honour Idea Limited

Honour Idea Limited is a company organized under the laws of the British Virgin Islands with its business address at c/o Charm Communications Inc. CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC and its telephone number is +86-10-85562999.

The name, business address, present principal employment and citizenship of the sole director of Honour Idea Limited are set forth below. As of the date of this proxy statement, Honour Idea Limited does not have any executive officer.

Honour Idea Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
He Dang	CN01 Legend Town, No.1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing 100025, PRC	Chief Executive Officer and Chairman of the Company	PRC

During the last five (5) years, none of Honour Idea Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Full Quantum Investments Limited

Full Quantum Investments Limited is a company organized under the laws of the Bahamas with its business address at c/o Credit Suisse Trust Limited as Trustee of Dang Family Trust, 1 Raffles Link #05-02, 039393, Singapore and its telephone number is +65 6212 6943

The name, business address, present principal employment and citizenship of the corporate directors of Full Quantum Investments Limited is set forth below. As of the date of this proxy statement, Full Quantum Investments Limited does not have any executive officer.

Full Quantum Investments Limited (Corporate Directors)

Name	Business Address	Present Principal Employment	Citizenship
Bukit Merah Limited	C/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393	N/A	Bahamian

Tanah Merah Limited	C/o Credit Suisse Trust Limited, 1 Raffles Link #05-02 Singapore 039393	N/A	Bahamian

During the last five (5) years, none of Full Quantum Investments Limited or its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of Dang Family Trust

The Dang Family Trust is a discretionary trust constituted under the laws of Singapore with its business address at c/o Credit Suisse Trust Limited as Trustee of Dang Family Trust, 1 Raffles Link #05-02, 039393, Singapore. Credit Suisse Trust Limited is the trustee of the Dang Family Trust, with Mr. He Dang as settlor and Mr. He Dang and certain of his family members as beneficiaries. Its telephone number is +65 6212 6943

As of the date of this proxy statement, Dang Family Trust does not have any director or executive officer.

During the last five (5) years, none of Dang Family Trust or its trustee has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of CMC Mayfair Holdings Limited

CMC Mayfair Holdings Limited is a company organized under the laws of the Cayman Islands with its business address at Sertus Chambers, P.O. Box 2547, 69 Dr. Roy’s Drive, George Town, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is 86-21-54668282.

The name, business address, present principal employment and citizenship of the sole director of CMC Mayfair Holdings Limited is set forth below. As of the date of this proxy statement, CMC Mayfair Holdings Limited does not have any executive officer.

CMC Mayfair Holdings Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Huaiyu Li	1101.1101A, No.21, Lane 67, South Xiying Road, Pudong New District, Shanghai, PRC	Managing Director of CMC Capital Partners	PRC

During the last five (5) years, none of CMC Mayfair Holdings Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.	Directors and Executive Officers of CMC Capital Partners, L.P.

CMC Capital Partners, L.P. is a limited partnership organized under the laws of the Cayman Islands with its business address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The name, business address, present principal employment and citizenship of sole director of CMC Capital Partners, L.P. are set forth below. As of the date of this proxy statement, CMC Capital Partners does not have any executive officer.

CMC Capital Partners, L.P. (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Ruigang Li	Unit 3609, The Center, 989 Changle Road, 200031, Shanghai, PRC	Director of CMC Capital Partners, L.P.	PRC

During the last five (5) years, none of CMC Capital Partners, L.P. or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

11.	Directors and Executive Officers of CMC Capital Partners GP, Ltd.

CMC Capital Partners GP, Ltd. is a company organized under the laws of the Cayman Islands with its business address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The name, business address, present principal employment and citizenship of the sole director of CMC Capital Partners GP, Ltd. are set forth below. As of the date of this proxy statement, CMC Capital Partners GP, Ltd. does not have any executive officer.

CMC Capital Partners GP, Ltd. (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Ruigang Li	Unit 3609, The Center, 989 Changle Road, 200031, Shanghai, PRC	Director of CMC Capital Partners GP, Ltd.	PRC

During the last five (5) years, none CMC Capital Partners GP, Ltd. or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.